Exhibit 10.7

DEED OF LEASE

between

ARLINGTON OFFICE, L.L.C.,

as Landlord,

and

WATSON WYATT & COMPANY,

as Tenant,

for space in “Arlington Gateway”

located at

901 North Glebe Road

Arlington, Virginia

TABLE OF CONTENTS

Article

1.	DEFINITIONS
2.	TERM
3.	WORK AGREEMENT; SHELL CONDITION
4.	RENT
5.	ADDITIONAL RENT
6.	USE
7.	CARE OF PREMISES
8.	ALTERATIONS BY TENANT
9.	EQUIPMENT
10.	OWNERSHIP AND REMOVAL OF PROPERTY
11.	ACCESS TO PREMISES
12.	SERVICES AND UTILITIES
13.	RULES AND REGULATIONS
14.	INDEMNIFICATION
15.	LIMITATION ON LANDLORD LIABILITY
16.	FIRE AND OTHER CASUALTY
17.	INSURANCE
18.	CONDEMNATION
19.	DEFAULT OF TENANT
20.	DEFAULT OF LANDLORD
21.	HOLDING OVER
22.	SUBORDINATION
23.	ASSIGNMENT AND SUBLETTING
24.	TRANSFER BY LANDLORD
25.	INABILITY TO PERFORM
26.	ESTOPPEL CERTIFICATES
27.	COVENANT OF QUIET ENJOYMENT
28.	WAIVER OF JURY TRIAL
29.	BROKERS
30.	CERTAIN RIGHTS RESERVED BY LANDLORD
31.	NOTICES
32.	MISCELLANEOUS PROVISIONS
33.	[Intentionally omitted.]
34.	PARKING.
35.	STORAGE SPACE
36.	HAZARDOUS MATERIALS
37.	STANDARD FOR CONDUCT AND CONSENT
38.	NO RECORDATION
39.	SIGNS
40.	EXERCISE FACILITY

i

41.	EXPANSION SPACE OPTIONS
42.	[Intentionally omitted.]
43.	ACCESS KEYS
44.	LANDLORD REPRESENTATIONS
45.	OPTIONS TO EXTEND
46.	ROOF RIGHTS
47.	RIGHT OF FIRST REFUSAL AND FIRST RIGHT OF AVAILABILITY
48.	RESTRICTION OF USE BY CERTAIN HUMAN RESOURCES CONSULTING FIRMS
49.	TERMINATION OPTION.
50.	CONTRACTION OPTION
51.	RESTRICTION OF USE BY GSA
52.	PAYMENT OF TENANT’S TERMINATION FEE UNDER TENANT’S CURRENT LEASES
SIGNATURES

ii

DEED OF LEASE

THIS DEED OF LEASE (the “Lease”) is made and entered into as of April 27, 2004, by and between ARLINGTON OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and WATSON WYATT & COMPANY, a Delaware corporation (“Tenant”).

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1.                                      DEFINITIONS.

Lease Specific

A.                                   Building:  a twelve (12) story building to contain approximately three hundred six thousand nine hundred twenty-one (306,921) square feet of office rentable area and three hundred twenty-five thousand four hundred seventy-nine (325,479) square feet of total rentable area (both office and retail) as of the date hereof and located at 901 North Glebe Road, Arlington, Virginia.  Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Premises, the Common Areas and the garage.

B.                                     Premises:  approximately one hundred nineteen thousand one hundred eleven (119,111) square feet of rentable area comprising (i) the entire fourth (4th) floor of the Building containing approximately 28,591 square feet of rentable area, (ii) the entire fifth (5th) floor of the Building containing approximately 28,591 square feet of rentable area, (iii) the entire sixth (6th) floor of the Building containing approximately 28, 591 square feet of rentable area, (iv) the entire seventh (7th) floor of the Building containing approximately 28,591 square feet of rentable area, and (v) approximately four thousand seven hundred forty-seven (4,747) square feet of rentable area located on the eighth (8th) floor of the Building (the “Initial Eighth Floor Space”), all as more particularly designated on Exhibit A; provided, however, that with respect to the Initial Eighth Floor Space, the location of said Initial Eighth Floor Space shall be mutually agreed upon by Landlord and Tenant but shall include a portion of the front window line of the Building, shall have elevator lobby exposure and shall be of a configuration which (a) is in full compliance with the requirements of all applicable Laws (as hereinafter defined) and (b) results in both the Initial Eighth Floor Space and the remainder of the eighth (8th) floor of the Building being in marketable configurations.  Tenant may elect to increase or decrease the total rentable area of the Premises by up to ten percent (10%) of the aggregate rentable area identified above, by delivering notice to Landlord on or prior to July 31, 2004, which notice shall specify the portion of the subject floors of the Building upon which Tenant elects to add rentable area to, or remove rentable area from, the Premises.  Any expansion in the rentable area of the Premises which Tenant elects to make shall be on the eighth (8th) floor of the Building.  Any reduction in the rentable area of the Premises which Tenant elects to make shall first include the Initial Eighth Floor Space, and if such reduction is larger than the Initial Eighth Floor Space, shall include, at Tenant’s election, a portion of the space located on the fourth (4th) floor of the Building or a portion of the space located on the seventh (7th) floor of the Building.  Any such expansion or reduction in the size of the Premises elected by Tenant in accordance with the foregoing shall permit the balance of space outside the Premises on the subject floor of the Building on which Tenant elects the subject expansion or contraction, to be in a marketable configuration.  In the event Tenant elects to increase or decrease the total rentable area of the Premises in accordance with the foregoing, then Landlord shall deliver notice to Tenant, within thirty (30) days after its receipt of Tenant’s corresponding notice, of the number of rentable square feet contained in the subject space which Tenant elects to add to or remove from the Premises.  Following Landlord’s delivery of such notice to Tenant, Landlord and Tenant shall diligently cooperate to agree upon the number of rentable square feet in the subject space which Tenant elects to add to, or remove from, the Premises.  Landlord and Tenant agree that; (i) any remeasurement of the Building and/or any portion thereof shall be made only with respect to the useable area of the same in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (the “BOMA Standard”); and (ii) the load factors to be used to convert usable area to rentable area for the Building and any space therein are agreed to be 10 and 24/100 percent (10.24%) for full floors in the Building and fourteen and 53/100 percent (14.53%) for multi-tenanted floors in the Building. Except in connection with an arbitration in accordance with the following terms of this Section, Landlord waives the right to remeasure the Building and any space therein.  Tenant shall have the right to remeasure the Building and/or the Premises through that date which occurs sixty (60) days after the date upon which Tenant commences business operations in the Premises.  Following Tenant’s remeasurement of the Building and/or the Premises, if Tenant disputes the amount of the rentable area in the Building and/or the Premises described above, and Landlord and Tenant fail to reach agreement regarding the total rentable area within the Building and/or Premises within sixty (60) days after the date Tenant delivers to Landlord notice of Tenant’s objection to the amount of the rentable area in the Building and/or the Premises described above, then such dispute, at the election of either party, shall be resolved by arbitration in accordance with the method described below.  Within ten (10) days after the expiration of the above-referenced sixty (60) day period, each party shall give notice to the other setting forth the name and address of a licensed (or registered, as applicable) architect selected by such party who has agreed to act in such capacity, to determine the subject measurement in accordance with the foregoing terms.  If either party shall fail to select an architect as aforesaid, the subject measurement shall be determined by the architect selected by the other, subject to the foregoing terms of this Section.  Each architect shall thereupon independently make his/her determination of the subject measurement within thirty (30) days after the appointment of the second architect.  If the two architects’ determinations are not the same, but the higher of such two determinations is not more than one hundred two percent (102%) of the lower of them with respect to the Building and/or the Premises, as the case may be, then the subject measurement shall be deemed to be the average of the two determinations with respect to the Building and/or the Premises, as the case may be.  If the higher of such two determinations is more than one hundred two percent (102%) of the lower of them, then the two architects shall jointly appoint a third licensed (or registered, as applicable) architect within ten (10) days after the second of the two determinations described above has been rendered.  The third architect shall independently make his/her determination of the subject measurement within thirty (30) days after his/her appointment.  The highest and the lowest determinations of the subject measurements among the three architects shall be disregarded and the remaining determination shall be deemed to be the subject measurement.  Each party shall pay for the cost of its architect and one-half of the cost of the third architect.  Notwithstanding anything in the contrary set forth in this Lease, in the event it is determined that the amounts of rentable area in the Building and/or the Premises set forth above are different from those which would have resulted had the BOMA Standard and the above-referenced load factors been correctly calculated, then (i) Rent theretofore paid by Tenant to Landlord during the Term shall be retroactively adjusted to reflect the number of rentable square area of the Building and the Premises, as remeasured under the BOMA Standard and the above-referenced load factors, and (a) any deficiency due to the retroactively adjusted square footage calculations shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s notice to Tenant setting forth the rentable floor area of the Premises, or (b) any excess Rent theretofore paid by Tenant due to the retroactively adjusted square footage calculations shall be credited towards the payments of Rent next coming due hereunder; (ii) Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses shall be appropriately adjusted based upon the revised square footage calculations; (iii) the Tenant Allowance shall be appropriately adjusted based on the revised square footage calculations and Landlord shall pay to Tenant any underpayment thereof and Tenant shall pay to Landlord any excess payment thereof, as applicable; and (iv) Landlord and Tenant shall promptly execute an amendment to this Lease implementing the appropriate revisions to this document based upon the measurement and certification of the square footage calculations with respect to the Premises and the Building.

C.                                     Complex:  that certain complex of three (3) buildings (of which the Building and the Land are a part) known as Arlington Gateway, and including all easements, rights, and appurtenances thereto (including private streets, storm detention facilities, and any other service facilities).

D.                                    Term:  Approximately twelve (12) years, as more particularly defined in Section 2.G. hereof, as may be extended pursuant to Section 45 hereof.

E.                                      Anticipated Turnover Date:  January 15, 2005.  The Lease Commencement Date shall be the date defined as such in Section 2.G. hereof.

F.                                      Base Rent:  As set forth in Section 4.A below, and subject to adjustment as set forth in Section 1.B. above.

G.                                     Base Rent Annual Escalation Percentage:  Two and one-half percent (2.50%), as set forth in Section 4.A. hereof.

H.                                    Operating Expenses Base Year:  The one (1) year period beginning on the first day of the calendar month following the date upon which Tenant commences its business operations in the Premises, provided that in no event shall such one (1) year period begin later than that date which occurs two hundred seventy (270) days after the Lease Commencement Date.

I.                                         Real Estate Tax Expenses Base Year:  The one (1) year period beginning on the first day of the calendar month following the date upon which Tenant commences its business operations in the Premises, provided that in no event shall such one (1) year period begin later than that date which occurs two hundred seventy (270) days after the Lease Commencement Date.

J.                                        [Intentionally omitted]

K.                                    Brokers:  Jones Lang LaSalle, as agent of Landlord, and Equis Corporation, as agent of Tenant.

L.                                      Tenant Notice Address: Prior to the date upon which Tenant commences business operations in the Premises, Watson Wyatt & Company, 1717 H Street, N.W., Suite 800, Washington, D.C. 20008, Attention:  Michael Brendes, Director of Real Estate, with a copy to Watson Wyatt & Company,

1717 H Street, N.W., Suite 800, Washington, D.C. 20008, Attention: General Counsel, and with a copy to Watt, Tieder, Hoffar and Fitzgerald, 7929 Westpark Drive, Suite 400, McLean, Virginia 22102, Attention: Thomas Galli; and following Tenant’s commencement of business operations in the Premises, Watson Wyatt & Company, at the Premises, Attention: Director of Real Estate, with a copy to Watson Wyatt & Company, at the Premises, Attention:  General Counsel, and with a copy to Watt, Tieder, Hoffar & Fitzgerald, 7929 Westpark Drive, Suite 400, McLean, Virginia 22102, Attention: Thomas Galli.

M.                                 Landlord Notice Address: JBG/Commercial Management, L.L.C., 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815, Attention:  Mr. Thomas A. O’Neil, with a copy to: Greenstein DeLorme & Luchs, P.C., 1620 L Street, N.W., Suite 900, Washington, D.C. 20036, Attention: Abraham J. Greenstein, Esq.

N.                                    Landlord Payment Address:  Arlington Office, L.L.C. and delivered to Arlington Office, L.L.C. at JBG/Commercial Management, L.L.C., Attention:  Accounts Receivable Department, at the following address: 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland, or such other address as Landlord specifies in a notice to Tenant.

O.                                    Building Hours:  8:00 a.m. to  6:00 p.m. on Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

P.                                      [Intentionally Omitted]

Q.                                    Parking Permits:  Parking permits for the use of 2.1 parking spaces in the Garage for each 1,000 square feet of rentable area comprising the Premises.

General

R.                                     Alterations:  Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring (other than equipment wiring), hardware, locks, ceilings and window wall coverings.

S.                                      Common Areas:  Those areas of the Building, Land and, to the extent available for use by easement or otherwise, the Complex, made available by Landlord for use by Tenant in common with Landlord, other tenants of the Building and the employees, agents, subtenants, assignees, contractors, clients, licensees, customers, invited guests, and invitees of Landlord, Tenant and of such other tenants.

T.                                     Default Rate:  That rate of interest which is three (3) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable (“Bank of America”), from time to time as its “prime” rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers.  In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord’s reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the Default Rate.

U.                                    Ground Leases:  All ground and other underlying leases from which Landlord’s title to the Land and/or the Building is or may in the future be derived.  “Ground Lessors” shall denote the landlord under such ground or underlying leases.  Landlord hereby warrants and represents to Tenant that no Ground Lease exists as of the date of this Lease.

V.                                     Holidays:  New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and such other Federal government holidays as Tenant generally provides to its employees.

W.                                Land:  The real estate that supports the Building, which real estate is more particularly described in Exhibit L attached hereto, and made a part hereof.

X.                                    Tenant’s Work:  All work to be performed by Tenant under the Work Agreement (as defined in Exhibit C).

Y.                                     Lease Commencement Date:  The date the Term commences, as determined pursuant to Section 2.G. below.

Z.                                     Lease Year:  That period of twelve (12) consecutive calendar months that commences on the Lease Commencement Date, and each consecutive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Lease Commencement Date occurs.  The earliest such twelve (12) month period shall be referred to as the “first Lease Year,” and each of the following Lease Years shall similarly be numbered for identification purposes.

AA.                         Mortgages:  All mortgages, deeds of trust and similar security instruments which may now or in the future encumber Landlord’s interest in the Building and the Land, including mortgages related to both construction and permanent financing.  “Mortgagees” shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments. Landlord hereby represents to Tenant that no Mortgage encumbers Landlord’s interests in the Building or the Land other than that Credit Line Deed of Trust and Security Agreement dated January 31, 2003 executed by Landlord in favor of John H. Gardner, as trustee, for the benefit of BFV Interim Finance b.v., and recorded at Deed Book 3539, Page 48 among the land records of Arlington County, Virginia, a copy of which Landlord delivered to Tenant prior to the date of this Lease.

BB.                             Operating Expenses:  All costs and expenses actually incurred by Landlord during any (“calendar”) year in managing, operating and maintaining the Building, the Land and certain expenses with respect to shared areas within the Complex (as detailed below) which shall be allocated to the Building and included in Operating Expenses to the extent provided under that Amended and Restated Declaration of Easements, Covenants, Restrictions and Agreements dated October 21, 2003, among Arlington Office, L.L.C., Arlington Residential, L.L.C., and Arlington Hotel, L.L.C., recorded among the land records of Arlington County, Virginia, in Book 3612 at page 950, as document number 2003294456, as the same may be amended from time to time (provided that the Building’s liability for any items which would constitute Operating Expenses shall not be increased as a result of any such amendment), all as determined in accordance with generally accepted accounting principles consistently applied by Landlord.  Such costs and expenses shall include, but not be limited to, the cost of water, gas, sanitary sewer, storm sewer, electricity and other utilities, trash removal, telephone services, insurance of types and in amounts customarily carried for Comparable Buildings (provided that Landlord may include in Operating Expenses the premiums for insurance policies in amounts which do not exceed 115% of the amounts customarily carried for Comparable Buildings, with Tenant having the burden of proof for the amount of any such policy customarily carried for Comparable Buildings), janitorial and char services and supplies, on-site security services, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including, but not limited to, chillers, boilers, elevators, window and security services), central heating and air conditioning, management fees not to exceed the market rate (for Comparable Buildings, not to exceed 3%) of the gross receipts from the operation of the Building in any calendar year, business taxes, license fees, and charges, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Building is located.  Operating Expenses shall include all actual costs and expenses for operating, maintaining and repairing the external common areas of the Complex (net of income from such operations of the same) and any shared garage (net of income from operation of the same).  Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not include:  (i) Real Estate Tax Expenses; (ii) payments of principal, interest, fees or other charges or amounts on any Mortgages, or any other loan or financing; (iii) leasing commissions; (iv) costs of preparing, improving or altering any space in preparation for occupancy of any new or renewal tenants; (v) amounts of a capital nature or which would be capitalized under generally accepted accounting principles including, without limitation, capital repairs, capital improvement, capital equipment and capital tools, except for those (A) installed or acquired to reduce Operating Expenses (amortized at an annual rate reasonably calculated to equal the amount of Operating Expenses to be saved in each calendar year throughout the term of this Lease, as reasonably determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Operating Expenses), together with interest at the actual but reasonable interest rate incurred by Landlord, to the extent of the savings realized, or (B) incurred after the Lease Commencement Date in order to comply with any Law that was not in effect prior to the Lease Commencement Date, provided that such capital costs shall be amortized over their useful life as reasonably determined, together with interest at the actual but reasonable interest rate incurred by Landlord; all other capital expenditures and improvements shall be excluded from Operating Expenses; (vi) the costs of services and utilities separately paid by particular tenants; (vii) costs which are payable to Landlord by insurers or by governmental authorities or any other source; (viii) marketing costs; (ix) costs of any equipment, services or utilities which are provided solely to one or more retail tenants; (x) amounts reimbursable to Landlord (either by an insurer, tenant, warrantor or otherwise); (xi) expenses incurred in leasing or procuring tenants; (xii) net basic rents under ground leases; (xiii) all costs specially billed to and paid by specific tenants; (xiv) depreciation or capital costs of any equipment, machinery, fixtures or improvements therein, as well as rental of equipment which, if purchased, would constitute a capital item, other than those permitted in item (v) above; (xv) compensation paid to officers of Landlord or officers of the management agent who do not perform property management related activities; (xvi) the cost of tools, equipment and material used in the construction of any improvements; (xvii) amounts resulting from negligence or willful misconduct on the part of Landlord or any of its employees, agents or invitees or on the part of any tenant or occupant of space in the Building or any of their respective employees, agents or invitees; (xviii) amounts resulting from negligence or willful misconduct on the part of any person or entity which is not identified in the preceding item to the extent Landlord fails to recover the same notwithstanding its commercially reasonable and diligent efforts; (xix) costs for any structural maintenance, replacement or redesign other than those for which Tenant is expressly liable pursuant to the terms of this Lease; (xx) legal fees and other expenses incurred in connection with negotiations or disputes; (xxi) costs or expenses associated with the enforcement of provisions of any leases or other agreements; (xxii) amounts relating to the defense of title or interest in property; (xxiii) amounts incurred by Landlord in connection with the  construction of the Building, the Complex and related facilities; (xxiv) amounts incurred for the correction of defects in design and/or construction and/or in design and/or construction of Landlord’s Work (but not the costs of wear and tear); (xxv) amounts incurred in connection with casualty or the exercise of eminent domain; (xxvi) any compensation paid to clerks, attendants or other persons in commercial concessions; (xxvii) increased insurance premiums caused by acts of others; (xxviii) moving expenses of tenants; (xxvix) costs arising from the presence of hazardous materials or substances, including, without limitation, hazardous substances in the groundwater or soil, not caused by the acts or omissions of Tenant, its agents, employees, contractors, licensees or invitees; (xxx) costs incurred for any items to the extent recovered under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty or other agreement; (xxxi) costs of acquisition of sculpture, paintings or other objects of art; (xxxii) income, excess profits, franchise taxes or other such taxes imposed on or measured by income; (xxxiii) costs relating to maintaining any entity’s existence, either as a corporation, partnership, trust or other entity, such as trustee’s fees, annual fees, partnership organization or administration expenses, deed recordation expenses, and legal and accounting fees for such purposes; (xxxiv) costs incurred to achieve compliance with any governmental laws, ordinances, rules, regulations or orders with respect to conditions existing in violation thereof on the Rent Commencement Date; (xxxv) any penalties, fees, interest and other amounts incurred because of Landlord’s failure to timely comply with laws or pay any Operating Expenses or Real Estate Tax Expenses, provided that Tenant was not then in default beyond the expiration of the applicable cure period with respect to Tenant’s obligation to pay Tenant’s Share of Increased Operating Expenses under Section 5 of this Lease; (xxxvi) accounting fees, other than those attributable to reviewing and preparing operating statements for the Building or the Complex (but with respect to the Complex, only to the extent necessary to determine the proportionate amount of any expenses which are allocable to the Building) or other purposes relating to the operation (but not the sale or the financing) of the Building or the Complex and not income tax returns; (xxxvii) imputed rent for a management office in the Complex, unless imputed rent for a management office in the Building is included in Operating Expenses for the Operating Expenses Base Year, the size of which office shall not exceed 1,000 rentable square feet, and the rent for which office shall not exceed market rate of rent for comparable space in Comparable Buildings, provided that any increase in such imputed rent shall not exceed two and one half percent (2.5%) per annum; (xxxviii) Landlord’s general overhead expenses; (xxxix) electricity which is separately sub-metered in premises leased by other tenants and amounts collected by Landlord from other tenants for excess electrical usage; (xl) amounts incurred in connection with selling, syndicating, financing, mortgaging or hypothecating any interest in property, including, but not limited to, closing costs, title insurance premiums, transfer, recordation taxes, brokers’ commissions and advertising expenses; (xli) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would be of a capital nature which is specifically excluded in item (v) above; (xlii) depreciation, amortization and interest payments, except as permitted in item (v) above or except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (xliii) non-cash items, such as bad debt losses and rent losses; (xliv) reserves, except when and to the extent actually used for the payment of Operating Expenses; (xlv) amounts incurred in connection with repairs or replacements to improvements or equipment to the extent such amounts result from deficiency in design, construction, workmanship or materials; (xlvi) costs of signs identifying any entity or person, except directional signs and signs containing information as to where to obtain services, whether emergency or otherwise, and signs required by any Law; (xlvii) amounts incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants; (xlviii) amounts incurred in connection with events, including, but not limited to, shows, promotions, kiosks, displays, filming, photography, private events or ceremonies; (xlix) amounts incurred in connection with a casualty or the exercise by governmental authorities of the right of eminent domain; (l) amounts incurred in connection with the provision of services, utilities or other benefits which are not offered to Tenant, or are greater in quantity, when measured on a per rentable square foot basis, or higher in quality than those delivered to Tenant, or for which Tenant is charged directly, but which are provided to another tenant or occupant regardless of whether or not such amounts are recovered by Landlord; (li) amounts incurred due to the violation by any tenant of the terms and conditions of any lease of space; (lii) amount of the management fee paid or computed on a basis different than the basis used for calculation of the same for the Operating Expenses Base Year and in all events to the extent such management fee is in excess of three percent (3%) of gross revenue from the Building, assuming that the Building was 100% occupied with all tenants paying rent on their respective premises for the entire Operating Expenses Base Year; (liii) salaries, wages, fees, benefits and other compensation paid to the extent customarily included in or covered by a management fee paid or charged by landlords of Comparable Buildings in connection with the management of such properties, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager, and in the event any employee of the Building also provides labor or services with respect to other buildings, the salary and other benefits of such employee shall be equitably allocated among the buildings for which such employee provides labor or services; (liv) rent and other amounts incurred in connection with any space for leasing personnel, or, except as provided in (xxxvi), any other space occupied by Landlord or any affiliate or subsidiary of Landlord; (lv) amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the same exceed the costs of goods and/or services rendered by unaffiliated third parties of similar experience on a competitive basis; (lvi) amounts incurred in connection with a violation of any agreement or in connection with any violation of applicable laws; (lvii) with respect to all assessments and premiums which can be paid in installments, any amount in excess of the maximum number of installments permitted by Law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; (lviii) amounts which are customarily included in or covered by the management fee paid or charged by landlords of Comparable Buildings, including without limitation, all expenses of a centralized office, compensation (including benefits) of management personnel above the level of property manager, and costs of preparation of accounts receivable and accounts payable records; (lix) amounts arising from charitable or political contributions; (lx) amounts arising from earthquake insurance; (lxi) amounts (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) incurred in connection with negotiations, claims, potential claims, disputes, potential disputes, litigation or arbitrations, including those involving tenants and other occupants of the Building, any employee, agent, contractor or subcontractor of Landlord or any of its affiliates or subsidiaries, or actual or prospective tenants, purchasers or mortgagees of the Building; (lxii) amounts incurred in connection with any bankruptcy proceeding; (lxiii) amounts payable in connection with any indemnity obligation or for damages; (lxiv) amounts paid for entertainment, dining and travel; (lxv) amounts incurred in connection with any audits performed for a particular tenant; (lxvi) amounts paid in connection with the use or lease of properties and/or facilities owned by governmental authorities, including, without limitation, vault rent or vault charges; (lxvii) amounts incurred by Landlord for the use of common areas in the Building or elsewhere in the Complex to the extent Landlord receives income for such use; (lxviii) amounts incurred in installing, operating, maintaining and owning any specialty items or services not normally installed, operated and maintained in Comparable Buildings and not necessary for Landlord’s operation, repair and maintenance of, and the providing of required services for, the Building, including, but not limited to, any observatory, beacon(s), broadcasting facilities, cafeteria or other dining facilities, conference facilities, athletic or recreational club facilities (except that Operating Expenses may include the reasonable cost of maintaining the exercise facility maintained by Landlord in the Building in accordance with the terms of this Lease, only to the extent the use of such facility is provided at no cost to all tenants in the Building and use of the same is limited to tenants of the Building), child care center, kiosks, promotions, displays, or any other facilities similar to any of the foregoing; (lxix) amounts expressly excluded from Operating Expenses elsewhere in this Lease; (lxx) amounts or taxes expressly excluded from “Real Estate Tax Expenses” in this Lease; and (lxxi) amounts associated with or relating to separate items or categories or subcategories of Operating Expenses to the extent such items, categories or subcategories were not part of Operating Expenses during the entire Operating Expenses Base Year, unless retroactively included in Operating Expenses for the Operating Expenses Base Year.

CC.                             Premises’ Standard Electrical Capacity:  The electrical capacity sufficient to support Tenant’s balanced consumption of six (6) watts of low voltage per square foot of rentable area and two and one-half (2.5) watts of high voltage per square foot of rentable area.

DD.                           Real Estate Tax Expenses:  (1) All real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord’s personal property used in connection therewith; (2) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or similar taxes; and (3) reasonable expenses (including, without limitation, attorneys’ and consultants’ fees and court costs) incurred in protesting or seeking a reduction of real estate taxes, whether or not such reduction is ultimately successful; provided, however, that Tenant shall be credited for Tenant’s proportionate share of any refund received, including any interest thereon which is actually received by Landlord, and Tenant’s right to receive its portion of such refund shall survive the termination or expiration of this Lease.  Notwithstanding anything to the contrary set forth in this Lease, Real Estate Tax Expenses shall not include: (i) any profits or excess profits taxes or excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, transfer taxes, recordation taxes, capital gains taxes, franchise taxes, corporate or unincorporated business taxes, or other taxes to the extent applicable to general or net income (as opposed to rents or receipts), (ii) business license fees or business entity fees; (iii) any items included in Operating Expenses; (iv) any item expressly excluded from Operating Expenses pursuant to this Lease (other than “Real Estate Tax Expenses”); (v) any taxes imposed in connection with personal property owned, leased or used by any tenant or other occupant in the Building or the Complex; (vi) penalties incurred as a result of negligence, inability (except to the extent that Tenant was then in default beyond the expiration of the applicable cure period with respect to its payment of Tenant’s Share of Increased Real Estate Tax Expenses) or unwillingness to make payments of , and/or to file any tax or informational returns with respect to, any amounts, when due; (vii) any amounts incurred for real or personal property taxes, leasehold taxes in lieu thereof and any assessments upon or allocable to parking facilities, or taxes or assessments levied in lieu thereof, or in addition thereto; (viii) taxes or assessments imposed or levied in connection with entitlements relative to real property which are granted after the date of execution of this Lease; provided, however, that in no event shall Landlord include in Real Estate Tax Expenses (A) any taxes or assessments based upon increases in the FAR which was available to the Building but which was not incorporated into the Building until after the Lease Commencement Date or (B) any amounts payable to any governmental agencies in connection with obtaining governmental approval to develop and construct the Building; (ix) taxes, assessments or charges imposed or levied in connection with development or renovation of or damage to real property, including improvements, or any new construction, other than in connection with restoration work to repair damage after a casualty; (x) any other taxes or assessments charged or levied which are not directly incurred as a result of the operation or operation of the Building or the Land; or (xi) costs, expenses, taxes or assessments associated with or relating to separate items or categories or subcategories of Real Estate Tax Expenses to the extent such items, categories or subcategories were not part of Real Estate Tax Expenses for the entire Base Year, unless retroactively included in Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year.  Landlord shall contest and diligently pursue a reduction and/or elimination of any such Real Estate Tax Expenses if Landlord reasonably determines to initiate efforts to obtain any such reduction or elimination.

EE.                               Rent:  All Base Rent and Additional Rent.

(1)                                  Base Rent:  The amount payable by Tenant pursuant to Section 4.A below.

(2)                                  Additional Rent:  All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3)                                  Monthly Rent:  A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

FF.                               Tenant’s Personal Property:  All trade equipment, furnishings and/or other personal property now or hereafter installed or placed in or on the Premises by Tenant or with Tenant’s permission (other than any property of Landlord), excluding, among other things, built-in mill work in offices and conference rooms, built-in reception desks, and built-in kitchen cabinets and appliances.

GG.                             Unavoidable Delay:  Any delays due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, delays in obtaining building permits beyond the customary time for receipt of the particular type of permit and despite the permit applicant’s timely application for, and diligent pursuit of, same, enemy action, civil commotion, fire, unavoidable casualty or any other causes, with respect to Landlord’s obligations, beyond the reasonable control of Landlord or, with respect to Tenant’s obligations, beyond the reasonable control of Tenant.

HH.                           Work Agreement:  Exhibit C attached to this Lease, the terms of which are hereby expressly incorporated in this Lease.

II.                                     Landlord’s Work:  All work to be performed by Landlord under the Work Agreement, and Section 3 below.

2.                                      TERM.

A.                                   Certain Definitions.

A.1                             The term “Substantially Complete” or “Substantial Completion” of the Tenant’s Work shall mean:  (i) Tenant has been tendered continuous and uninterrupted access to the Premises commencing on the date the same is delivered to Tenant and thereafter; (ii) all systems in the Building are operational to the extent necessary to service the Premises; (iii) Landlord has completed all the work required to be performed by Landlord in accordance with the Work Agreement in accordance with the Work Agreement, with the exception of “punchlist” items which will not unreasonably interfere with Tenant’s use or occupancy of the Premises or Tenant’s use of the Garage or Common Areas as permitted under this Lease; (iv) Landlord has obtained a certificate of occupancy for the Building, or a temporary certificate of occupancy for that portion of the Building that includes all of the Premises, the Garage and all Common Areas in the Building; (v) Tenant has been provided with the number of parking privileges to which it is entitled under this Lease; (vi) Tenant has completed the Tenant’s Work, excluding “punch-list” items; and (vii) Tenant has installed its furniture, fixtures, telephones, communications systems and free-standing workstations in the Premises.

A.2                             The term “Force Majeure Delay” shall mean any delay in the Substantial Completion of the Tenant’s Work which is attributable to any: (i) delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, act of the public enemy, war, riot, sabotage, blocking, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (ii) delay attributable to the failure of Tenant to secure building permits and approvals (including any failure to obtain a temporary certificate of occupancy) within the same time period that normally prevailed for obtaining such permits and approvals at the time this Lease was negotiated (excluding Tenant’s unreasonable applications or unreasonable requests or requirements in connection with Tenant’s submission of applications for permits or other approvals in connection with Tenant’s Work), provided that if Tenant fails to apply for the same by the Turnover Date, then the Force Majeure Delays described in this item (ii) shall not exceed thirty (30) days, and provided, further, that if Tenant fails to apply for the same by that date which occurs forty-seven (47) days after the Turnover Date, then no Force Majeure Delay shall be deemed to have occurred with respect to the matters described in this item (ii); (iii) delay in completing the plans for the Tenant’s Work and/or the construction of the Tenant’s Work because of changes in Laws; or (iv) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives.  Except as otherwise expressly set forth in this Lease, any prevention, delay or stoppage due to any Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage, except the obligations of either party to pay money pursuant to this Lease.

A.3                             The term “Landlord Delay” shall mean any delay in the Substantial Completion of the Tenant’s Work which is due to any act or omission of Landlord, its agents, employees, contractors, subcontractors or licensees (including acts or omissions while acting as agent, employee, contractor or subcontractor for Tenant).  The term Landlord Delay shall include, but shall not be limited to, any: (i) delay in the giving of authorizations, approvals or disapprovals required of Landlord by the respective dates therefore as set forth in the Work Agreement or this Lease; (ii) delay due to the failure of Landlord to grant authorizations or approvals for unreasonable reasons; (iii) delay attributable to the acts or failures to act of Landlord, its agents, employees, contractors, subcontractor or licensees where such acts or failures to act delay the Substantial Completion of the Tenant’s Work; (iv) delay by Landlord in completing the Landlord’s Work to the extent necessary to allow Tenant to commence the construction of the Tenant’s Work upon the Turnover Date, and thereafter continue construction of the same without interruption for failure of any portion of the Landlord’s Work to be completed; (v) delay attributable to the failure or refusal of Landlord or any of its agents, employees, contractors, subcontractors or licensees to permit Tenant, its agents, employees, contractors, subcontractors or licensees reasonable access to and use of the Building or any Building facilities or services (which access shall be coordinated with Landlord), including elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary to complete the Tenant’s Work or to install Tenant’s furniture, fixtures, equipment and personal property; (vi) delay attributable to Landlord providing Tenant incorrect or incomplete Base Building Plans (as defined in the Work Agreement), in which case, in addition to such delay being deemed a Landlord Delay, Landlord shall increase the Tenant Allowance by an amount sufficient to reimburse Tenant for the reasonable actual increased costs incurred by Tenant as a direct result thereof; and (vii) failure of Landlord to deliver the Base Building Plans to Tenant within thirty (30) days after the date of this Lease.

B.                                     General.  In the event that the use of the freight elevator is not sufficient to meet Tenant’s requirements, Landlord shall cause to be made operational, and shall allow Tenant to have priority usage of, two passenger elevators in the elevator bank that services the Premises, which usage shall be coordinated with Landlord), in order to assist Tenant in the expeditious construction of the Tenant’s Work and the installation of Tenant’s fixtures, furniture, equipment and personal property.  In no event shall Tenant’s remedies or entitlements for the occurrence of a Landlord Delay be abated, deferred, or diminished or rendered inoperative because of a prior, concurrent, or subsequent delay resulting from any action or inaction of Tenant.

C.                                     Force Majeure Delays and Landlord Delays Occurring After Lease Commencement Date.  If an event occurs after the Lease Commencement Date, which would otherwise have constituted a Landlord Delay had it occurred prior to the Lease Commencement Date, then Rent payable by Tenant under this Lease shall be abated beginning on the Rent Commencement Date by one (1) day for each such day of Landlord Delay.  In addition, the Rent Commencement Date shall be extended by one (1) day for each day of Force Majeure Delay that begins to occur prior to the occurrence of the Rent Commencement Date.  Notwithstanding the foregoing provisions of this Section 2.C., in the event that both of the circumstances described in the two immediately preceding sentences occur with respect to the same day or period of time, and one of such circumstances constitutes a Landlord Delay and one or more other such circumstances constitutes a Force Majeure Delay, both with respect to the same day or period of time, then the Rent payable by Tenant under this Lease shall be abated beginning on the Rent Commencement Date by one (1) day for each such day of Landlord Delay, but the Rent Commencement Date shall not also be extended by one (1) day for each day of Force Majeure Delay which occurred during the same day or period of time.

D.                                    Landlord’s Work.  In the event that (a) Landlord fails to meet the Key Milestone Date (as defined in Section 1.d of the Work Agreement attached to this Lease as Exhibit C) set forth in Section 1.d.(i), (b) at any time on and after September 1, 2004, it is determined by the Consultants Procedure (as hereinafter defined) that the Turnover Date (as defined in Section 1.d.(ii) of the Work Agreement attached to this Lease as Exhibit C) will not occur on or before May 15, 2005, (c) following the occurrence of a casualty which destroys or substantially destroys the Building, whether such casualty occurs before or after September 1, 2004, it is determined by the Consultants Procedure (as hereinafter defined) that the Turnover Date will not occur on or before May 15, 2005, or (d) the Turnover Date does not in fact occur on or before May 15, 2005; then in any of the events described in the immediately preceding clauses (a), (b), (c) and (d), Tenant shall have the right to terminate this Lease by delivering notice to Landlord within twenty (20) days following the applicable event described in the foregoing clauses (a), (b), (c) or (d).  It is hereby agreed that for purposes of the foregoing, neither the date of November 1, 2004 nor the date of May 15, 2005 shall be extended by Force Majeure Delays or Unavoidable Delays.

As used in this Lease, the term “Consultants Procedure” shall mean a procedure pursuant to which Tenant advises Landlord in writing that Tenant wishes to have a Qualified Consultant (as hereinafter defined) selected by Tenant and a Qualified Consultant selected by Landlord (the “Consultants Procedure Initiation Notice”) determine (i) whether the Turnover Date will not occur on or before May 15, 2005, in the case of a Consultants Procedure pursuant to this Section 2.D., or (ii) whether restoration of the Premises will be completed by a particular date contemplated by Section 16 of this Lease, as applicable.  Within twenty (20) days following Landlord’s receipt of a Consultants Procedure Initiation Notice, Landlord shall designate a Qualified Consultant (as hereinafter defined) to take part in the applicable Consultants Procedure and if Landlord fails to designate its Qualified Consultant by the delivery of notice to Tenant within the above-referenced 20-day period, then Tenant’s Qualified Consultant shall make the applicable determination provided for in the immediately preceding sentence by himself or herself.  In the event that Landlord designates a Qualified Consultant by the delivery of notice to Tenant within the above-referenced 20-day period and Tenant’s Qualified Consultant and Landlord’s Qualified Consultant do not agree on whether the Turnover Date will occur on or before May 15, 2004 (with respect to a Consultants Procedure pursuant to this Section 2.D.) or whether Landlord will complete the restoration of the Building by the applicable date set forth in Section 16 hereof (with respect to a casualty governed by said Section 16), then Tenant’s Qualified Consultant or Landlord’s Qualified Consultant will notify a third Qualified Consultant, as hereinafter provided, and such third Qualified Consultant shall be required to make the determination as to whether the Turnover Date will occur on or before May 15, 2005 or whether the restoration of the Building by Landlord will occur by the applicable date provided for in Section 16 hereof, as applicable, and the determination of such third Qualified Consultant shall be binding upon Landlord and Tenant.  The third Qualified Consultant who shall be notified of the necessity of making a determination pursuant to this paragraph shall be Jim Davis, or if said Jim Davis is unable or unwilling to serve as the third Qualified Consultant or has been requested to bid on the performance of Tenant’s Work, then the third Qualified Consultant shall be David Orr, and if said David Orr is unable or unwilling to serve as the third Qualified Consultant, then the third Qualified Consultant shall be Jeb Turner, or if said Jeb Turner is unable or unwilling to serve as the third Qualified Consultant, then the third Qualified Consultant shall be A.S. McGoughan, Jr.  All Qualified Consultants shall make their determinations utilizing their commercially reasonable judgment and taking into account all relevant facts, including, but not limited to, in connection with a Consultants Procedure with respect to whether the Turnover Date will occur on or before May 15, 2004, all information provided by Landlord’s general contractor concerning the status of Landlord’s Work, Landlord’s general contractor’s plan to make up time in the event of any delay in its schedule in the performance of Landlord’s Work and the reasons for Landlord’s failure to date to perform the Landlord’s Work in accordance with the schedule initially proposed by Landlord to Tenant.

The term “Qualified Consultant” shall mean a person who is unaffiliated with Landlord or Tenant, who has not less than ten (10) years experience regarding the construction of multi-story commercial office buildings in the Washington, D.C. metropolitan area and who is, in the case of Landlord, a person who is neither (and never has been) employed by, nor an independent contractor for, Landlord’s general contractor, and in the case of Tenant, a person who is neither (and never has been) an employee of, nor an independent contractor with, Tenant’s construction manager, project manager or general contractor in connection with Tenant’s Work.  If the Consultants Procedure involves two (2) Qualified Consultants [or one (1) Qualified Consultant if Landlord does not designate its Qualified Consultant within the 20-day period within which it is required to do so, as the case may be], then the Consultants Procedure shall be completed and a determination made within ten (10) business days following the appointment of the second Qualified Consultant [or if Landlord fails to designate its Qualified Consultant within the aforesaid 20-day period, then within ten (10) business days following the expiration of such 20-day period].  If the Consultants Procedure involves a third Qualified Consultant, then such third Qualified Consultant shall make his or her required determination pursuant to this Section 2.D. within ten (10) business days after being designated to do so.

E.                                      Outside Lease Commencement Date.  In the event the Lease Commencement Date does not occur by the three hundred fiftieth (350th) day following the Turnover Date as a result of Landlord Delays, Tenant shall have the right to terminate this Lease by delivering notice of such termination to Landlord, which notice shall be delivered by Tenant, if at all, not later than the three hundred eightieth (380th) day following the Turnover Date.

F.                                      Reimbursement Obligations.

(1)                                  In the event Tenant terminates this Lease pursuant to Sections D or E above, Landlord shall, within ten (10) days following Landlord’s receipt of Tenant’s request from time-to-time, (i) reimburse Tenant for all costs and expenses incurred by Tenant in connection with the design and construction of the Tenant’s Work and all other costs and expenses incurred by Tenant in connection with its negotiation and execution of this Lease and all related documentation and the transactions contemplated thereby, (ii) indemnify, protect, defend (with counsel reasonably satisfactory to Tenant) and hold Tenant harmless from and against any and all costs, expenses, losses, damages, penalties and liabilities suffered or incurred by or rendered against Tenant as a result of or in connection with Tenant’s failure to vacate “Tenant’s Current Space” (as defined below) by the “Holdover Date” (as defined below), and (iii) reimburse Tenant for all rental obligations accruing from the Holdover Date under “Tenant’s Current Leases” (as defined below) and any other lease pursuant to which Tenant occupies space in substitution of all or a portion of Tenant’s Current Space (the “Substitution Lease”) which are in excess of the amount of Base Rent which would have been payable by Tenant under this Lease had the Lease Commencement Date occurred on July 15, 2005 and had there been no Free Rent Period in effect thereafter (the “Existing Lease Excess Rental Obligations”); provided, however, that in the event Tenant terminates this Lease pursuant to Section 2.D.(a) hereof, then (y) Landlord’s liability under Subsection F(1)(i) above shall be limited to costs and expenses incurred by Tenant in connection with the design of the Tenant’s Work, in amount not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000.00), and attorneys’ fees incurred by Tenant in connection with the negotiation and documentation of this Lease, and matters pertaining thereto, in an amount not to exceed One Hundred Thousand Dollars ($100,000.00); and (z) Landlord’s liability with respect to the matters addressed in Subsection F(1)(iii) above for Existing Lease Excess Rental Obligations shall not exceed such Existing Lease Excess Rental Obligations for three (3) months, that is, from August 1, 2005 through September 30, 2005.

Tenant currently anticipates that its move to the Premises will occur over some weekends prior to completion of the Tenant’s Work and over at least four weekends following completion of the Tenant’s Work, but prior to the occurrence of the Rent Commencement Date. Accordingly, Landlord agrees that in the event Landlord is liable for matters identified in Subsections F(1)(ii) and (iii) above, Landlord’s liability shall extend to the last day of the calendar month during which the 196th day after the Turnover Date occurs.

(2)                                  In the event that the Turnover Date does not occur on or before January 15, 2005, then Landlord shall, within ten (10) days following Landlord’s receipt of Tenant’s request from time to time, fulfill the obligations set forth in clauses (ii) and (iii) of Section 2.F(1) and Landlord shall also reimburse Tenant for all increased costs incurred by Tenant resulting from a delay in the occurrence of the Turnover Date from January 15, 2005 to the date on which the Turnover Date actually occurred, including without limitation increased costs of Tenant’s Work resulting from such delay.

(3)                                  With respect to Landlord’s payment obligations in the event that Tenant terminates this Lease pursuant to Sections D. or E. above or the Turnover Date does not occur on or before January 15, 2005, (A) Landlord may offset against its foregoing obligations, all amounts, if any, then payable by Tenant to Landlord; (B) Tenant shall deliver to Landlord reasonable evidence of amounts owing or payment of amounts pursuant to Tenant’s Current Lease and/or any Substitution Lease with respect to corresponding amounts owing by Landlord pursuant to the foregoing; (C) Landlord shall not be obligated pursuant to the foregoing with respect to any net increased obligation of Tenant under Tenant’s Current Leases which results from any amendment to an Existing Tenant Lease executed by Tenant after the date of this Lease; (D) Landlord shall not be liable for any consequential damages incurred by Tenant, but Landlord shall be liable for such consequential damages, if any, as are payable by Tenant to its landlord under Tenant’s Current Leases (as defined below) and/or Substitution Leases, subject to clauses (B) and (C) of this Section 2.F.(3), if (i) the Turnover Date does not occur on or before April 15, 2005, or (ii) Landlord Delays occur after the Turnover Date; and (E) Tenant shall furnish to Landlord, not later than ten (10) business days following any payment made by Landlord to Tenant pursuant to this Section 2.F., reasonable evidence of payment of the corresponding amount paid by Landlord to Tenant having been made by Tenant to the landlord under Tenant’s Current Leases and/or any Substitution Lease, as applicable.  In the event that Tenant receives from the landlord under the Tenant’s Current Leases or any Substitution Lease or any other source, any refund, credit or other reimbursement of any amount paid by Landlord pursuant to this Section 2.F as a holdover premium, holdover penalty, any other form of compensation with respect to Tenant’s tenancy in such space following the Holdover Date (other than base rent and additional rent in the nature of pass-throughs) or any combination of the foregoing pursuant to such Tenant’s Current Leases or any Substitution Lease, then, in any such event, the amount payable by Landlord under this Section 2.F(3) shall be reduced by an amount equal to the amount of such refund, credit or other reimbursement which was received by Tenant, or Tenant shall reimburse Landlord (if theretofore paid by Landlord under this Section 2.F(3)) in an amount equal to the amount of such refund, credit or other reimbursement.

(4)                                  Notwithstanding the foregoing, (i) in the event of the termination of this Lease by Tenant pursuant to Sections 2.D.(b), (c) or (d) hereof, Landlord shall not be responsible to indemnify, protect, defend and hold Tenant harmless from and against any such costs, expenses, losses, damages, penalties or liabilities, including rental obligations, suffered or incurred by or rendered against Tenant which accrue as a result of Tenant’s failure to vacate Tenant’s Current Space or any other space occupied by Tenant in substitution of all or a portion of Tenant’s Current Space by that date which occurs twelve (12) months after Tenant’s termination of this Lease pursuant to any of Sections D or E above, and (ii) in the event that the Turnover Date occurs, then, irrespective of when the Turnover Date occurs,

Landlord shall not be responsible to indemnify, protect, defend or hold Tenant harmless from and against any such costs, expenses, losses, damages, penalties or liabilities, including rental obligations, suffered or incurred by or rendered against Tenant which accrue as a result of Tenant’s failure to vacate Tenant’s Current Space or any space occupied by Tenant in substitution of all or any portion of Tenant’s Current Space after the last day of the calendar month during which the 196th day after the Turnover Date occurs.  The term “Tenant’s Current Space” shall mean that space which Tenant currently leases at 1717 H Street, N.W., Washington, D.C. pursuant to those certain leases (collectively, the “Tenant’s Current Leases”) dated (A) January 9, 1998, as amended by that certain letter dated February 24, 1999 and by that First Amendment to Lease dated July 13, 2000 pursuant to which Tenant exercised its option to expand its leased premises thereunder to include the fifth (5th) and sixth (6th) floors in the building in which the leased premises is located, and (B) June 16, 2000, as amended by that certain First Amendment to Lease dated June 9, 2003, between Tenant, as lessee, and Marvin N. Robertson and Katheryn M. Robertson, Trustees under Trust Indenture made by Mathilda M. Kirchner dated November 28, 1953, Marvin M. Robertson and Katheryn M. Robertson, Trustees under Trust Indenture made by Cecelia E. Goodman dated November 28, 1953, Marvin M. Robertson, Katheryn M. Robertson and George W. Lemm, Trustees under the Will of Katheryn Lemm (Trust Estates 2 through 4), Marvin M. Robertson, Katheryn M. Robertson and George W. Lemm, Trustees under Trust Indenture made by John C. Goodman dated August 14, 1959 (Trust Estates 1 through 4), Marvin M. Robertson, Katheryn M. Robertson and George W. Lemm, Trustees under Trust Indenture made by Mathilda M. Kirchner dated August 14, 1959 (Trust Estates 4, 5 and 6), Marvin M. Robertson, Katheryn M. Robertson and George W. Lemm, Trustees under Trust Indenture made by Cecelia E. Goodman dated August 14, 1959 (Trust Estates 1 through 6), Marvin M. Robertson and Katheryn M. Robertson, as Trustees under the Trust Indenture made by Henry J. Kirchner (Trust Estates 1 and 2), dated December 5, 1956, Marvin M. Robertson, Michael A. Maiatico and Ann T. Maiatico, Trustees under Trust Indenture No. I made by Walter M. Macnichol dated September 21, 1959 (Trust Estates 1 through 8), Marvin M. Robertson, Katheryn M. Robertson and George W. Lemm, Trustees under Trust Indenture No. II made by Walter M. Macnichol dated September 21, 1959, and Marvin M. Robertson and George W. Lemm, Trustees under Trust Indenture made by William F. Glockner dated May 7, 1965 (Trust Estates 3 through 9 and 11), as Lessor.  The term “Holdover Date” shall mean July 31, 2005.  Landlord acknowledges that in material consideration for Landlord’s execution of this Lease, and in reliance thereon, Tenant will exercise its right to advance the expiration date of the term of Tenant’s Current Leases in order that they shall terminate on the Holdover Date.  Landlord’s obligations under this Subsection F shall not be subject to any Unavoidable Delay or any Force Majeure Delay.

Tenant hereby represents and warrants to Landlord that the copies of Tenant’s Current Leases which Tenant has delivered to Landlord prior to the execution of this Lease are true and complete copies of such Tenant’s Current Leases.

G.                                     Term of Lease:  The term of this Lease (the “Term”) shall commence on the Lease Commencement Date (as defined below), and shall terminate at Midnight on the last day of the twelfth (12th) Lease Year (the “Lease Expiration Date”), or such earlier date on which this Lease is terminated pursuant to the provisions hereof.  The “Lease Commencement Date” shall be that date which occurs one hundred sixty-six (166) days following the Turnover Date (as such term is defined in the Work Agreement); provided, however, the Lease Commencement Date shall be delayed by one (1) day for each day of delay in the Substantial Completion of the Tenant’s Work when such delay is caused by any “Force Majeure Delay” or “Landlord Delay.  Landlord hereby agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Tenant) and hold Tenant harmless from and against any and all losses, damages, liabilities, claims, costs and expenses suffered or incurred by Tenant in connection with Landlord Delays, excluding consequential damages (except to the extent specifically provided for in Section 2.F.(3) hereof).

H.                                    Declarations:  If requested by Landlord or Tenant at any time during the Term, Landlord and Tenant promptly will execute a declaration in the form attached hereto as Exhibit B.

I.                                         Effective Date:  The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective upon the date of final execution of this Lease.

J.                                        Landlord’s liability pursuant to this Section 2 shall survive the termination of this Lease.

3.                                      WORK AGREEMENT; SHELL CONDITION.

A.                                   Landlord’s Work:  Landlord agrees to construct the Building and all Common Areas and to perform all Landlord’s Work as defined in, and in accordance with the provisions of, the Work Agreement.

Following delivery of possession of the Premises to Tenant by Landlord, Tenant shall perform Tenant’s Work (as defined in, and in accordance with the provisions of, the Work Agreement).

B.                                     Sprinkler Work:  Landlord shall coordinate with Tenant regarding the placement of the main sprinkler loop and sprinkler heads in order to accommodate Tenant’s plans for the ceiling in the Premises.

4.                                      RENT.

From and after the Rent Commencement Date (as defined below), Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below, subject only to such rights of abatement and offset as are specifically set forth in this Lease.

A.                                   Base Rent:  Base Rent shall equal the following amounts, as the same may be adjusted pursuant to Section 1.B. above:

Lease Year	Base Rent Per Square Foot Per Annum	Base Rent Per Annum	Monthly Base Rent
1	$32.50	$3,871,107.50	$322,592.29
2	$33.31	$3,967,587.41	$330,632.28
3	$34.14	$4,066,449.54	$338,870.80
4	$34.99	$4,167,693.89	$347,307.82
5	$35.86	$4,271,320.46	$355,943.37
6	$36.76	$4,378,520.36	$364,876.70
7	$37.68	$4,488,102.48	$374,008.54
8	$38.62	$4,600,066.82	$383,338.40
9	$39.59	$4,715,604.49	$392,967.04
10	$40.58	$4,833.524.38	$402,793.70
11	$43.08	$5,131,301.80	$427,608.49
12	$44.16	$5,259.941.76	$438,328.48

The foregoing amounts were calculated based on the assumption that the Premises shall contain one hundred nineteen thousand one hundred eleven (119,111) rentable square feet measured in accordance with the BOMA Standard and the load factors identified above. Tenant shall pay Base Rent to Landlord in equal monthly installments (“Monthly Base Rent”) in advance on the first day of each calendar month during the Term, without notice.  Tenant shall have no obligation for the payment of the installments of Monthly Base Rent and monthly installments of Additional Rent pursuant to Section 5 hereof for the first six (6) months following the Lease Commencement Date (the “Free Rent Period”), as may be extended in accordance with the terms set forth below in this Lease.  The day following the last day of the Free Rent Period is referred to in this Lease as the “Rent Commencement Date”.  During such Free Rent Period, the Monthly Base Rent and monthly installments of Additional Rent shall be abated; provided, however, that (i) the Free Rent Period shall not affect the Lease Commencement Date pursuant to Section 2 hereof,  and (ii) Tenant shall remain obligated during the Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid.  The Free Rent Period shall be extended in the event Landlord fails to deliver to Tenant by the thirtieth (30th) day following the date of execution and delivery of this Lease by Tenant a subordination, non-disturbance and attornment agreement in the form of Exhibit E attached hereto, with respect to each Mortgage and Ground Lease in effect as of the date of this Lease, duly executed on behalf of Landlord and the holder of each such Mortgage and Ground Lease, notarized and in form recordable among the land records of Arlington, County, Virginia, by one (1) day for each day in the period beginning on the thirty-first (31st) day following the date of execution and delivery of this Lease by Tenant and ending on the date Tenant receives all of the above-referenced subordination, non-disturbance and attornment agreements.  If the first day following the last day of the Free Rent Period is a date other than the first day of a month, then Monthly Base Rent and monthly installments of Additional Rent pursuant to Section 5 hereof for the period commencing with and including such date and ending on and including the day prior to the first day of the following month shall be prorated, based on the actual number of days in such period relative to the actual number of days in the subject calendar month, and shall be due and payable on the first day following the last day of the Free Rent Period.

B.                                     Payment:  All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid to Landlord at the Landlord Payment Address.  Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord’s depository.  Payments of amounts owing by Landlord to Tenant (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Tenant’s depository or credited against Rent payable by Tenant under this Lease.  Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim, except as expressly set forth otherwise in this Lease, Landlord will pay all amounts owing by Landlord to Tenant without demand, deduction, set-off or counter-claim.  If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then:  (a) such event shall be treated as a failure to pay such sum when due; and (b) if such circumstance occurs more than once during the Term, in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing.  If any sum payable by Landlord under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then such event shall be treated as a failure to pay such sum when due.

C.                                     Late Fee:  If Tenant fails to make any payment of Rent on or before the date when payment is due, which failure continues for more than ten (10) days after Landlord’s delivery to Tenant of notices, then Tenant also shall pay to Landlord a late fee equal to three percent (3%) of the amount that is past due.  Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant’s delinquent account.  If Landlord fails to make any payment to Tenant owing by Landlord to Tenant under this Lease on or before the date when payment is due, and such failure continues for a period of ten (10) days after Tenant’s delivery to Landlord of notice of the same, then Landlord shall pay to Tenant a late fee equal to three percent (3%) of the amount that is past due.  Said late fee shall be deemed reimbursement to Tenant for its costs of carrying and processing Landlord’s delinquent account.

5.                                      ADDITIONAL RENT.

A.                                   To Cover Increased Operating and Real Estate Tax Expenses:

(1)                                  Definitions:  As used herein, “Increased Operating Expenses” shall equal the amount by which Operating Expenses incurred for a calendar year during the Term exceed the Operating Expenses for the Operating Expenses Base Year, and “Tenant’s Share of Increased Operating Expenses” shall be that percentage of Increased Operating Expenses which is the equivalent of the number of square feet of rentable area in the Premises divided by the number of square feet of rentable area in the Building.  As used herein, “Increased Real Estate Tax Expenses” shall equal the amount by which Real Estate Tax Expenses for a calendar year during the Term exceed the Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year, and “Tenant’s Share of Increased Real Estate Tax Expenses” shall be that percentage of Increased Real Estate Tax Expenses which is equivalent to the number of square feet of rentable area in the Premises divided by the number of square feet of rentable area in the Building.  If Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year are increased subsequent to the initial determination thereof for any reason, such increased amount of additional Real Estate Tax Expenses shall be deemed to constitute part of Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year for all purposes of this Lease.

(2)                                  Calculation Requirements:  Operating Expenses and Real Estate Tax Expenses shall be calculated based on an accrual method of accounting.  When depreciation or amortization is permitted to be included in Operating Expenses, the subject item shall be amortized on a straight line basis over its reasonably anticipated useful life in accordance with generally accepted accounting principles, to the extent applicable.  Operating Expenses for the Operating Expenses Base Year and each calendar year and Real Estate Tax Expenses for the Real Estate Taxes Base Year and each calendar year shall be appropriately grossed-up employing sound accounting and management principles to reflect the amount of Operating Expenses and Real Estate Tax Expenses that would have been incurred for the Operating Expenses Base Year, the Real Estate Tax Expenses Base Year, and the subject calendar year, respectively, had: (a) the Building been one hundred percent (100%) leased and occupied during the entire subject year, in the case of Operating Expenses; and (b) the Building having been one hundred percent (100%) leased and one hundred percent (100%) of the Building and all tenant improvements in all rentable space in the Building been completed and fully assessed during the entire subject year, in the case of Real Estate Tax Expenses; provided, however, that following the gross-up of Operating Expenses for the Operating Expenses Base Year, such Operating Expenses will be adjusted and again grossed up after all Operating Expenses for such Operating Expenses Base Year are known to Landlord.  Landlord agrees that since one of the purposes of Operating Expenses, Real Estate Tax Expenses and the gross up provisions set forth herein is to allow Landlord to require Tenant to pay for increases in costs and taxes attributable to the Premises, Landlord agrees that: (i) Landlord shall not collect any Operating Expenses or Real Estate Tax Expenses in excess of the amounts actually incurred for each of same; and (ii) Landlord shall promptly pay to Tenant, Tenant’s Share of any refund Landlord receives in connection with any amounts previously included in Operating Expenses or Real Estate Tax Expenses.  In the event Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire Operating Expense Base Year, Operating Expenses for the Operating Expenses Base Year shall be deemed increased by the amounts Landlord would have incurred during the Operating Expenses Base Year with respect to such amounts had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire Operating Expenses Base Year.  As an illustration of the foregoing, in the event any portion of the Building is covered by a warranty at any time during the Operating Expenses Base Year, Operating Expenses for the Base Year shall be deemed increased by such amount as Landlord would reasonably have incurred during the Operating Expenses Base Year with respect to the items or matters covered by the subject warranty, had such warranty not been in effect at any time during the Operating Expense Base Year.  To the extent that an expense or other amount is not specifically included or excluded as a component of Operating Expenses or Real Estate Tax Expenses in the definition of “Operating Expenses” or “Real Estate Tax Expenses”, whether such expense or other amount shall be treated as an Operating Expense or component of Real Estate Tax Expenses shall be determined in accordance with generally accepted accounting principles, consistently applied.  In all instances, the calculation of Operating Expenses and Real Estate Tax Expenses of each calendar year shall be consistent with the calculation of Operating Expenses for the Operating Expenses Base Year and Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year, including, but not limited to, the type of expenditures to be included in Operating Expenses and Real Estate Tax Expenses and the allocation of any Operating Expenses and Real Estate Tax Expenses to the Building.  In the event Operating Expenses for any calendar year during the Term are determined to be less than Operating Expenses for the Base Year, Tenant shall receive a credit in the amount of Tenant’s Share of such difference against installments of Tenant’s Share of Increased Real Estate Taxes for the corresponding period, if any.  Similarly, in the event Real Estate Tax Expenses for any calendar year during the Term are determined to be less than Real Estate Tax Expenses for the Base Year, Tenant shall receive a credit in the amount of Tenant’s Share of such difference against installments of Tenant’s Share of Increased Operating Expenses for the corresponding period, if any.

(3)                                  Payment of Tenant’s Share:  Commencing on the first anniversary of the Rent Commencement Date, in addition to all other Rent set forth herein, for each calendar year during the Term, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant’s Share of Increased Operating Expenses and an amount equal to Tenant’s Share of Increased Real Estate Tax Expenses; provided, however, that (a) if Operating Expenses for any calendar year are less than Operating Expenses for the Operating Expenses Base Year, then Tenant shall receive a credit in the amount of Tenant’s Share of such difference against Tenant’s Share of Increased Real Estate Tax Expenses for the corresponding period, (b) if Real Estate Tax Expenses for any calendar year are less than the Real Estate Tax Expenses for the Real Estate Tax Expense Base Year, then Tenant shall receive a credit in the amount of Tenant’s Share of such difference against Tenant’s Share of Increased Operating Expenses for the corresponding period, and (c) for the calendar years during which Tenant’s obligations under this Section 5.A.(3) begins and the Term ends, Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses shall be prorated based upon:  (i) the number of days during such calendar year during the period commencing on the first anniversary of the Rent Commencement Date and ending on December 31 of said calendar year (in the case of the calendar year during which Tenant’s obligations under this Section 5.A.(3) begins) or (ii) in the case of the calendar year during which the Term ends, the greater of the number of days during such calendar year during the period commencing on the first day of such calendar year that this Lease is in effect and ending on the date upon which the Term expires or is earlier terminated or the number of days during such calendar year that Tenant actually occupies the Premises or any portion thereof.

B.                                     Statements:  Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses or Real Estate Tax Expenses for a calendar year, such statement shall be itemized on a line item by line item basis, showing the applicable expense or tax for the subject calendar year, for the calendar year prior to the subject calendar year, and for the applicable “Base Year”.  Commencing with the calendar year which includes the first anniversary of the Lease Commencement Date, and for each calendar year during the Term thereafter, Landlord shall deliver to Tenant a statement estimating Tenant’s Share of Increased Operating Expenses for the calendar year (or Tenant’s Share of the amount by which Operating Expenses for such calendar year are less than Operating Expenses for the Operating Expenses Base Year) and Tenant’s Share of Increased Real Estate Tax Expenses for such calendar year (or Tenant’s Share of the amount by which Real Estate Tax Expenses for such calendar year are less than Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year).  Within thirty (30) days following Tenant’s delivery to Landlord of Tenant’s request, Landlord shall deliver to Tenant a statement of Operating Expenses and Real Estate Tax Expenses for the calendar year in which the Lease Commencement Date occurs.  Subject to the foregoing, Tenant shall pay in equal monthly installments in advance on the first day of each calendar month occurring during each calendar year, (i) the amount reflected in

Landlord’s statement of Tenant’s Share of Increased Operating Expenses, less Tenant’s Share of the amount, if any, by which Real Estate Tax Expenses for the Real Estate Taxes Base Year will exceed Real Estate Tax Expenses for the subject calendar year, plus (ii) the amount reflected in Landlord’s statement of Tenant’s Share of Increased Real Estate Tax Expenses for such calendar year, less Tenant’s Share of the amount, if any, by which Operating Expenses for the Operating Expenses Base Year will exceed Operating Expenses for the subject calendar year.  Tenant shall continue to pay such estimated Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses, with corresponding credits described in the preceding sentence, until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord’s new statement; provided, however, Landlord shall not deliver more than two (2) such statements in any calendar year.  With the first payment of Additional Rent herein which is due at least thirty (30) days after Tenant’s receipt of a statement from Landlord specifying Tenant’s Share of estimated Increased Operating Expenses and Tenant’s Share of estimated Increased Real Estate Tax Expenses payable during the calendar year, taking into consideration the credits described above, Tenant shall pay the difference between Tenant’s monthly share of such sums for the preceding months of the calendar year and the monthly installments which Tenant has actually paid for said preceding months.  Alternatively, Tenant shall receive appropriate credits against Rent next payable by it after its receipt of the above-referenced statement from Landlord in the event the same specifies an overcharge to Tenant.  Notwithstanding the foregoing provisions of this Section 5.C., in determining Tenant’s Share of Increased Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitutes Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred six percent (106%) of the amount of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”); provided, however, Landlord may only include the portion of Controllable Operating Expenses from any calendar year which was in excess of the Controllable Operating Expenses Cap for such calendar year in Operating Expenses for any future calendar year(s) which occurs within three calendar years thereafter until fully charged, so long as such Controllable Operating Expenses for any such future calendar year(s) do not equal or exceed the Controllable Operating Expenses Cap for such future calendar year(s).  As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following to the extent permitted to be included in Operating Expenses:  (i) license and permit fees of any nature; (ii) utility company charges for utility services; (iii) insurance premiums; (iv) the cost to remove snow and ice; (v) increased labor costs due to the requirement for use of labor subject to collective bargaining, which requirement was not in effect as of the Rent Commencement Date; and (vi) costs of compliance with governmental requirements which were not in effect on the Rent Commencement Date.

C.                                     [Intentionally omitted.]

D.                                    Retroactive Adjustments:  Within one hundred twenty (120) days after the end of each calendar year that occurs after the date of this Lease through the calendar year in which the Term expires, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a statement (in the form as is described in the first sentence of Section 5.B above of Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses for the calendar year, or the amount by which Operating Expenses for such calendar year are less than the amount of Operating Expenses for the Operating Expenses Base Year and the amount by which Real Estate Tax Expenses for the subject calendar year are less than the amount of Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year; provided, however, that Landlord’s failure to deliver such statement within the aforesaid 120-day period shall not be deemed a waiver of Landlord’s right to receive payment of Tenant’s Share of Increased Operating Expenses and Tenant’s Share of

Increased Real Estate Tax Expenses for the calendar year at issue unless Tenant provides Landlord with thirty (30) days notice of Landlord’s failure to provide such statement within such 120-day period and such failure continues for thirty (30) days following such notice to Landlord; further provided, except as otherwise provided in Section 5.F, below, the requirement to provide such statement within 120 days after the end of each calendar year shall not be deemed to preclude Landlord from submitting a corrected statement to Tenant in the event that the amount of any Operating Expense is not known by Landlord until a later date as a result of final adjudication of any litigation or administrative proceeding or Landlord’s receipt of an invoice following the expiration of such 120-day period.  Such statement shall be: (a) accompanied by bills for Real Estate Tax Expenses; and (b) prepared or reviewed by an independent firm of certified public accountants, which may be Beers & Cutler or any other regionally or nationally recognized independent firm of certified public accountants..  Landlord shall respond to any request by Tenant for information concerning such statement or any other matters pertaining to Operating Expenses and/or Real Estate Tax Expenses, within ten (10) days following Tenant’s delivery of its request therefor.  Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord any deficiency between the sum of the amount shown as Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant, provided that if Real Estate Tax Expenses for the subject calendar year are less than Real Estate Tax Expenses for the Real Estate Tax Expenses Base Year and/or Operating Expenses for the subject calendar year are less than Operating Expenses for the Operating Expenses Base Year, then Tenant shall receive a credit in the amount of Tenant’s Share of each such difference against Rent next payable, to the extent not already credited to Tenant pursuant to Sections 1.A.(2) or 1.A.(3) hereof, provided that if the Lease Term has expired or been earlier terminated, then Landlord shall pay the amount of each such difference to Tenant promptly following the end of the subject calendar year.  Tenant shall receive a credit against Rent next payable in an amount equal to the sum of (i) all excess estimated payments, plus (ii) Tenant’s Share of the amount by which Operating Expenses for the subject calendar year are less than the amount of Operating Expenses for the Operating Expenses Base Year and Tenant’s Share of the amount by which Real Estate Tax Expenses for the subject calendar year are less than the amount of Real Estate Tax Expenses for the Real Estate Tax Expense Base Year.

E.                                      Change In or Contest of Taxes:  In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall make equitable adjustments with respect to computing Real Estate Tax Expenses.  Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant’s Share of Increased Real Estate Tax Expenses under this Section 5, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such Real Estate Tax Expenses Tenant shall receive a credit against Rent next payable in an amount equal to Tenant’s Share of such refund (including Tenant’s Share of such interest thereon as has been received by Landlord from the taking authority), unless the Term has expired or terminated, in which event Landlord shall refund the amount to Tenant within thirty (30) days following Landlord’s receipt thereof.

F.                                      Audit/Arbitration:  Landlord shall maintain at all times during the Term within the Washington metropolitan area, complete and accurate records with respect to Operating Expenses and Real Estate Tax  Expenses.  Notwithstanding anything to the contrary set forth in this Lease, in the event of any dispute regarding amounts owing by either party pursuant to this Section 5 Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy, at Tenant’s sole cost, Landlord’s accounting records with respect to the calculation of Operating Expenses and Real Estate Tax

Expenses at Landlord’s office in the Washington metropolitan area.  Landlord shall reasonably cooperate with Tenant in any such examination.  If, after such inspection and photocopying, Tenant continues to dispute amounts owing by the parties under this Section 5, Tenant shall be entitled to audit Landlord’s records to determine the proper amounts owing by the parties under this Section 5.  Tenant shall not be permitted to conduct more than one such review and audit described above in any calendar year.  Landlord shall be required to maintain records of all Operating Expenses, Real Estate Tax Expenses, and other amounts pertaining to rent adjustments for a period of eighteen (18) months following the expiration of the three year period described below within which Tenant may notify Landlord of the respects in which a year-end reconciliation statement is claimed to be incorrect.  The payment by Tenant of any amounts with respect to Tenant’s Share of Increased Operating Expenses or Increased Real Estate Tax Expenses shall not preclude Tenant from questioning the correctness of any statement for same provided by Landlord.  Any year-end reconciliation statement provided by Landlord to Tenant pursuant to Section 5.D shall be (a) conclusive and binding upon Tenant unless (1) within three (3) years after Tenant’s receipt of the same, Tenant notifies Landlord of the respects in which the statement is claimed to be incorrect, or (2) Landlord notifies Tenant of any change pursuant to the following terms of this Section 5.F, and (b) conclusive and binding upon Landlord unless, (1) within one year after the end of the subject calendar year thereof, Landlord notifies Tenant of any change in said statement, or (2) with respect to Real Estate Tax Expenses, provided that Landlord receives a notice of a retroactive adjustment in the amount of such Real Estate Tax Expenses, and Landlord delivers such notice to Tenant and notifies Tenant of the corresponding change to the amount of Real Estate Tax Expenses for the subject calendar year within thirty (30) days after Landlord receives such notice of retroactive adjustment to Real Estate Tax Expenses for the subject calendar year, in which event Tenant shall again be permitted to review and audit Landlord’s records with respect to Real Estate Tax Expenses for the subject calendar year.  Notwithstanding anything to the contrary set forth in this Section 5, in the event that, pursuant to this Section 5.F, Tenant reviews and/or audits any statement provided by Landlord for Operating Expenses, Real Estate Tax Expenses or both, then, in connection with the first such audit, Tenant shall also have the right to review and/or audit the Operating Expenses (if Tenant’s review and/or audit is of Operating Expenses) for the Operating Expenses Base Year and Tenant shall also have the right to review and/or audit the Real Estate Tax Expenses (if Tenant’s review and/or audit is of Real Estate Tax Expenses) for the Real Estate Tax Expenses Base Year at the time of such review and/or audit by Tenant.  Unless otherwise mutually agreed, any such dispute shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association.  The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless (i) the arbitration results in a determination that the amount owing by Tenant set forth in Landlord’s statement contained a discrepancy of less than five percent (5%) in Landlord’s favor, in which event (1) Tenant shall bear all reasonable costs incurred by both parties in connection with such arbitration (including, but not limited to, the reasonable costs incurred to perform and respond to Tenant’s review and audit preceding such arbitration), including, without limitation, reasonable legal fees, or (ii) the arbitration results in a determination that the amount owing by Tenant set forth in Landlord’s statement contained a discrepancy of at least five percent (5%) in Landlord’s favor, in which latter event (1) Landlord shall bear all reasonable costs incurred by both parties in connection with such arbitration (including, but not limited to, the reasonable costs incurred to perform and respond to Tenant’s review and audit preceding such arbitration), including, without limitation, reasonable legal fees, (2) Landlord shall pay interest to Tenant on the amount of the overcharge from the date of Tenant’s notice of the respects in which Landlord’s statement was deemed to be incorrect until reimbursement of such overcharges made by Landlord to

Tenant or until the amount thereof is taken as a credit by Tenant against Rent payable by it, as applicable, said interest to be at the “prime” rate of interest (as defined in Section 1.T hereof), and (3) Tenant shall, notwithstanding the provisions of the first sentence of this Section 5.F., have the right to review (or again review, as the case may be) the statements issued by Landlord for the two (2) years immediately preceding the year which was the subject of the Landlord’s statement which had been challenged by Tenant in such arbitration.  In the event that the result of any arbitration is a determination that Tenant owes any additional amount for Tenant’s Share of Increased Operating Expenses or additional amount for Tenant’s Share of Increased Real Estate Tax Expenses to Landlord because Landlord’s statement(s) understated either or both of same, the Tenant shall pay interest on the undercharged amount to Landlord at the “prime” rate of interest from the date of Tenant’s notice of the respects in which Landlord’s statement was believed to be incorrect until the date of payment by Tenant of such undercharged amount.  Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant’s position.  Upon at least fifteen (15) days notice to Landlord, Tenant shall have reasonable access during normal business hours and at Tenant’s expense, to all pertinent books and records of Landlord relating to the amount of expenses and other covered by the disputed statement, for the purpose of verifying the statement.  Any such review shall be made only by Tenant’s employees and/or by an auditor hired by Tenant who is a Certified Public Accountant and who is not paid on a contingency fee basis (with the exception of Equis Corporation, which may be paid on a contingency fee basis).

6.                                      USE.

A.                                   Permitted Use:  Tenant shall use and occupy the Premises solely for general (non-medical and non-GSA, as defined in Section 51 below) office purposes and purposes incidental thereto, which incidental uses shall, at Tenant’s election, include: computer facilities; air-conditioning equipment, telephone switch and other equipment and services relating to Tenant’s business; lunchroom facilities (including vending machines); coffee bars; physical fitness training rooms; training facilities; and duplicating and other printing operations.  Tenant may use, on a non-exclusive basis (other than those installed for Tenant’s exclusive use) with Landlord and other tenants in the Building and at no cost to Tenant, the Common Areas and plenums, risers, electric closets, ducts or pipes within the Building in connection with the use and occupancy of the Premises, subject to Landlord’s reasonable right of approval, but such approval is subject to the requirement that Tenant shall have use of each such facility or area at least in proportion to Tenant’s Share of space available from time-to-time to all tenants of the Building.  Tenant may have non-exclusive use of the stairways and stairwells for travel between floors on which the Premises is located.  Tenant shall also have the right, with the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed, (i) to install a system providing for Tenant’s access from the fire stairwells to floors of the Building occupied by Tenant, and (ii) to paint or otherwise decorate the fire stairwells in the Building between floors upon which portions of the Premises are located.

B.                                     Legal and Other Restrictions of Use:  Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building.  Landlord shall use commercially reasonable efforts to prevent occupants of the Building from using space controlled by them for any unlawful purpose or in any way that will violate the certificate of occupancy for the spaces occupied or controlled by them or in a manner that will constitute waste, nuisance or unreasonable annoyance to Tenant.  Subject to Landlord’s obligations set forth in this Lease and except as otherwise provided in Section 16 (Fire and Other Casualty) and Section 18 (Condemnation), Tenant shall comply with all present and future laws [including, without limitation, the Americans with Disabilities Act (the “ADA”) and the regulations promulgated thereunder, as the same may be amended from time to time], ordinances (including, without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, “Laws”), but Tenant has no obligation to make structural repairs except to the extent the same pertain to Tenant’s particular use (as opposed to office use generally) and occupancy of the Premises, all of which shall be complied with in a timely manner at Tenant’s sole expense, except to the extent that any such Laws require compliance with the same prior to occupancy of the Premises or pertain generally to the entire Building or the entire floor(s) of the Building upon which the Premises is located or pertains to any Building system or any structural aspect of the Building.  In such latter events, Landlord shall promptly take all actions necessary to comply with the subject Laws, at its sole cost and expense, applicable to the Common Areas, any portion of the Building outside the Premises, the Building systems and the Landlord’s Work.  Tenant shall have the right to contest, by appropriate legal proceedings which shall be conducted diligently and in good faith in the name of Landlord or Tenant or both, and without cost or expense to Landlord, the validity or applicability of any Law of the nature hereinabove referred to with respect to which Tenant is required to comply pursuant to the terms of this Lease, and Tenant shall indemnify Landlord against, and hold Landlord harmless from, any liability, costs (including, but not limited to, court costs and reasonable attorneys’ fees), damages, claims or causes of action resulting from such delay in compliance with such Laws, excluding consequential damages.  In the event Tenant shall so contest the same, Tenant shall have the right to delay observance thereof and compliance therewith until such contest is finally determined and is no longer subject to appeal.  Subject to the satisfaction by Landlord of its obligations under this Lease, if any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord.  Similarly, Landlord shall not permit use of any space in the Building above the first floor of the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.  Tenant shall not use any space in the Premises for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.  Tenant shall not conduct any operations, sales, promotions, advertising or special events in, on or about the Building outside of the Premises.

C.                                     Landlord’s Compliance with Laws:  Landlord shall, at its own expense (and not as an Operating Expense), comply with all Laws respecting all matters of occupancy, condition or maintenance of the Common Areas and the Building (other than the portions of the Premises for which Tenant is responsible pursuant to the preceding section), including, without limitation, the provisions of the ADA, all zoning and other land use laws, all environmental laws and all laws pertaining to indoor air quality.

7.                                      CARE OF PREMISES.

A.                                   Maintenance and Repairs By Tenant:  Subject to Landlord’s obligations set forth in this Lease and except as otherwise provided in this Lease, including, without limitation, in Section 16 (Fire and Other Casualties) and Section 18 (Condemnation), Tenant shall at its expense (i) keep the interior and non-structural portions of the Premises (including all of Tenant’s Personal Property located therein) in a neat and clean condition and in good order and repair, and (ii) maintain all fixtures and equipment for operation of the Premises, in clean, safe and sanitary condition, take good care thereof and make all required repairs and replacements thereto; and (iii) surrender the Premises at the end of the Term in as good order and condition, ordinary wear and tear and damage by fire and other casualty and eminent domain excepted.  Tenant shall not be responsible for repairs to the Premises to the extent that any damages are caused by the acts or omissions of Landlord or any other occupant of the Building or the Complex, or any of their respective employees, agents, contractors or invitees.

B.                                     Maintenance and Repairs by Landlord:  Landlord shall maintain, operate, repair, replace and keep in good operating order and in a condition comparable to other Comparable Buildings (as defined below), the Building and all parking and other Common Areas within the Building and on the Land and to the extent within Landlord’s reasonable control, the Complex, including all structural aspects of the Building, all Building systems, the Landlord’s Work, striping, landscaping, replacement of light sources, leveling, repaving and removal of snow and ice, all in accordance with standards applicable to first-class office buildings in Arlington, Virginia, taking into account the age, finishes, method of construction and system design of the Building and of such comparable buildings (“Comparable Buildings”).  Landlord’s obligation shall include, without limitation, the lobbies, elevators, stairs, parking areas, grounds, loading areas and corridors, the roofs, foundations, load-bearing elements of the Building, conduits and structural walls and other structural elements, the underground utility and sewer pipes of the Building, all base building mechanical, electrical, plumbing, the Building’s HVAC system and the sprinkler system and other fire and life-safety systems (all costs of which shall be included In Operating Expenses except to the extent limited by Section 1.BB. hereof).  All operations, repairs,  maintenance and other matters required of Landlord pursuant to this Section 7.B. or elsewhere in this Lease shall be performed in accordance with standards applicable to Comparable Buildings, and performed in a timely and diligent fashion.  Landlord agrees to diligently attend to any routine repairs or maintenance needs brought to its attention by Tenant.

8.                                      ALTERATIONS BY TENANT.

A.                                   Making of Alterations; Landlord’s Consent:  Tenant shall not make or authorize to be made any Alterations without the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) both as to whether the Alterations may be made and as to how and when they will be made; provided, however, that Landlord shall retain sole and absolute (but good faith) discretion to withhold its consent to any Alteration: (i) to the exterior of the Building; (ii) to the structure of the Building (provided that Landlord shall not unreasonably withhold, condition or delay its consent with respect to any core drilling by Tenant or any reinforcement of floors or the roof of the Building to accommodate systems installed in and/or serving the Premises, including high density file systems, supplemental HVAC systems and an emergency generator); or (iii) which will have a material adverse effect on the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Building or on any of the structural components of the Building.  Within thirty (30) days after Landlord’s delivery to Tenant of its request together with reasonable evidence of payment of same, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord and payable to independent third parties in connection with Landlord’s review of Alterations for which Tenant requested Landlord’s approval.  Within ten (10) business days after Tenant’s delivery to Landlord of Tenant’s request for Landlord’s approval of any Alteration proposed by Tenant, together with plans and specifications for same to the extent customarily prepared for similar Alterations, Landlord shall deliver to Tenant notice of Landlord’s approval or disapproval of the same. In the event Landlord previously disapproved of the proposed Alterations and Tenant thereafter revises Tenant’s proposal and submits the same to Landlord for approval, then, within three (3) business days after Tenant’s delivery to Landlord of Tenant’s revised request for Landlord’s approval of the subject Alterations, together with revised plans and specifications for the same to the extent customarily prepared for similar Alterations, Landlord shall deliver to Tenant notice of Landlord’s approval or disapproval of the same.  Each notice of disapproval delivered by Landlord shall set forth with reasonable particularity the reasons for disapproval and all modifications requested by Landlord with respect to the Alterations proposed by Tenant.  Landlord’s failure to timely reply to Tenant’s request for Landlord’s approval within the above-referenced ten (10) business days period or three (3) business day period, as the case may be, shall be deemed Landlord’s approval of the subject Alterations.  Except as specified in any notice of disapproval timely and properly delivered by Landlord, in accordance with the foregoing, all matters set forth in Tenant’s request for approval of the subject Alterations shall be deemed approved by Landlord after Landlord’s delivery of its subject notice of approval or disapproval or after the time set forth above within which Landlord must approve or disapprove such Alterations has expired without Landlord having delivered to Tenant notice of approval or disapproval of the same.  Landlord shall diligently cooperate in good faith with Tenant with respect to the preparation of plans and specifications for Alterations, the procurement of all approvals and certificates required in connection therewith, and construction of the same.  Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or make “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not require the issuance of a building permit, and (II) do not cost, when aggregated with all other “cosmetic” and “decorative” non-structural alterations made during the previous twelve (12) months, more than One Hundred Thousand Dollars ($100,000.00).

Any Alterations shall be made at Tenant’s expense, by its contractors and subcontractors, in a good and workmanlike manner, and in accordance with complete plans and specifications (to the extent the same are customarily prepared for comparable Alterations) approved in advance in writing by Landlord (to the extent such approval is required under this Lease), and which approval shall not be unreasonably withheld, conditioned or delayed as provided in the immediately preceding paragraph of this Section 8.A., and only after Tenant has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord.  Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications.  Tenant shall be and is solely responsible for the proper integration of Alterations with the Building, the Building’s systems and existing conditions.  Prior to commencing any Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, or the roof of the Building, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform such Alteration, the use of which subcontractors and contractors shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed if the contractor or subcontractor is properly licensed; provided, however, that if Landlord reasonably determines that the performance of any such Alterations by any particular contractor(s) or subcontractor(s) would violate any warranty with respect to any portion of the Building or the Complex, then Landlord may require Tenant to use Landlord’s contractor for the performance of such Alteration.   If Landlord so requires Tenant to use Landlord’s contractor for the performance of any Alterations, Landlord shall cause its contractor to limit its charges for the subject work to the amount otherwise payable by

Tenant to contractors that would have been selected by Tenant for performance of the subject work, and Landlord shall be responsible for all acts and omissions of the contractor designated by it for the subject work.   If any Alterations which require Landlord’s approval are made without the prior consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section 8, Landlord may, in its sole discretion, following the expiration of the applicable cure period for the subject default by Tenant (or such shorter time as Landlord reasonably determines in the event of any Alteration which, if not more expeditiously removed, would create an imminent threat to the health or safety of the occupants of the Building or an imminent threat to the condition of the Building or Landlord’s ability to fulfill its obligations under this Lease, other leases of space in the Building or any combination thereof, each of the foregoing being hereinafter referred to as an “Imminent Threat”), and following at least ten (10) days prior notice delivered to Tenant, except in the event of an Imminent Threat, correct or remove such Alterations at Tenant’s expense.  Following completion of any Alterations, except with respect to cosmetic or decorative nonstructural Alterations which do not require Landlord’s approval, at Landlord’s request, Tenant shall deliver to Landlord a complete set of construction plans showing the Alterations.  Landlord shall receive no fee for supervision, profit, overhead, general conditions or otherwise in connection with Alterations or other work performed by Tenant or on Tenant’s behalf by someone other than Landlord or Landlord’s management agent, except to the extent otherwise provided in the Work Agreement with respect to the initial construction of alterations in the Premises, but Landlord shall retain the right to receive a fee for Alterations or other work performed by Landlord at Tenant’s request.

B.                                     No Liens:  Tenant shall take all necessary steps to ensure that no mechanic’s or materialmen’s liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant.  If any such mechanic’s lien is filed, Tenant shall discharge the lien within fifteen (15) days after its receipt of notice of the same from Landlord, at Tenant’s expense, by paying off or bonding the lien.  If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Tenant’s Work or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien.

9.                                      EQUIPMENT.

A.                                   Permitted Equipment:  Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Premises’ Standard Electrical Capacity without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord gives such consent and Tenant uses more than the Premises’ Standard Electrical Capacity, then Tenant shall pay to Landlord the cost for additional consumption of utilities, additional wiring or other expenses resulting therefrom.  Prior to the Lease Commencement Date, Tenant shall provide Landlord with a list of all equipment that Tenant intends to initially install and operate in the Premises which operate on more than one hundred twenty (120) volts.  Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to the water, heating, plumbing, air conditioning or electrical systems of the Building without obtaining the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required for the installation or relocation of electrical outlets, switches or fixtures if the same is performed in accordance with all applicable Laws.  Tenant will deliver notice (which may be given orally) to Landlord of Tenant’s installation or relocation of electrical outlets, switches or fixtures at least two (2) business days prior to such installation or relocation.  Landlord hereby represents to Tenant that customary amounts of equipment and machinery customarily used for general office purposes shall not necessitate any material changes, replacements or additions to or in the use of any systems in the Building.  Landlord agrees and acknowledges that Landlord shall include in all leases of space in the Building provisions which are substantially comparable to those set forth above in this Section 9.A. in substance or effect, and Landlord shall enforce such provisions in such leases in a non-discriminatory manner.

B.                                     Payment For Excess Utility Usage:  If at any time during the Term, Tenant’s connected electrical load from its use of equipment and fixtures (including incandescent lighting and power), as reasonably estimated by Landlord, exceeds the Premises’ Standard Electrical Capacity, then Landlord may, at its option:  (i) install separate electrical meter(s) for the Premises, or (ii) cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant beyond the Premises’ Standard Electrical Capacity.  If such meter(s) or survey confirms that Tenant’s connected electrical load from its use of equipment and fixtures (including incandescent lighting and power) exceeds the Premises’ Standard Electrical Capacity, then Tenant shall reimburse Landlord for the reasonable cost of the installation of said meter(s) or completion of said meter(s) or survey, and shall pay as Additional Rent the cost of any electricity in excess of the Premises Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within thirty (30) days after receipt of any bill therefore from Landlord.

Landlord agrees and acknowledges that Landlord shall include in all leases of space in the Building provisions which are substantially comparable to those set forth above in this Section 9.B. in substance and effect, and Landlord shall use reasonable efforts to enforce such provisions in such leases in a non-discriminatory manner.

C.                                     Noise; Vibration; Floor Load:  Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be reasonably objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant’s expense on devices that eliminate the noise and vibration.  Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads), except as specifically approved by Landlord in writing, which approval Landlord shall have no obligation to provide.

D.                                    Additional HVAC:  Landlord acknowledges that Tenant shall, at Tenant’s sole cost and expense, install, operate, repair, replace and maintain a supplemental heating and air conditioning system (“Additional HVAC Equipment”) on the roof of the Building at locations selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) Tenant shall be solely responsible, at its costs, for the installation, maintenance and repair of any Additional HVAC Equipment, and (ii) Tenant shall be responsible, at its cost, for the operation of such Additional HVAC Equipment (including, but not limited to, all costs of electrical consumption with respect to Additional HVAC Equipment), and (iii) Tenant’s installation of Additional HVAC Equipment shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, in accordance with the standards set forth in the first paragraph of Section 8.A. hereof.

E.                                      Generator Equipment: Tenant shall have the right to install an emergency generator and an associated fuel tank (collectively, the “Generator Equipment”) at a mutually agreeable location in the garage of the Building (the “Generator Space”), and Tenant shall be responsible, at Tenant’s sole cost and expense, for the installation, operation, maintenance, repair and replacement of the Generator Equipment; provided, however, that in the event that the location of the Generator Equipment in the garage of the Building is determined by Arlington County, Virginia not to be legally permissible, then the Generator Space shall be a mutually agreeable location on the roof of the Building, and, in such case, Landlord shall reimburse Tenant for all costs of such installation which are in excess of the costs for such installation which would have been incurred by Tenant had the Generator Space been in the garage of the Building.  The type, timing, method of installation, and all items related to the Generator Space shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall have the right to use its proportionate share (based on Tenant’s Share for purposes of determining Tenant’s Share of Increased Operating Expenses) of the space in the risers in the Building for installation of conduits between the Generator Equipment and the Premises.  Tenant shall comply with Landlord’s reasonable and customary requirements regarding Tenant’s use, operation and maintenance of the Generator Equipment with respect to noise, vibration, screening and testing.  At any time during the Term, Landlord shall have the right, in Landlord’s reasonable judgment, by providing Tenant with prior notice and paying the reasonable cost of relocation of the Generator Equipment, to relocate the Generator Equipment from the Generator Space to another area which shall permit the Generator Equipment to continue to serve the Premises as it had prior to such relocation.  In addition, Landlord and Tenant acknowledge that the installation of the Generator Equipment shall include the installation of connecting conduits, all actual costs of installation, operation, maintenance, repair, replacement and removal of which shall be paid solely by Tenant.  The use of riser space for the installation of conduits between the Generator Equipment and the Premises shall not adversely affect the operating systems or structural components of the Building and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed in accordance with the standards set forth in the first paragraph of Section 8.A. hereof.  The installation and placement of the Generator Equipment shall comply with all applicable Laws.  The Generator Equipment shall be considered Tenant’s Personal Property.  Prior to the expiration of the Term, Tenant shall remove the Generator Equipment and restore the Generator Space and any damage to the Land, the Building, or the Premises caused by Tenant’s connecting conduits at the Lease Expiration Date to their reasonable condition, reasonable wear and tear and insured casualty excepted.  If the Generator Space includes more than one (1) parking space in the Garage, then Tenant shall pay to Landlord, on the first day of each month occurring during the Term, a monthly charge for the Generator Space equal to the number of parking spaces included in the Generator Space to the extent in excess of one (1), multiplied by the rate for reserved parking spaces in the Building, which rate shall not exceed the rate for reserved parking spaces permitted to be charged by Landlord to Tenant pursuant to Section 34 below.

F.                                      Telecommunications:  Tenant and telecommunications companies engaged by Tenant, including but not limited to local exchange telecommunications companies and alternative access vender services companies shall have a reasonable and necessary right of access to and within the Building and the Land at no additional fee, cost or expense for the installation and operation of telecommunications lines and systems including, but not limited to, voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless and any other transmission systems, for part or all of Tenant’s telecommunications within the Building, with Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.  If Landlord owns or acquires ownership of the telephone cables in the Building at any time, Landlord shall permit Tenant to connect to such cables on such terms and conditions as Landlord may reasonable prescribe.

10.                               OWNERSHIP AND REMOVAL OF PROPERTY.

A.                                   Landlord’s Property:  Any Alterations installed by or on behalf of Tenant shall remain the Property of Tenant, and Tenant shall have the right to remove the same and shall repair all damage to the Premises, the Building or both caused by such removal or, at Tenant’s election surrender the same to Landlord with the Premises, in which event the same shall become the property of Landlord; provided, however, that if Landlord reasonably requires in accordance with the terms of this Section 10 below and consistent with the custom and practice of landlords in Comparable Buildings, as a condition to Landlord’s approval of the installation of the same, that Tenant remove any Alterations installed by or on behalf of Tenant, then Tenant shall, at Tenant’s election, either (i) cause the same to be removed at Tenant’s expense on or before the Lease Expiration Date, or (ii) reimburse Landlord for the reasonable costs incurred by Landlord for removal of the subject Alteration which Landlord required that Tenant remove; which reimbursement shall be made by Tenant to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s request together with invoices evidencing the subject of costs incurred by Landlord.  Notwithstanding the foregoing, (a) Tenant shall not be required to remove any Alterations which constitute improvements which are typically found in office space in Comparable Buildings, or any reinforcement of floor slabs or other structural aspects of the Building, flooring and track for high density file systems, supplemental/auxiliary HVAC units, UPS systems, cables, mill work or plumbing (collectively, the “Typical Improvements”).  Alterations which Landlord may require be removed by Tenant as a condition to Landlord’s approval of the same are hereinafter referred to as “Items Subject to Removal”.  Landlord shall, together with its consent to the subject Alterations, specify the extent to which it will require Tenant to remove the Items Subject to Removal in question at the end of the Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove the same.

B.                                     Removal of Property At End of Term:  All personal property and all business and trade fixtures, machinery and equipment, furniture, partitions and Alterations owned by Tenant or installed by Tenant in the Premises or elsewhere in the Building are and shall remain the property of Tenant, and may be removed by Tenant at any time during the Term.  Tenant shall remove all of Tenant’s Personal Property, from the Premises on or before the Lease Expiration Date.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have no obligation to remove wiring or cabling from within the Premises or the Building.  If any personal property belonging to Tenant or to any other person or entity is left in the Building or on the Land after the date this Lease is terminated for any reason and Tenant vacates the same, Landlord shall have the right, following at least thirty (30) days prior notice to Tenant, to store such property at Tenant’s reasonable cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as result.

11.                               ACCESS TO PREMISES.

A.                                   Landlord Access:  Upon such notice to Tenant as is reasonable under the circumstances, which shall be at least two (2) business days, which notice may be given orally and, which notice shall not be required in the event of an emergency), Landlord may enter the Premises to examine them and to make alterations or repairs described below; provided, however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner.  Upon at least two (2) business days following notice delivered to Tenant, unless (x) other arrangements are made with Tenant, which other arrangements Tenant agrees to reasonably consider at the time of any request for same by Landlord, Tenant shall allow the Premises to be exhibited by Landlord, or (y) Tenant elects to defer such access to avoid interference with special events or circumstances then occurring in the Premises (which shall include, but not be limited to, conferences and meetings, work in connection with upcoming pubic filings or in connection with transactions, and work necessary in order for Tenant to meet key client delivery dates):  (i) to representatives of lending institutions or to prospective purchasers of the Building provided a representative of Landlord shall accompany its visitors to the Premises and Landlord shall be responsible for the conduct of such representatives and visitors, and (ii) during the last twelve (12) months of the Term, to persons who may be interested in leasing the Premises.  Subject to the foregoing provisions of this Section 11, Landlord reserves the right and shall be permitted reasonable access to the Premises (1) to install facilities above the ceilings, behind the walls, and below the floor slabs (or any combination thereof) of the Premises, (2) to make repairs, alterations, additions and improvements, whether structural or otherwise, in or about the Building or any part thereof, outside the Premises; provided, however, the same shall not (a) unreasonably interfere with Tenant’s use of or operations in the Premises, or (b) result in an obstruction of access to or visibility of the Premises, or (c) reduce the usable area of the Premises.  Notwithstanding the foregoing, Tenant shall have priority use of all areas within the Premises which Landlord desires to use for the performance and/or installation of the work and improvements described in this Section.  For example, in the event Tenant has installed cables or conduits between the ceiling in the Premises and the floor slab above such ceiling, Landlord may not make any installation which may interfere with such cables or conduits.  Upon completion of work described in this Section, Landlord shall diligently proceed to restore the areas of the Premises affected by such work as nearly as possible to the condition that existed immediately prior to the commencement of the subject work. Landlord agrees that in the exercise of its rights pursuant of this Section 11, Landlord shall use reasonable efforts to minimize disruption of business operations in the Premises.  Landlord hereby agrees to reimburse Tenant from time to time promptly following Tenant’s delivery to Landlord of Tenant’s request together with invoices evidencing the same, for all reasonable costs incurred by Tenant in connection with any action taken by Landlord pursuant to this Section 11.A., including without limitation, additional costs incurred by Tenant in connection with the performance of any Alterations in the Premises including, but not limited to, the reasonable fees paid by Tenant to any third party architect or engineer engaged by Tenant to review of plans for work Landlord desires to perform in the Premises.  Notwithstanding the foregoing, Tenant may maintain a locked facility in which classified work is being conducted or in which such work is stored. Tenant shall provide prior notice to Landlord of the location of same prior to locking off such area, in which case Landlord shall not enter such area without being accompanied by a representative of Tenant.  Tenant hereby authorizes Landlord and any of its employees, agents and contractors to break any such locks and the doors and walls to which they are attached in the event of an emergency.

B.                                     Tenant’s Access.  Tenant shall be granted access to the Premises, the Building, and the parking facilities in which Tenant is granted parking rights under this Lease, twenty-four (24) hours per day, seven (7) days per week, every day of the year.  Landlord shall maintain a card key access system or a comparable access system at the main entry for the Building, and shall maintain a similar system of access to the parking facilities in which Tenant is granted parking rights under this Lease.  Such access system for the Building shall lock-off elevator access to the floors on which any portion of the Premises is located after the normal hours of operation of the Building, and shall permit access to such floors by Tenant and its personnel, as well as any other persons, who hold access key cards.

12.                               SERVICES AND UTILITIES.

A.                                   Services Provided:  Landlord shall operate, maintain and repair, the Building and the Common Area in a first class manner and condition comparable to the operation, maintenance and repair of Comparable Buildings.  The obligations of Landlord to operate, maintain and repair the Building and the Common Areas shall include the provision of the following to Tenant, without additional charge, except as otherwise provided herein (including, but not limited to, as provided in Sections 5 and 1.BB. hereof):

(1)                                  Elevator service for common use, with at least two (2) passenger elevators subject to call at all times, including Sundays and Holidays, and at least five (5) passenger elevators subject to call during Building Hours, provided that no more than one elevator may be taken out of service at any time for maintenance (which maintenance shall be diligently pursued to completion by Landlord), it being understood and agreed by Landlord that it shall not render the remaining elevators (that is, elevators which are in addition to the two aforementioned elevators) out of service for purposes other than testing, maintenance, repair, or replacement or pursuant to the order of any governmental agency having jurisdiction with respect to the elevators.  Tenant shall have the ability to periodically “lock off” elevators to its floors.

(2)                                  Central heating and air conditioning during Building Hours, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in Comparable Buildings sufficient to ensure comfortable occupancy within the Premises during all seasons of the year, and in accordance with the specifications set forth on Exhibit E attached hereto.  Landlord shall provide heat and air conditioning at other times requested by Tenant.  Landlord shall charge Tenant for such after Business Hours service (provided that such rates shall not exceed the lower of (i) Twenty-Five Dollars ($25.00) per hour, per full floor, to which the subject service is provided, and (ii) the actual costs incurred by Landlord to provide such service, including, a depreciation mark-up as reasonably determined by Landlord.  The above-referenced depreciation shall be based on the useful life of equipment in the Building used to provide the subject service and shall be prorated on an hourly basis using the total reasonably anticipated lifetime hours of usage for the subject equipment.  In any event, Tenant shall only be responsible for an equitable share of the charge imposed by Landlord to supply heating or air conditioning after Business Hours to the extent other occupants of the Building have also requested the provision of the same during the time provided to Tenant.

(3)                                  Ventilation to the Premises.

(4)                                  Water and indoor air quality testing on an annual basis by an independent contractor, which testing shall be consistent with then-current OSHA, EPA and ASHRAE standards, with each resulting report delivered to Tenant promptly following Landlord’s receipt of the same, and which testing shall be performed at Landlord’s sole cost.

(5)                                  Cleaning and char services in accordance with the cleaning and char specifications set forth on Exhibit I attached hereto and made a part hereof, which services Landlord shall provide in a manner commensurate with the provision of such services in Comparable Buildings.  If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord in accordance with the foregoing (such as cleaning services beyond normal office janitorial services for areas such as kitchens, computer rooms, or other special use areas), Landlord will provide such excess services to Tenant within a reasonable period after Tenant’s request and Tenant shall reimburse Landlord for all additional reasonable costs incurred by Landlord to provide the same.

(6)                                  Landlord shall provide electricity to the Premises and the Common Areas at all times, with the amount of electricity supplied to the Premises to be in the amount at least equal to the Premises Standard Electrical Capacity and with the amount of such electricity supplied to the Common Area sufficient to service the same in accordance with standards for common areas in Comparable Buildings.  Tenant shall not be charged for excess electrical consumption until total consumption exceeds eight (8.0) watts connected load per rentable square foot in the Premises.

(7)                                  Replacement of Building standard light bulbs in Building standard light fixtures, it being agreed that if Landlord replaces any other light bulbs in the Premises, Tenant shall pay Landlord the reasonable cost of such bulbs.

(8)                                  Rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, provided for general use, on each floor of the Building on which any portion of the Premises is located.

(9)                                  Hot and cold water for kitchens and water for drinking fountains.

(10)                            Repair, maintenance and, as necessary, replacement of (1) all of the exterior and structural elements of the Building and the Common Areas, including exterior windows and mechanical, plumbing and electrical systems installed in the Building, but excluding those portions of any mechanical, plumbing or electrical systems that exclusively serve the Premises, such as (by means of illustration only) supplemental heating, ventilation and air-conditioning systems, kitchen plumbing and equipment, plumbing for non-Building standard restrooms exclusively used by Tenant (but including those restrooms provided as part of the Landlord’s Work, and wall plugs and switches within the Premises).Landlord shall not be responsible for Tenant’s obligations with respect to the Premises and equipment exclusively serving the Premises as set forth in this Lease.

(11)                            Reasonable access to the Premises, Garage and Common Areas at all times, subject to such access control procedures, restrictions and other regulations as Landlord may promulgate and which are generally applicable to all office tenants of the Building.  The Building systems shall be capable of being utilized by Tenant twenty-four (24) hours per day, 365 days per year without prior notice to Landlord.

(12)                            A concierge in the main lobby of the Building during Business Hours, and during such additional hours as Landlord may reasonably elect, consistent with practices in Comparable Buildings.

(13)                            Access control service and equipment consistent with that provided at Comparable Buildings, which shall include the engagement of a professional firm to provide a guard which continuously monitors the Common Areas in and immediately adjacent to the Building from 6:00 P.M. through midnight each day, and shall include a camera system to monitor Common Areas in the Building and that portion of the Garage which is designated for use by tenants of the Building.

B.                                     Failure to Provide Services:                                     If any of the services described in this Section 28, or Tenant’s access to the Premises, the Garage or other Common Areas are interrupted, Landlord will use its best efforts to resume the service or access to the extent the same is within the reasonable control of Landlord, and Landlord will use all due diligence to cause others to resume the service or access to the extent the same is beyond the reasonable control of Landlord.  Except as otherwise provided in this Lease, Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish the foregoing due to Unavoidable Delays and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant’s obligations hereunder.  In the event Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days or five (5) business days in any twelve (12) month period (the “Eligibility Period”) as a result of any matter which substantially interferes with Tenant’s use of the same, if the reason for the suspension or the continuation of the suspension is anything other than an Unavoidable Delay, provided that any matter caused by the acts or omissions of tenants or other occupants of the Building shall not be deemed to result in an Unavoidable Delay for purposes of this Section, then the Rent (including parking charges) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.  However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises (including all of Tenant’s parking charges) shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the Rent (including parking charges) allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.  Notwithstanding the foregoing, the Eligibility Period shall not be applicable to the extent that the abatement of Tenant’s Rent (including parking charges) during the Eligibility Period is covered by insurance obtained by Landlord as part of Operating Expenses.  If Tenant’s right to abatement occurs during the Free Rent Period, then the Free Rent Period shall be extended for the number of days that the abatement period overlapped the Free Rent Period.

C.                                     Recycling:  Without limiting the foregoing but subject to the terms of this Lease, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future applicable Laws of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that any of them impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash.

13.                               RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit D and such other customary rules and regulations as may be made by Landlord from time to time and which are generally applicable to all office tenants of the Building and comparable to those generally adopted for Comparable Buildings, provided that such rules and regulations (including those attached hereto as Exhibit D) are not inconsistent with the provisions of this Lease.  Landlord agrees that the rules and regulations shall not be changed, revised or enforced in a manner which may interfere with Tenant’s permitted use of the Premises or in a manner that may decrease the level of services or utilities to be provided by Landlord under this Lease.  In the event of a conflict between the provisions of this Lease and the provisions of the rules and regulations, the provisions of this Lease shall control.  Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions, provided Landlord uses its commercially reasonable efforts to cause compliance by the entity which violates the same after Landlord obtains knowledge of such violation.  Landlord shall not enforce any rule or regulation in a manner which unreasonably discriminates against Tenant.  Landlord shall not discriminate against Tenant in the application of the rules and regulations.

14.                               INDEMNIFICATION.

A.                                   Liability Standard.  In no event shall Tenant be liable for consequential damages, except those resulting from a breach by Tenant of any of its obligations under Sections 21 or 36 hereof.

B.                                     Indemnification By Tenant:  Subject to the waiver of subrogation provisions set forth in this Lease, and the waivers by Landlord of other liabilities of Tenant set forth in this Lease, including, without limitation, Landlord’s waiver of liability by Tenant for damage to the Building, the Land and/or any other portion of the Complex and/or all other property of Landlord; Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including reasonable attorneys’ fees, suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from:  (i) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease, provided, however, that in no event shall Tenant be liable for consequential damages, except those resulting from a breach by Tenant of any of its obligations under Sections 21 or 36 hereof; and (ii) the negligence or willful misconduct of Tenant.  Notwithstanding the foregoing, in no event shall Tenant be liable for consequential damages or for any injury to person or damage to property caused by any act, omission or neglect of Landlord, its agents, servants, employees, customers, invitees or licensees or arising out of the operation or management or control of the Building and the Common Areas or arising out of a default by Landlord in the performance of any of its obligations under this Lease.

C.                                     Indemnification by Landlord:  Subject to the waiver of subrogation provisions set forth in this Lease and other waivers by Tenant of Landlord’s liability set forth in this Lease (including, without limitation, Tenant’s waiver of liability by Landlord for damage for Tenant’s personal property) Landlord hereby agrees to indemnify and hold Tenant harmless from and against all costs, damages, claims, liabilities and expenses, including reasonable attorneys’ fees, suffered by or claimed against Tenant, directly or indirectly, based on, arising out of or resulting from: (1) any breach or default by Landlord in the observance or performance of its covenants and obligations under this Lease, and (2) the negligence or willful misconduct of Landlord; provided, however, that in no event shall Landlord be liable for consequential damages (except to the extent specifically provided in Section 2.F.(3) hereof) or for any injury to person or damage to property caused by any act, omission or neglect of Tenant, its agents, servants, employees, customers, invitees or licensees or out of any default by Tenant in the performance of any of its obligations under this Lease.

15.                               LIMITATION ON LANDLORD LIABILITY.

A.                                   Liability Standard:  In no event shall Landlord be liable for consequential damages, except to the extent specifically provided in Section 2.F.(3) hereof.

B.                                     Limitation on Total Liability:  Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the interest of Landlord in the Building, the Land and the Complex, and all proceeds from same, no other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises.   Notwithstanding the foregoing, Tenant shall have no right to seek recourse against any proceeds received by the entity comprising the “Landlord” from the sale of its interest in the Building, the Land or the Complex following the sale of such Landlord’s interest therein, except as the same relate to claims against the entity comprising the “Landlord” which has sold its subject interest, which claims accrued prior to such sale and which claims are (A) set forth in a complaint filed by Tenant in any litigation against Landlord which is pending at the time of such sale or (B) with respect to claims not in excess of One Million Dollars ($1,000,000.00), are (i) made in writing to said selling entity, setting forth a general description of the nature of such claims, together with (ii) the filing of a lawsuit against said entity in the court of appropriate jurisdiction, all within one (1) year following such sale or transfer.

16.                               FIRE AND OTHER CASUALTY.

A.                                   If the Building or the Complex shall be damaged, this Lease shall not terminate except as otherwise provided in this Lease and Landlord shall promptly commence and diligently proceed to repair the damage, provided that Landlord shall have no obligation to repair damage to or replace Tenant’s Personal Property.  Landlord’s restoration obligations hereunder shall be effective regardless of any delays in obtaining insurance proceeds.  All Alterations shall be restored by Landlord in accordance with the as-built plans for the same.  Except as otherwise provided herein, if any part of the Premises are rendered untenantable by reason of any such damage, Rent shall abate from the date of the damage to the date the damage is repaired, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.  However, in the event the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then the Rent for the entire Premises (including all of Tenant’s parking charges) shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises, then Rent (including parking charges) applicable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.  If Tenant’s right to abatement occurs during the Free Rent Period, then the Free Rent Period shall be extended for the number of days that the abatement period overlaps the Free Rent Period.  Tenant’s right to abatement shall commence upon the occurrence of damage and shall continue until Tenant has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures and equipment and to move in over one (1) weekend, provided that such time for Tenant to rebuild the portion of the Premises which it is required to rebuild shall not exceed one hundred eighty (180) days from the date upon which Tenant is given sufficient access to the Premises for such rebuilding.

B.                                     Notwithstanding anything herein to the contrary, (i) if the Building is damaged (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its reasonable discretion, not to rebuild or reconstruct the Building, then Landlord, at its option, may give Tenant, within ninety (90) days after the casualty, notice of termination of this Lease, provided that Landlord simultaneously terminates all other leases at the Building, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the date reasonably selected by Tenant in accordance with the terms of Section 16.E below, with the same effect as if the new expiration date had been the Lease Expiration Date, and all Base Rent and Additional Rent shall be apportioned as of such date; or (ii) if Landlord reasonably estimates to Tenant in writing (provided that if Tenant disagrees with such estimate, then Tenant shall have the right to elect that such estimate be determined pursuant to the Consultants Procedure) that the restoration of the Premises and, to the extent required for lawful occupancy of the Premises, the Building, cannot be completed by the two hundred seventieth (270th) day following the date of the damage, then either Landlord or Tenant may terminate this Lease by notice to the other of them, which notice shall be given by Landlord, if at all, within ninety (90) days following the date of the damage, and which notice shall be given by Tenant, if at all, within ninety (90) days following the date of such estimate.  Such estimate shall be provided by Landlord within ninety (90) days following the date of the casualty.  If neither Landlord nor Tenant has terminated this Lease in accordance with the terms of the preceding sentence, and if the restoration of the Premises and the Building has not been completed by the ninetieth (90th) day following the date which Landlord estimated (or such estimate as was determined by the Consultants Procedure if Tenant disagreed with Landlord’s estimate and Tenant elected to have such estimate determined, and such estimate was determined, by the Consultants Procedure) for completion of restoration of the Premises and the Building (the “ Estimated Date of Completion”) (which Estimated Date of Completion may be later than the two hundred seventieth (270th) day following the date of the casualty) (or if it is determined pursuant to the Consultants Procedure that the restoration of the Premises and Building will not be completed by the ninetieth (90th) day following the Estimated Date of Completion), then Tenant may terminate this Lease by delivering notice to Landlord, which notice shall be given by Tenant, if at all, no later than thirty (30) days following such Estimated Date for Completion.   Tenant shall thereafter have the same right to terminate this Lease within twenty (20) days following the expiration of the ninety (90) day period after the Estimated Date for Completion and within twenty (20) days following the expiration of every 90-day period thereafter, if all damage required to be restored by Landlord is not then restored at the end of each such 90-day period.  In the event of any termination of this Lease, all prepaid amounts shall be promptly refunded to Tenant in full.

C.                                     Destruction Near End of Term.  Notwithstanding anything to the contrary contained in this Section 16 above, if:  (i) the Premises is damaged or destroyed or any other portion of  the Building or the Garage or the Complex is damaged or destroyed, such that Tenant’s access to or use of the Premises or use of the Building’s systems or the use of Tenant’s parking rights is substantially impaired; and (ii) in the reasonable judgment of Landlord or a certified contractor engaged by Tenant, the remaining term of this Lease following the restoration of the same shall be less than two (2) years, Landlord or Tenant may, at its option, elect to terminate this Lease by delivering notice to the other within sixty (60) days following Tenant’s receipt of Landlord’s determination (or within sixty (60)  days following the thirtieth (30th) day after the date of the casualty, in the event that Landlord’s determination is not timely delivered).  Termination by Landlord in connection with a casualty near the end of the term of this Lease as set forth above shall not be effective in the event that (1) Tenant then has, or would with the passage of time have, the right to extend the term of this Lease, and (2) Tenant delivers notice to Landlord, within sixty (60)  days after Tenant’s receipt of Landlord’s termination notice, that Tenant is exercising such extension right, in which case Landlord shall be obligated to repair and restore the Building and Complex to the extent provided in Section 16.A. hereof.

D.                                    Effective Termination Date.  The effective date of any termination by Landlord or Tenant under this Section 16 shall be the date on which Tenant reasonably ceased, or ceases, to use the Premises for its ordinary business operations as a result of the casualty.  In the event that Tenant is still so using the Premises at the time of the notice of termination, such effective date shall be the date reasonably selected by Tenant to find, negotiate for, build-out and relocate to, substitute space, but in no event later than twelve (12) months following the date of the casualty.

E.                                      In no event shall Tenant have any liability to Landlord or otherwise for damage to the Premises, the Building, the Complex or any other property of Landlord, by any cause covered by insurance obtained by Landlord or required to be obtained by Landlord under the terms of this Lease, including any such damage caused by Tenant or anyone claiming by or through Tenant or any of their respective employees, agents, contractors or invitees.

17.                               INSURANCE.

A.                                   Tenant’s Insurance:

(a) Throughout the Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 14. and 36.B.), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, and (2) worker’s compensation insurance.  Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than One Million Dollars ($1,000,000.00) combined single limit per occurrence with a Two Million Dollars ($2,000,000.00) annual aggregate, and Tenant shall also obtain and maintain umbrella excess liability insurance with a policy limit of not less than Two Million Dollars ($2,000,000.00).  Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time).

(b)                                 The insurance carried by Tenant pursuant to Subsection 17.A.(a)(1) hereof shall:  (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has a rating equal to or exceeding A-/IX from Best’s Insurance Guide; (2) with respect to the insurance described in Subsection 17.A.(a)(1) above, name Landlord, the managing agent of the Building (which Landlord requests by delivery of notice to Tenant)  and the holder of any Mortgage (which Landlord requests by delivery of notice to Tenant) as additional insureds, but not loss payees; (3) with respect to the insurance described in Section 17.A.(a)(1) above, contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including, but not limited to, Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease); (4) with respect to the insurance described in Subsection 17.A.(a)(1) above, provided that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents (including, but not limited to, Landlord’s managing agent), employees, and representatives, in connection with any loss or damage covered by such policy; (5) with respect to the insurance described in Section 17.A.(a)(1) above, be primary and non-contributory; (6) with respect to the insurance described in Section 17.A.(a)(1) above, contains an endorsement for cross liability and severability of interests; and (7) with respect to the insurance described in Section 17.A.(a)(1) above, contain an endorsement prohibiting cancellation, failure to renew, reduction of amount (below the amount of same required to be carried by Tenant under this Lease) of insurance or material change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action.  Tenant’s policy shall contain a commercially reasonable deductible provision.  Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance, if it becomes customary for other landlords of Comparable Buildings to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types of insurance.  Notwithstanding anything to the contrary set forth in this Lease, any insurance coverage required to be carried by Tenant under this Lease may be maintained under a “blanket policy” maintained by Tenant or by any affiliate of Tenant, so long as such “blanket policy” shall provide the subject coverage described herein on a per location basis.  In the event Landlord (or any other entity, as required under this Lease) shall have been named as an additional insured in any of Tenant’s insurance policies, Landlord shall promptly endorse (and cause each such other entity named as an additional insured to promptly endorse) to the order of Tenant, without recourse, any check, draft or order for the payment of money representing the proceeds or any such policy or any other payment growing out of or connected with said policy and Landlord hereby irrevocably waives (and shall cause each such other entity named as an additional insured to irrevocably waive in writing delivered to Tenant, promptly following Tenant’s request) any and all rights in and to such proceeds and payments.  Tenant shall deliver a certificate (on an Acord Form) of all such insurance evidencing payment therefor to Landlord concurrently with Tenant’s execution of this Lease and at least annually thereafter following Landlord’s request.  Tenant shall give Landlord prompt notice in case of fire in the Premises.  Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

(c)                                  Notwithstanding anything to the contrary set forth above in this Section 17.A, provided the net worth of Tenant shall equal or exceed One Hundred Fifty Million Dollars ($150,000,000.00), Tenant may elect to self-insure with respect to the risks it would otherwise have been insured under the policies required by the foregoing terms of this Section 17.A, and in such event, Tenant shall have no obligation to comply with the foregoing terms of this Section 17.A.

B.                                     Landlord’s Insurance:

(a)                                  Throughout the Term, Landlord shall obtain and maintain: (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Landlord under this Lease (including those set forth in Section 14, premises and operations coverage, broad form property damage coverage and independent contractor coverage, and containing an endorsement for personal injury; (2) rental interruption insurance for the Building with coverage for interruption of rent for a period of one year; (3)  all-risk, physical damage insurance with extended coverage, covering the Building, the Garage, and all Landlord’s fixtures and other personal property located thereon, for one hundred percent (100%) of the replacement cost thereof;  (4) worker’s compensation insurance; and (5) other types of insurance, and with such policy limits, protecting the Building, the Complex and Landlord as are normally and customarily carried by sophisticated landlords of Comparable Buildings.  Such commercial general liability insurance shall be in minimum amounts typically carried by prudent landlords of Comparable Buildings, but in no event shall be in an amount less than Ten Million Dollars ($10,000,000.00) combined single limit per occurrence, with a Ten Million Dollar

($10,000,000.00), annual aggregate, and Landlord shall also obtain and maintain umbrella excess liability insurance with a policy limit of not less than Ten Million Dollars ($10,000,000.00).  Such rent interruption insurance shall insure loss of rent for space in the Building for  the period of one (1) year.  Such property insurance for the Building, the Garage and Landlord’s other property therein shall be written on a replacement cost basis, with a commercially reasonable deductible.  Such worker’s compensation insurance shall carry minimal limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time).

(b)                                 The insurance carried by Landlord pursuant to Section 17.B.(a) hereof shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, and that has a rating equal to or exceeding A-/VI from Best’s Insurance Guide; (2) with respect to the insurance policies identified in Subsections 17.B.(a) (1), (2), (3) and (5) above, name Tenant as an additional insured; (3) with respect to the insurance policies identified in Subsections 17.B.(a) (1), (2), (3) and (5) above, contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Landlord hereby waiving its right of action and recovery against and releasing Tenant and its employees and agents from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Landlord is covered by insurance carried or which would have been covered by insurance required to be carried by Landlord under this Lease); (4) with respect to the insurance policies identified in Subsections 17.B.(a)(1), (2), (3) and (5) above, provides that the insurer thereunder waives all right of recovery by way of subrogation against Tenant, its partners, agents, employees and representatives, in connection with any loss or damage covered by such policy, or; (5) with respect to the insurance policies as identified in Subsections 17.B.(a) (1), (2), (3) and (5) above, be primary and non-contributory; (6) with respect to the insurance policies identified in Subsections 17.B.(a)(1), (2), (3) and (5) above, contains an endorsement for cross liability and severability of interests; (7) with respect to the insurance policies identified in Subsections 17.B.(a)(1), (2), (3) and (5) above, contain an endorsement prohibiting cancellation, reduction of amount (below the amount of same required to be carried by Landlord under this Lease) of insurance or material change in coverage without the insurer first giving Tenant thirty (30) days prior notice of such proposed action.  Landlord’s policies shall contain a commercially reasonable deductible provision.  Tenant reserves the right from time to time to require Landlord to obtain higher minimum amounts of insurance if it becomes customary for other landlords of Comparable Buildings to carry insurance of such minimum amounts.  Landlord shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor to Tenant concurrently with Landlord’s execution of this Lease and at least annually thereafter promptly following Tenant’s request.  Landlord shall give Tenant prompt notice in case of fire in the Building outside the Premises.  Neither the issuance of any insurance policy required under this Lease nor the minimum limit specified therein shall be deemed to limit or restrict in any way Landlord’s liability arising under or out of this Lease.

C.                                     Effect of Activities on Insurance:  In the event any increases in the rates of insurance incurred by Landlord are due to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises in violation of the terms of this Lease, then Tenant shall reimburse Landlord for the amount of such increases within thirty (30) days after Tenant’s receipt of Landlord’s request together with invoices and reasonable proof of the basis for such increases; provided, however, that Landlord shall not have the right to require Tenant to reimburse Landlord for the amount of such increases pursuant to this Section 17.C. if Tenant is conducting only the Permitted Use pursuant to

Section 6.A. of this Lease at the Premises, and such use is being conducted in accordance with all applicable laws and governmental regulations and in accordance with the provisions of this Lease.  In the event any increases in the rates of insurance incurred by Tenant are due to any activity conducted or property installed or placed by Landlord or permitted to be placed by Landlord, on or about the Land or the Building in violation of the terms of this Lease, then Landlord shall reimburse Tenant for the amount of such increase within thirty (30) days after Landlord’s receipt of Tenant’s request together with invoices and reasonable proof for the basis of such increases.

D.                                    Mutual Waiver of Subrogation:  Notwithstanding anything to the contrary set forth in this Lease, each party shall be relieved from all obligations and liabilities with respect to any matters arising to the extent the same are covered by insurance carried by the other party or required to be carried by the other party pursuant to this Lease, even if the same result from the acts or omissions of a party or anyone claiming by or through such party or any of their respective agents, contractors, employees or invitees.  Landlord and Tenant further agree that each will not make any claim against or seek to recover from the other for any loss, cost, damage, liability, expense or peril covered by insurance.  The terms of this Section shall survive the expiration of the Term or earlier termination of this Lease.

18.                               CONDEMNATION.

A.                                     Right to Terminate:  If a substantial part of the Premises is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a “taking”), Landlord shall have the right in its reasonable discretion to terminate this Lease by notice to Tenant and Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be prorated through the date of the taking.  Landlord agrees to exercise its right to terminate set forth in this Section 18.A. in an nondiscriminatory fashion among leases affecting the Building.  Notwithstanding the foregoing, in the event that (i) more than five percent (5%) of the rentable area of the Premises is taken, or (ii) parking spaces for more than twenty percent (20%) of the Parking Permits allocated to Tenant are taken and Landlord is unable to provide alternative parking to Tenant within a one (1) block radius of the Building prior to the date of the taking, or (iii) by reason of such taking, Tenant is denied reasonable access to the Premises on a permanent basis, then Tenant shall have the right to terminate this Lease by delivering notice to Landlord, which notice must be given  by that date which occurs thirty (30) days following the date of such taking.

B.                                     Adjustment of Rent:  If a portion of the Premises is taken and neither party elects to terminate this Lease pursuant to Section 18.A. hereof, then (i) Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be equitably adjusted as of the date title vests in the authority, (ii) Landlord shall diligently proceed to restore the remaining portion of the Premises and the Building and, to the extent within Landlord’s reasonable control, the Complex, as nearly as possible to the same condition that existed prior to the subject taking, and (iii) this Lease shall otherwise continue in full force and effect.

C.                                     Division of Award:  Any award for the taking of all or any part of the Buildings, Garage or other part of the Complex, or any payment made under threat of the exercise of such power shall be the property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in and to any such award, except for any portions of such award which are specifically allocated by the condemning authority as compensation for; (i) the taking of Tenant’s personal property and/or trade fixtures; and (ii)

moving expenses.  Tenant shall be entitled to any compensation separately awarded to Tenant for the matters set out in (i) through (ii) above.

19.                               DEFAULT OF TENANT.

A.                                   Default of Tenant:  The following events shall be a default by Tenant (a “Default”) under this Lease:

(1)                                  Failure of Tenant to pay Rent as and when due; provided, however, no Default shall be deemed to have occurred unless such failure continues for a period of ten (10) days after notice thereof from Landlord to Tenant.

(2)                                  Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, if the failure continues for thirty (30) days after notice from Landlord to Tenant specifying the failure [except that if the failure on the part of Tenant is not reasonably capable of being cured within such 30-day period but Tenant expeditiously commences to cure same following its receipt of notice from Landlord and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time reasonably necessary to cure same, other than (i) those concerning the payment of Rent and (ii) those set forth in clauses (4), (5), (6) and (7) of this Section 19.A.

(3)                                  [Intentionally omitted.]

(4)                                  If Tenant is a partnership, any general partner of Tenant (“Partner”), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other Laws, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Partner or of all or any part of the property of Tenant or of such Partner.

(5)                                  If, within one hundred twenty (120) days after the commencement of any proceeding against Tenant or any Partner, whether by the filing of a petition or otherwise, seeking any reorganization, liquidation, dissolution or similar relief under any present or future applicable federal, state or other Laws, such proceeding shall not have been dismissed or if, within one hundred twenty (120) days after the appointment of any trustee, receiver or liquidator of Tenant or any Partner, or of all or any part of the property of Tenant or of any Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6)                                  The failure of Tenant to promptly commence, following its receipt of notice from Landlord of Tenant’s default under Section 36 hereof, to commence the cure of the subject default and thereafter use commercially reasonable efforts to cure the same as soon as reasonably practicable, provided that no Default shall be deemed to have occurred under this Subsection unless such failure continues for a period of five (5) days following Tenant’s receipt of a second notice from Landlord of the failure.

(7)                                  Failure of Tenant to comply with the terms of Section 17 hereof, which failure continues for a period of five (5) business days after Tenant’s receipt of notice from Landlord of the subject failure, provided that no Default shall be deemed to have occurred under this Subsection unless such failure continues for a period of five (5) business days following Tenant’s receipt of a second notice from Landlord of the subject failure following the expiration of the above-referenced five (5) business day period.

Notwithstanding the foregoing to the contrary, in the event Landlord delivers to Tenant notice alleging a failure by Tenant to comply with its obligations under this Lease and if Tenant after its receipt of such notice commences an action for declaratory judgment (or other appropriate relief) seeking a determination that Tenant has not breached Tenant’s obligations hereunder with respect to the matter specified in Landlord’s notice, then the subject notice delivered by Landlord shall be deemed not to have been delivered for purposes of this Section 19.A until such action is dismissed or nonappealable or is not in fact appealed from, and Tenant shall thereupon be afforded the cure period described in this Section 19.A above, provided, however, that if at any time during the pendency of such action, (i) Tenant withdraws or dismisses such action or (ii) the action is dismissed with prejudice as a result of a motion to dismiss filed by Landlord and is not appealed by Tenant, then the subject notice shall be deemed to have been delivered when it was actually delivered.

B.                                     Remedies Upon Default:  Upon the occurrence of a Material Default (as defined below), Landlord shall have the right, then or at any time thereafter:

(1)                                  Without demand or notice, to reenter and take possession of all or any part of the Premises pursuant to legal process, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

(2)                                  To terminate this Lease by written notice to Tenant, whereupon this Lease shall terminate on the date specified in Landlord’s notice, and Tenant’s right to possession of the Premises shall cease as of such date.

The term “Material Default”  as used herein shall mean a Default described in Subsection 19.A(1) above for an amount in excess of One Hundred Thousand Dollars ($100,000.00), a Default described in Subsection 19.A.(6) above, or a Default described in Subsection 19.A(7) above.

If Landlord elects to reenter pursuant to Section 19.B.(1) above, which must be done in accordance with legal process, Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord reasonably deems appropriate in order to place the Premises in rentable condition, at Tenant’s reasonable expense.  No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord.  If Landlord leases the Premises or any portion thereof for a term which is beyond the then remaining Term of this Lease, then the costs of reletting shall be amortized on a straight-line basis over the full term of such new lease, and Tenant shall only be liable for the amortized portion thereof attributable to the remaining Term of this Lease.

Landlord shall use commercially reasonable efforts to mitigate its damages resulting from a Default by Tenant under this Lease, and the following provisions shall apply to Landlord’s obligation to mitigate damages in connection with Landlord’s leasing of the Premises to a prospective tenant (a “Substitute Tenant”):

(1)                                  Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord shall have issued written notice to Tenant terminating this Lease, and if, following such notice of termination of this Lease by Landlord, Landlord solicits or entertains negotiations with any other prospective tenants for the Premises, including, but not limited to, exhibiting the Premises to any such prospective tenants, Landlord shall have no liability to Tenant in connection with such solicitation or entertainment of negotiations or such showing of the Premises based upon any claims of interference with business relations, invasion of privacy or similar theories with respect to such showing of the Premises and such solicitation or entertainment of negotiations.

(2)                                  Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant (a) whose use would violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building, or which would be incompatible with the operation of the Building as a high quality building or (b) which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a high quality manner.

(3)                                  Landlord shall have no obligation to lease the Premises in preference to other space then-available in the Building comparable to the Premises, including size and improvements.

(4)                                  Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the lower of (i) the rent payable under this Lease for the Premises, or (ii) the fair market rental then prevailing for comparable space in Comparable Buildings, provided that if Landlord reasonably determines that Tenant will not likely be able to pay amounts owing by it under this Section 19 in light of Tenant’s then-current net worth, then Landlord shall not be obligated to lease the Premises to a Substitute Tenant for rental less than the fair market rental then prevailing for comparable space in Comparable Buildings, nor shall Landlord be obligated to enter into a new lease with a Substitute Tenant under any terms and conditions that are unacceptable to Landlord under then commercially reasonable current leasing policies for comparable space in Comparable Buildings.

(5)                                  Landlord shall not be obligated to enter into a new lease with a Substitute Tenant if Landlord would have the right to reasonably withhold Landlord’s consent to an assignment or subletting to such Substitute Tenant in accordance with the provisions of clauses (i), (ii) or (iv), or any combination thereof, of Section 23.A. of this Lease.

C.                                     Liability of Tenant:  If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Material Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, discounted to present value at the rate of eight percent (8%) per annum (the “Discount Rate”) calculated on a monthly basis, as the case may be, until the date this Lease would have expired had a Material Default not occurred, plus interest thereon from the due date at the Default Rate, and (iii) any and all reasonable expenses (including but not limited to reasonable attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises with such costs prorated as set forth in Section 19.B above, minus the proceeds realized by

Landlord from any reletting. If Landlord leases the Premises or any portion thereof for a term which is beyond the then remaining Term, then the costs of reletting shall be amortized on a straight-line basis over the full term of such new lease, and Tenant shall only be liable for the amortized portion thereof attributable to the remaining Term.  Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord’s option, to defer any such recovery until the date this Lease would have expired in the absence of a Material Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date.  The provisions of this Section 19.C. shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

D.                                    Liquidated Damages:  In addition to Landlord’s rights pursuant to Section 19.C. above, if Landlord terminates this Lease in accordance with the terms of Section 19.B above, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord’s demand for liquidated damages (“Landlord’s Demand”) until the date this Lease would have terminated in the absence of the Material Default, discounted to present value at the Discount Rate, (ii) all unpaid Rent accrued prior to the time of Landlord’s Demand, plus interest thereon from the due date at the Default Rate, and (iii) any and all reasonable and actual expenses (including, but not limited to, reasonable attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Section 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Section 19.C. above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law.  The “net fair market rental value” referred to in Section 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord’s Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord’s Demand.

E.                                      [Intentionally Omitted.]

F.                                      Waiver of Lien.  Landlord hereby agrees to waive and does hereby waive any and all rights granted by or under any present or future Laws to levy any lien or security interest on any goods, merchandise, equipment, fixtures, furniture or other property of Tenant.

G.                                     No Right of Distress.  Landlord hereby waives all rights of distress for Rent which may be permitted or otherwise provided by applicable Law.

H.                                    Counterclaims.  If Landlord shall commence any proceeding for non-performance by Tenant of any of its obligations under this Lease, Tenant will not interpose any counterclaim or setoff of whatever nature or description in any such proceeding unless Tenant’s failure to do so would impair Tenant’s ability to pursue a separate action or process on such claim.  The provisions of the foregoing sentence shall not be construed as a waiver of Tenant’s right to assert such a claim in any separate action brought by Tenant.

I.                                         Right of Landlord to Cure.  If Tenant defaults in the doing of any act required to be made or done by Tenant under this Lease, other than with respect to the payment of amounts, then Landlord may, at its option, following ten (10) days prior notice to Tenant, which notice is delivered after the expiration of all applicable cure periods with respect to the subject matter, or such shorter period of time in the event of an emergency as Landlord may reasonably determine, in Landlord’s reasonable discretion, as appropriate under the circumstances, do such act, and the expenses thereof, shall constitute Additional Rent hereunder due and payable by Tenant, within thirty (30) days after Landlord’s delivery to Tenant of Landlord’s request together with paid invoices for the subject amounts for which Landlord seeks reimbursement.  In the event Tenant fails to timely pay such amounts within the above-referenced thirty (30) day period, then interest shall accrue thereon at the Default Rate beginning on the first day following the expiration of the above-referenced thirty (30) day period until fully paid by Tenant to Landlord.

J.                                        Attorneys’ Fees.  In the event of any Default hereunder, Tenant shall pay to Landlord all reasonable attorneys’ fees incurred by Landlord in connection with such Default or the enforcement of Landlord’s rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such Default.  In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other reasonable costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease.  Notwithstanding the foregoing, if any of the rights and remedies of Landlord granted under this Section 19.I. are specifically prohibited by applicable law, then all limitations and prohibitions which are imposed upon Landlord under such law shall prevail for the purpose of determining Landlord’s rights and remedies under this Lease.

K.                                    Disputes Regarding Performance.  If at any time a dispute shall arise as to any amount to be paid by Tenant to Landlord under the provisions of this Lease, Tenant shall have the right to make payment “under protest”, such payment not being regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of such sum. If it shall be adjudged or determined that there was no legal obligation on the part of Tenant to pay such sum or any portion thereof, Tenant shall be entitled to recover the sum or so much thereof as it was not required to pay, together with interest thereon at the Default Rate.  If at any time a dispute arises between the parties hereto as to the performance by Tenant of any other matter which Landlord claims is required to be performed by Tenant under the provisions of this Lease, then Tenant may perform the subject matter and pay the cost thereof “under protest”, the performance of the subject matter in no event being regarded as voluntary performance, and there shall survive the right on the part of Tenant to institute suit for recovery of the cost of the subject matter.  If it shall be adjudged that there was no obligation on the part of Tenant to perform the subject matter or any portion thereof, Tenant shall be entitled to recover from Landlord all costs incurred in connection with the subject matter or so much thereof as Tenant was not required to perform under this Lease, together with interest thereon accrued at the Default Rate.

L.                                      Survival.  Tenant’s and Landlord’s liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20.                               DEFAULT OF LANDLORD.

A.                                   Landlord Default.  A “Landlord Default” shall occur under this Lease in the event Landlord breaches any representation or warranty made by it under this Lease or Landlord fails to perform or observe any matter required to be performed or observed by it under this Lease within thirty (30) days after Landlord’s receipt of notice from Tenant specifying Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then a Landlord Default shall not be deemed to have occurred so long as Landlord shall commence such performance expeditiously after its receipt of notice from Tenant and thereafter diligently pursues the same to completion.  Notwithstanding the foregoing or any other provision in this Lease, if the subject failure by Landlord to observe or perform any matter required to be performed or observed by it under this Lease would constitute an emergency or would materially impair Tenant’s ability to conduct its business operations in all or any portion of the Premises, and Tenant notifies Landlord of such circumstance (which notice may be telephonic in the event of an emergency) and, unless Landlord shall, diligently and promptly following Tenant’s notification of Landlord, undertake action to cure the subject failure on a expedited basis (which action may include, but not be limited to, ordering parts, engaging consultants, preparation of the site for necessary work or any combination of the foregoing), Tenant may, in addition to all other rights available to Tenant under this Lease, at law or in equity, give Landlord notice (which notice may also be telephonic in the event of an emergency but shall also be simultaneously given in writing) of such failure and if Landlord does not cure such circumstance within five (5) business days after such notice, then Tenant may cure the subject matter at Landlord’s cost by taking whatever action is reasonably necessary to cure the same.  Landlord shall reimburse to Tenant, within thirty (30) days after Tenant’s delivery to Landlord of Tenant’s request together with reasonable evidence of payment of such amounts, all costs incurred by Tenant in curing the subject matter.  If Landlord fails to pay all such amounts to Tenant within the above-referenced thirty (30) day period, then interest shall accrue thereon at the Default Rate from the first day following the expiration of the above-referenced thirty (30) day period until fully paid by Landlord or offset by Tenant against Rent in accordance with the terms of Section 20.C below.

B.                                     Tenant’s Remedies.  Following the occurrence of a Landlord Default, Tenant shall have the right, in addition to all other rights and remedies available to Tenant under this Lease and/or at law and/or in equity, to pursue, without notice or demand, any one or more of the rights or remedies set forth below in this Section, each and all of which shall be cumulative and non-exclusive.  All costs incurred by Tenant (including, without limitation, reasonable attorneys’ fees) in enforcing any of such rights or remedies shall be paid by Landlord to Tenant upon demand.  Additionally, in the event a Landlord Default shall (i) occur with respect to a matter in the Premises, or (ii) materially interfere with the use of the Premises and/or any business operations conducted therein, then Tenant may cure the subject Landlord Default by taking whatever action is reasonably necessary to cure the same.  In such event, Landlord shall reimburse to Tenant, within thirty (30) days after Tenant’s delivery to Landlord of Tenant’s request, together with reasonable evidence of payment of same, all reasonable costs incurred by Tenant to cure the subject Landlord Default.  In the event Landlord fails to reimburse such amount to Tenant within the above-referenced thirty (30) days, then interest shall accrue on such amount at the Default Rate, beginning on the first day following the expiration of the above-referenced thirty (30) day period and ending on the date Landlord fully pays such amount, together with such interest to Tenant, or Tenant fully offsets the amount of same together with interest accrued thereon against Rent in accordance with the terms of Section 20.C below.  In the event Tenant exercises its rights to cure a Landlord Default pursuant to the foregoing, then, Tenant shall be responsible for all losses, damages and liabilities incurred by Landlord, excluding consequential damages, resulting from claims by other tenants in the Building directly related to the action taken by Tenant to cure the subject Landlord Default, only to the extent the same exceed that which Landlord would otherwise have incurred had Landlord taken action to cure the subject Landlord Default.  In the event any mechanic’s lien is filed against the Building for any work performed by Tenant to cure a Landlord Default pursuant to the foregoing, then Tenant shall be responsible to remove such lien from the Building in accordance with the terms of Section 8.B of this Lease.

C.                                    Tenant shall have the following offset rights against Rent payable by it under the Lease:

I                                                                                            (1)                                  In the event Landlord fails to pay to Tenant the amounts, together with interest accrued thereon, described in Section 20.A above within the thirty (30) day period referenced therein, then Tenant shall have the right to offset such amounts which remain unpaid, together with interest accrued thereon, against Rent payable under this Lease.

(2)                                  In the event Landlord fails to pay to Tenant the amounts, together with interest accrued thereon, described in Section 20.B above in curing a Landlord Default within the thirty (30) day period referenced therein, Tenant shall have the right to offset such amounts which remain unpaid, together with interest accrued thereon, against Rent payable under this Lease.

(3)                                  Tenant shall have the right to offset against Rent any portion of the Improvement Allowance (as defined in Exhibit C attached to this Lease) which Landlord fails to timely pay to Tenant in accordance with terms of the Work Agreement attached to this Lease as Exhibit C and which remains unpaid, together with interest accrued at the Default Rate from the date the subject amount was payable by Landlord to Tenant until fully offset by Tenant against Rent payable under this Lease.

(4)                                  In the event Landlord fails to pay to Tenant the amount of any award rendered in favor of Tenant against Landlord, within thirty (30) days after the same is rendered in favor of Tenant by a court of competent jurisdiction, with all applicable appeal periods having expired, then Tenant shall have the right to offset against Rent payable by Tenant under this Lease the amount of such award which remains unpaid, together with interest accrued thereon at the Default Rate from first day following the expiration of the above-referenced thirty (30) day period until fully offset by Tenant against Rent payable under this Lease.

D.                                    Landlord’s Bankruptcy.  If, pursuant to an order, judgment or decree entered by any court of competent jurisdiction, a receiver, trustee or liquidator of Landlord, or all or substantially all of the assets of Landlord shall be appointed, or Landlord shall be adjudicated as bankrupt as a result of voluntary or involuntary proceedings, or a petition seeking reorganization of Landlord or an arrangement with its creditors or a petition to take advantage of any insolvency law shall be filed, and (a) this Lease or any covenant therein shall be rejected by order of any court of competent jurisdiction or by operation of law, or (b) Tenant’s rights or obligations or Landlord’s obligations under this Lease (including any obligation to perform, provide or pay for any service) shall be modified adversely to Tenant, or (c) Landlord is otherwise in default under this Lease, it shall be deemed a Landlord Default and, then, notwithstanding anything to the contrary set forth in this Lease, in addition to any rights Tenant may have under this Lease, (i) Tenant shall have the right to set off against all amounts due and owing by Tenant under this Lease (1) any and all losses, liabilities, damages, costs and expenses suffered or incurred by Tenant and all amounts payable by Landlord to Tenant in connection with such non-performance of Landlord’s obligations under this Lease, and (2) any and all losses, liabilities, damages, costs and expenses suffered or incurred by Tenant and all amounts payable by Landlord to Tenant in connection with the non-performance of Landlord’s obligations under this Lease following any rejection of this Lease in any such proceeding, and (ii) Tenant shall have the right to terminate this Lease by delivering notice to Landlord or the trustee or receiver (if appointed) stating the date of termination, and on the date specified in such notice this Lease shall terminate and any rent paid for a period after such date of termination shall be refunded to Tenant on demand.  The exercise by Tenant of any right under this Section shall not preclude the assertion by Tenant of any claim it may have in any proceeding referenced above.

E.                                      Attorneys’ Fees:  In the event of any Landlord Default, Landlord shall pay to Tenant all reasonable attorneys’ fees incurred by Tenant in connection with such Landlord Default or the enforcement of Tenant’s rights and remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Tenant institutes any lawsuit against Landlord as the result of such Landlord Default.  In addition to the foregoing, whether or not this Lease is terminated, Landlord shall pay to Tenant all other reasonable costs incurred by Tenant with respect to any lawsuit instituted or action taken by Tenant to enforce the provisions of this Lease.  Notwithstanding the foregoing, if any of the rights and remedies of Tenant granted under Section 20.D are specifically prohibited by applicable law, then all limitations and prohibitions which are imposed upon Tenant under such law shall prevail for the purpose of determining Tenant’s rights and remedies under this Lease.

F.                                      Survival:  Landlord’s and Tenant’s liability pursuant to this Section 20 shall survive the termination of this Lease, the institution of any summary proceeding and/or the issuance of a warrant thereunder.

21.                               HOLDING OVER.

If Tenant shall be in possession of the Premises after the expiration of the Term or the earlier termination of this Lease pursuant to Section 49 below, as applicable, of any portion of the Premises (such portion of the Premises in which Tenant holds over is hereinafter referred to as the “Holdover Space”) with or without the express or implied consent of Landlord, such tenancy shall not constitute a renewal thereof or an extension for any further term, and in such case, Tenant shall pay Base Rent for the Holdover Space equal to the product of (a) the rate of Base Rent in effect for the month preceding Tenant’s holdover, multiplied by (b) the number of rentable square feet in the Holdover Space; provided, however, the rate of Base Rent used for purposes of the foregoing with respect to any portion of the Holdover Space shall increase to one hundred fifty percent (150%) of the rate of Base Rent applicable during the last full month of the term of this Lease (the “Holdover Rate”), beginning on the earlier to occur of (i) the sixth (6th) month anniversary of the last day of the term of this Lease or the earlier termination of this Lease pursuant to Section 49 below, as applicable, and (ii) the date upon which Landlord is required to deliver possession of the Holdover Space to a bona fide third party pursuant to the terms of a lease executed between Landlord and such third party; provided that Landlord delivered notice to Tenant of the execution of such lease on or before Landlord executed the same, which notice shall have identified the date upon which Landlord is required to deliver possession of the subject portion of the Holdover Space to such bona fide third-party tenant.  Tenant’s tenancy under this Section 21 shall be subject to every other applicable term, covenant and agreement contained in this Lease, including, but not limited to, the obligation of Tenant to pay Additional Rent pursuant to Section 5 hereof. Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over.  Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month, without an obligation to provide notice to Tenant under Section 19 above.  In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

22.                               SUBORDINATION.

A.                                     Lease Subordinate:  Subject to the terms of this Section 22, this Lease shall be subordinate to the lien of any first lien Mortgage and to any first priority Ground Lease which encumbers the Building and the Land, and any and all renewals, extensions, modifications, recastings and refinancings thereof.  In the event Landlord delivers to Tenant a subordination, attornment and non-disturbance agreement required under the following terms of this Section, fully executed by Landlord and the subject Mortgagee or Ground Lease, as the case may be, with signatures acknowledged, and Tenant fails to execute and deliver same to Landlord, then:  (i) this Lease shall be subordinate to the lien of the subject Mortgage or Ground Lease, without execution of any further instrument; (ii) if the subject Mortgage is foreclosed or Ground Lease is terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and make all payments required hereunder to such new landlord; and (iii) Tenant shall be deemed to have waived the provisions of any Law now or hereafter in effect, which may give or purport to give Tenant a right to terminate this Lease or the obligations of Tenant hereunder with respect to any such foreclosure, termination or other proceeding filed, prosecuted or completed.  Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant’s consent, by giving Tenant notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage.  The subordination of this Lease to any Mortgage or Ground Lease is subject to the condition that Tenant shall not be named or joined in any action or proceeding to foreclose any such Mortgage to terminate any such Ground Lease.  Notwithstanding the foregoing, in consideration of, and as a condition precedent to, the subordination of this Lease to any first lien Mortgage or first priority Ground Lease and Tenant’s agreement to be bound by the terms of this Section 22.A:  (a) Landlord shall obtain from the holder of the existing Mortgage which encumbers the Building and the Land, and each Mortgagee that places a lien on the Building and the Land prior to the execution and delivery of this Lease, a non-disturbance agreement for the benefit of Tenant in the form which is attached hereto as Exhibit F and made part hereof, and (b) with respect to all future Mortgages and future Ground Leases on the Building, the Land or both, Landlord shall obtain from the holder of the same a  non-disturbance agreement for the benefit of Tenant which shall be in the form which is attached hereto as Exhibit F or in other commercially reasonable form which includes the substantive terms of Exhibit F attached hereto or terms which are substantively equivalent, except that, solely with respect to (i) insurance proceeds in excess of Three Million Dollars ($3,000,000.00) and (ii) any condemnation proceeds, a provision which is the substantive equivalent of Paragraph FIRST in Exhibit F may also provide that the Lease shall be subject to the terms of the Security Instrument (as defined in said Exhibit F) securing a loan by a first lien priority Mortgagee (a “First Mortgagee”) with respect to such First Mortgagee’s right set forth in the Security Instrument to determine whether any such insurance proceeds or condemnation proceeds shall be applied to the repayment of the loan which is secured by the subject Security Instrument, or shall be applied to the cost of restoration of the Building, or both, and, if both, then in what proportion such amount shall be allocable, but such First Mortgagee’s right shall not include the right to disburse or authorize the disbursement of any such proceeds to Landlord unless Landlord has fulfilled its obligations under Sections 16 or 18, as applicable, of this Lease.  All non-disturbance agreements delivered to Tenant shall have an express acknowledgement by the parties thereunder of all rights of Tenant under this Lease to offset and deduct amounts owing by Landlord to Tenant against Rent payable by Tenant under this Lease to the extent provided herein, including, without limitation, the amounts of any portion of the Improvement Allowance and other inducements, if any, payable to Tenant to the extent Landlord fails to timely pay the subject amounts to Tenant, all together with interest accrued thereon at the Default Rate.

B.                                     Notices from Holders of Mortgages and Ground Leases.  Tenant is irrevocably authorized to rely upon and comply with any notice received by Tenant from any underlying lessor, mortgage holder or lienholder of the Project or any portion thereof requiring payment to it of any rental or other sum which is due and payable by Tenant under this Lease, or with respect to the performance of any of Tenant’s other obligations under this Lease.  Tenant shall have no duty to inquire as to whether the subject underlying lessor, mortgage holder or lienholder was authorized or entitled to deliver the subject notice.

23.                               ASSIGNMENT AND SUBLETTING.

A.                                     No Transfer Without Consent:  Except as specifically set forth in this Section 23, Tenant shall not, without the prior consent of Landlord in each instance (which shall not be unreasonably withheld, conditioned or delayed with respect to a proposed assignment of this Lease which is unrelated to a mortgage or other encumbrance and with respect to a proposed sublease) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; or (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant.  Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant’s rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void.  Notwithstanding any of the foregoing to the contrary, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of all or any portion of the Premises or to any proposed assignment of this Lease which is unrelated to a mortgage or other encumbrance.  Without limiting the generality of the immediately preceding sentence and except as otherwise expressly provided in this Section 23 below, it is specifically agreed that it shall be reasonable for Landlord to withhold its consent if:  (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) the proposed use of the Premises is not for office use; or (iii) the initial Tenant does not remain fully liable for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease except as expressly provided below; or (iv) the proposed subtenant or assignee is a GSA Tenant (as hereinafter defined in Section 51), unless to a GSA Tenant which then leases, subleases or occupies space in the Building and for which Tenant has obtained and delivered to Landlord the written consent of all tenants in the Building whose leases require the consent of the tenant thereunder; or (v) the proposed subtenant or assignee is a Specialized Human Resources Consulting Firm (as hereinafter defined in Section 48), except that this clause (v) shall be inapplicable if Tenant waives in writing the provisions of Section 48 hereof as to such proposed subtenant with respect to such proposed sublease or assignee with respect to such proposed assignment.

If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises to any party other than a transferee permitted under Section 23.F. below, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give notice to Landlord in writing (“Tenant’s Request Notice”) containing:  the identity of the proposed assignee, subtenant or other party and a description of its business; the material terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction; the area proposed to be assigned, sublet or otherwise encumbered; the most recent financial statement or other evidence of financial responsibility of such proposed assignee or subtenant or other party; and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction, after deduction of any Transfer Costs (as defined in Section 23.C. below).  Within fifteen (15) days after delivery to Landlord of Tenant’s request for Landlord’s consent to any sublease or any assignment which is unrelated to a mortgage or other encumbrance, or any sublease proposed by Tenant under this Section, Landlord shall deliver to Tenant notice of Landlord’s approval or disapproval of the same.  Any notice of disapproval shall set forth with reasonable particularity the reasons for Landlord’s disapproval of the subject action.  Except as specified in any notice of disapproval timely and properly delivered by Landlord in accordance with the foregoing, the subject action proposed by Tenant shall be deemed approved by Landlord.  Landlord’s failure to deliver to Tenant Landlord’s notice of approval or disapproval of the subject sublease or assignment which is unrelated to a mortgage or other encumbrance within the above-referenced fifteen (15) day period shall be deemed Landlord’s approval thereof.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not have the right to recapture the Premises or any portion of the Premises or to terminate this Lease in the event of any action proposed by Tenant pursuant to this Section 23.

B.                                     [Intentionally Omitted]

C.                                     Transfer of Ownership Interests:  The provisions of this Section 23.C. are in all events subject to the provisions of Section 23.F hereof.  If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution or, except as hereinafter provided, a merger, consolidation or other reorganization, of Tenant, or any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23.  If Tenant is a corporation  (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market.  Notwithstanding anything to the contrary set forth in this Lease, Landlord’s consent shall not be required with respect to:  (i) a public offering of the stock of Tenant; (ii) a transfer of stock or other interests in Tenant between current shareholders or other holders of interests in Tenant or any guarantor of Tenant’s obligations under this Lease, and (iii) the sale of additional shares or other interests in Tenant to those currently not shareholders or other holders of interests in Tenant provided there is no change in control in Tenant.  Further, the pledge, hypothecation, encumbrance or conditional assignment of stock or other interests in Tenant or all or substantially all of the assets of Tenant, in connection with a bona fide business purpose, shall be permitted without Landlord’s consent.  If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23.

D.                                    Expenses and Profits; Effect of Consent:

(1)                                  With respect to any assignment or sublease which is subject to the approval of Landlord and which is approved by Landlord, Tenant shall pay to Landlord on a monthly basis as Additional Rent fifty percent (50%) of all Net Profits (as hereinafter defined) received by Tenant from such transaction.  For purposes hereof, the term “Net Profits” means the aggregate amounts of all fixed minimum rent and pass-through charges in the case of a subletting, and the purchase price expressly paid, if any, for Tenant’s interest in this Lease in the case of an assignment (provided that no portion of any purchase price for acquisition of Tenant’s business or substantially all the assets of Tenant shall be taken into consideration for purposes of this Section 23, and any purchase price expressly paid for Tenant’s interest in this Lease in connection with an assignment of Tenant’s interest in this Lease shall exclude any reasonable portion thereof attributable to the acquisition of furniture, leasehold improvements and/or other property of Tenant) paid by any subtenant or assignee in connection with such transaction), less all “Transaction Costs”, as hereinafter defined.  For purposes hereof, “Transaction Costs” means (a) the amounts paid to Landlord by Tenant with respect to the subject portion of the Premises during the period of the assignment or sublease term; (b) improvement allowances or other economic concessions granted by Tenant to the assignee or sublessee; (c) all amounts paid by Tenant to buy-out or take over the previous lease of the assignee or sublessee; (d) all amounts paid by Tenant to advertise the subject portion of the Premises for assignment or sublease; (e) brokerage commissions paid by Tenant in connection with the assignment of sublease; (f) legal fees paid by Tenant in connection with the assignment or sublease; and (g) all other costs and amounts incurred by Tenant in connection with the assignment or sublease.

(2)                                  Tenant shall be responsible for all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any proposed assignment or sublease for which Landlord’s consent is required under this Section 23.

(3)                                  The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid fifteen (15) days notice of, or from obtaining the consent of Landlord to, any further assignment or subletting which requires Landlord’s consent under this Section 23.  The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E.                                      Conditions of Assignment or Sublease: All restrictions and obligations imposed pursuant to this Lease on Tenant shall, to the extent accruing from and after the effective date of the subject assignment, be deemed to extend to any assignee and Tenant shall cause such person to comply with such restrictions and obligations, except to the extent Tenant is relieved from liability for obligations under this Lease pursuant to this Section 23.  Any assignee shall be deemed to have assumed all the obligations of Tenant under this Lease to the extent accruing from and after the effective date of the subject assignment, and at Landlord’s request shall execute promptly a document confirming such assumption.  In the event an assignee of Tenant’s interest in this Lease shall have a net worth which is equal to or exceeds the net worth of Tenant existing as of the date of this Lease, as reflected in financial statements of such assignee prepared by an independent certified public accountant in accordance with generally accepted accounting principles and delivered to Landlord, then Tenant shall be relieved from all liability under this Lease to the extent the assignee assumes liability for the same in writing delivered to Landlord.  Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s sole option exercised by the delivery of notice by Landlord to the subject subtenant within ten (10) business days after the Term is terminated, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

F.                                      Permitted Transfer:  Notwithstanding anything contained in this Section 23 to the contrary, Tenant may, without Landlord’s prior consent, assign or transfer its entire interest in this Lease or sublease all or any portion of the Premises:  (a) to an entity (herein sometimes referred to as a “successor entity”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred, provided that such successor entity shall have a net worth immediately following the merger or consolidation which is at least equal to the net worth of Tenant as of the date of this Lease and provided that the successor corporation shall assume in writing all obligations and liabilities of Tenant under this Lease or shall assume the same by operation of law, to the extent accruing from and after the effective date of the subject transaction; or (b) to an entity (herein sometimes referred to as a “related entity”) which shall control, be controlled by or be under common control with Tenant.  In the event of any such assignment, transfer or subletting described in (b) above, Tenant shall remain fully liable for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder; provided, however, in the event of an assignment or transfer described in (b) above to an entity which has a net worth equal to or in excess of the net worth of Tenant existing as of the date of this Lease, as reflected in the financial statements for the assignee or transferee prepared by an independent certified public accountant in accordance with generally accepted accounting practices and delivered to Landlord, then Tenant shall be released from all liability under this Lease to the extent such assignee or transferee assumes in writing all obligations of Tenant under this Lease.  For purposes of clause (b) above, “control” shall be deemed to be ownership, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise to the extent not restricted by applicable law.  Tenant shall deliver to Landlord notice of its assignment or sublease described in this Section 23.F within two (2) business days after the same becomes effective, together with sufficient information regarding the transaction as is reasonably necessary to confirm that the transaction meets the qualifications set forth in this Section 23.F.  Notwithstanding anything to the contrary set forth in this Lease, (i) Tenant may permit any personnel of any “related entity” or any business partner or client of Tenant to occupy space in the Premises without the receipt of Landlord’s consent.

24.                               TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all its interest in this Lease, the Building and the Land and, in the event of any such sale, or transfer to a party that expressly and unconditionally assumes in writing, delivered to Tenant and executed for the benefit of Tenant, all obligations of Landlord under this Lease accruing from and after the date of the sale, assignment or transfer, Landlord shall be relieved of any and all obligations under this Lease to the extent accruing from and after the date of the sale, assignment or transfer. As to any claim Tenant may have against Landlord arising from any matter accruing prior to the transfer of its interest in the Building and the Land, subject to the terms of Section 15 above and subject to the rights of any First Mortgagee as set forth in Section 22 hereof, Tenant shall have the right to attach the proceeds to which Landlord is entitled from the transfer of the same, Landlord’s interest in all other proceeds of the Building and the Land, and subject to the rights of any First Mortgagee as set forth in Section 22 hereof, and all proceeds payable to Landlord under insurance policies.  Provided the above-referenced assumption agreement between Landlord and the assignee is delivered to Tenant within two (2) business days after the date of the subject sale, assignment or transfer, then from and after the date of such sale, assignment or transfer, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder.

25.                               INABILITY TO PERFORM.

This Lease and the obligation of Landlord and Tenant hereunder shall in no way be affected, impaired or excused, nor shall either party have any claim against the other party for damages, because the other party, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures; provided, however, that the foregoing shall not apply to (i) Tenant’s termination right due to Landlord’s failure to timely restore the Premises following any casualty or (ii) to any termination rights Tenant has under Sections 2, 12, 16 or 18 above; provided, however, in no event shall financial incapability excuse the performance of either party.

26.                               ESTOPPEL CERTIFICATES.

Each of Landlord and Tenant shall, without charge, within twenty (20) days after receipt of any request therefor, execute and deliver to the other a certificate stating, to the extent of the providing party’s actual knowledge:  (i) whether this Lease is unmodified and in full force and effect against it (or if there have been modifications, that this Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of to the other hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that it has no knowledge of any then uncured defaults under this Lease (or, if it has knowledge of any such defaults, specifying the same in detail); (v) that it has no knowledge of any event that will or may result in the termination of this Lease (or if it has such knowledge, specifying the same in detail); (vi) the address to which notices to it are to be sent; and (vii) such other   factual information concerning this Lease as may be reasonably requested.  It is understood that any such certificate may be relied upon by the requesting party, any actual or prospective lenders (including a Mortgagee), any actual or prospective Ground Lessor, any actual or prospective purchaser of the Land and/or the Building, any actual prospective purchaser of any interest in Landlord or Tenant, any actual or prospective assignee of an interest in this Lease, and any actual prospective subtenant or licensee of all or a portion of the Premises.  Attached hereto as Exhibit G is a copy of the estoppel certificate which is acceptable to the current holder of the Mortgage encumbering the Building.  No party may request an estoppel certificate from the other more than one time in any calendar year, except in connection with a sale or financing, in which case no party may request estoppel certificates from the other more than three (3) times in any calendar year.

27.                               COVENANT OF QUIET ENJOYMENT.

Landlord covenants, represents and warrants that it has the right to make this Lease and that Tenant shall have the right, during the Term and subject to the provisions of this Lease (including Section 19 above), to quietly occupy and enjoy the Premises without hindrance by Landlord or anyone claiming by or through Landlord or any of their successors and assigns.

28.                               WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29.                               BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease.  Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty by it.  Landlord recognizes only the Broker(s) (as set forth in Section 1.K. hereof) as broker(s) with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker(s).

30.                               CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, exercisable without notice except as otherwise set forth herein:

A.                                   To change the street address for the Building; provided, however, that unless such change was governmentally mandated, Landlord shall reimburse Tenant for all reasonable costs incurred by Tenant for printing, mailing and other reasonable matters directly related to such change and Landlord shall provide Tenant with at least one hundred twenty (120) days prior notice of such change in the Building’s street address.

B.                                     To approve, prior to installation, all window shades, blinds, drapes, and awnings and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

C.                                     To grant to a tenant of the Building the exclusive right to conduct its business in the Building, so long as the same is consistent with the character of the Building, provided the Tenant is not thereby excluded from the uses expressly permitted herein; provided, however, that in no event shall Landlord grant such exclusive right to conduct business in the Building with respect to office space in the Building to more than four (4) tenants.  Landlord hereby represents and warrants to Tenant that, as of the date of this Lease, there is no other tenant that has been granted an exclusive right to conduct its business with respect to office space in the Building, but (a) certain exclusive rights to conduct a particular use in the retail space of the Building are in the process of being granted, and may in the future be granted, to retail tenants of the Building, and (b) the leasing of space in the Building to GSA tenants has been and will be prohibited in each lease for space in the Building.

D.                                    Subject to the terms of Section 11(a) and upon reasonable prior notice to Tenant, to alter, relocate, reconfigure and reduce the Common Areas in the Building in a non-material manner, so long as access to the Premises is not modified or inhibited (other than to a non-material extent) and there is no diminution of type and quality of amenities initially provided, except on a temporary basis and then only to a non-material extent.

E.                                      Subject to the terms of Section 11(a) and upon reasonable prior notice to Tenant, to construct improvements on the Land and in the Common Areas outside the Building in a non-material manner, so long as access to the Premises is not modified or inhibited (other than to a non-material extent) and there is no diminution of type and quality of amenities initially provided, except on a temporary basis and then only to a non-material extent.

F.                                      To prohibit smoking in the entire Building (including the Premises), so long as such prohibitions are in accordance with applicable Laws.

31.                               NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service for overnight delivery, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable,   or at any other address of which either party shall notify the other in accordance with this Section 31.  Such communications, if sent by registered or certified mail, shall be deemed to have been given three (3) business days after the date of mailing, or if sent by a nationally recognized air courier service for overnight delivery, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service for overnight delivery, and otherwise, notices shall be effective upon receipt.  If a Mortgagee which holds a first priority Mortgage on the Land and/or the Building for which a subordination, attornment and non-disturbance agreement has been fully executed and delivered to Tenant, shall request that Tenant deliver to it notices delivered by Tenant to Landlord which identify (i) a default by Landlord under this Lease for which Tenant may exercise a right to terminate this Lease if such default is not cured as provided in this Lease, or (ii) the election of Tenant to exercise its “off-set” rights under Section 20 below, then Tenant shall simultaneously deliver a copy of each such notice to such Mortgagee at its address in the continental United States identified in such Mortgagee’s request delivered to Tenant.

32.                               MISCELLANEOUS PROVISIONS.

A.                                   Benefit and Burden:  The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B.                                     Governing Law:  This Lease shall be construed and enforced in accordance with the Laws of the jurisdiction in which the Building is located.

C.                                     No Partnership:  Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D.                                    Delegation by Landlord:  Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others by the delivery of notice to Tenant. Tenant may rely on such notices until its receipt of notice from Landlord of its revocation of such delegation of authority to the subject individual identified in Landlord’s prior notice to Tenant, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E.                                      [Intentionally Omitted.]

F.                                      Invalidity of Particular Provisions:  If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.  Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

G.                                     Counterparts:  This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H.                                    Entire Agreement:  This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect.  No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I.                                         Amendments:  This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.

J.                                        Mortgagee’s Performance:  Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.

K.                                    Limitation on Interest:  In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L.                                      Remedies Cumulative:  All rights and remedies of Landlord and Tenant shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord and Tenant hereunder or now or hereafter existing at law or in equity.

M.                                  No Waiver.  No failure or delay by Landlord or Tenant in enforcing its right to strict performance by the other of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by the waiving party.  No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent.  No waiver of any default under this Lease or settlement of any proceeding instituted on account of any claimed default under this Lease shall affect or alter this Lease or constitute a waiver of any of Landlord’s or Tenant’s rights hereunder.

N.                                    Construction of Lease:  There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it.  Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

O.                                    Annual Financial Statements:  At any time that Tenant is neither (i) a company, the stock or other ownership interests in which are publicly traded on a national stock exchange, nor (ii) a company that has its financial statements consolidated with the financial statements of a company, the stock or other ownership interests in which are publicly traded on a national stock exchange, Tenant shall, within thirty (30) business days following Landlord’s request therefor, submit to Landlord Tenant’s financial statement covering the preceding calendar year, certified by Tenant’s President or Chief Financial Officer (or, at Tenant’s option, an independent certified public accountant) as being true and correct in all material respects, which financial statement shall be prepared in accordance with generally accepted accounting principles by an independent certified public accountant; provided, however, that (a) Landlord shall not request such financial statement from Tenant more than once in any calendar year; and (b) Landlord shall preserve the confidentiality of the information contained in such financial statement, except that Landlord shall be permitted to provide copies of such financial statement to (i) employees of Landlord and Landlord’s asset manager, property manager, accountants and attorneys who provide services to Landlord and have a reasonable need to have access to such information, (ii) prospective purchasers of the Land, the Building or both, and (iii) prospective lenders to Landlord, all of whom shall be advised by Landlord of the provisions of this Section 32.O., but Landlord’s indemnification obligations set forth in the following sentence of this Section O. shall not be diminished by Tenant’s permission for Landlord to make copies of Tenant’s financial statement available to any such persons.  Landlord shall indemnify, protect, defend, and hold harmless Tenant from and against any and all damages, losses, claims, liabilities and costs suffered or incurred by Tenant in connection with the failure to maintain the confidentiality of the information contained in such financial statements by any individual or entity to which Landlord shall have provided such information.  If Tenant is a company that has its financial statements consolidated with the financial statements of a company, the stock or other ownership interests in which are publicly traded on a national stock exchange, then Tenant shall, within thirty (30) days following Landlord’s request therefor, meet with Landlord to reasonably address Tenant’s financials in the context of the financial statements of the company with which Tenant’s financials are consolidated.

P.                                      Effect of Deletion of Language:  The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion.  Such deleted portion shall be deemed not to have been inserted in this Lease.

Q.                                    Authority:  Tenant represents and warrants to Landlord that as of the date of final execution of this Lease, the person that executed this Lease on its behalf is duly authorized to so act; that

Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

R.                                     Appointment of Resident Agent:  For purposes of §55-218.1 of the Code of Virginia, Landlord appoints as its resident agent Corporate Services Company.

S.                                      Deed of Lease:  This Lease, for purposes of applicable law, shall be deemed a deed of lease executed under seal.

T.                                     Qualified Leases:  Landlord intends that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Section 512(b)(3) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”).  If Landlord, in its reasonable discretion, advises Tenant that there is any material risk that all or a material part of any payments made to Landlord under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with Landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, provided such restructuring or assignment will not have an economic impact on Tenant or any of its rights or obligations under this Lease.  Landlord agrees to promptly reimburse Tenant for all reasonable costs incurred by Tenant in connection with Tenant’s cooperation pursuant to the foregoing.

U.                                    Professional Fees.  In the event that either party brings any arbitration or other legal proceeding against the other:  (i) for the recovery of any sum due under this Lease; (ii) because of the breach of any provisions of this Lease; (iii) for any other relief against the other party under this Lease; or (iv) with respect to any other matters arising from or related to this Lease, then all reasonable costs and expenses, including, without limitation, reasonable professional fees such as appraisers’, accountants’, and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.  The provisions of this Section shall survive the expiration of the Term of this Lease or earlier termination of this Lease.

V.                                     When Payment is Due.  Whenever a payment is required to be made by one party to the other under this Lease, but a specific date for payment or a specific number of days within which payment is to be made is not set forth in this Lease, or the words “immediately,” “promptly” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the party which is obligated to make such payment receives notice from the other party demanding such payment.

W.                                Survival:  Subject to the terms of Section 15, 23 and 24 above, the effective expiration of the Term or earlier termination of this Lease shall not discharge Landlord or Tenant liability for their respective obligations and liabilities that accrue to the day which expiration or earlier termination.  Further, any obligation of Landlord or Tenant which by its nature or under the circumstances, be, or by the provisions of this Lease may be performed after the expiration of the term or earlier termination of this Lease, and in liability of for a payment which shall have accrued with respect to any period ending at a time prior to such expiration or earlier termination, shall survive the expiration of the Term or earlier termination of this Lease.

33.                               [Intentionally Omitted]

34.                               PARKING.

A.                                   Use of Parking.

(1)                                  During the Term, Tenant shall have the right to use the Parking Permits (as defined in Section 1.Q hereinabove) for the parking of passenger automobiles in the parking garage (the “Garage”) in the Building to be constructed by Landlord in accordance with the Base Building Plans (as defined in Exhibit C attached to this Lease and made a part hereof), which Parking Permits shall be on a non-exclusive, first-come, first-served basis for the unreserved parking of passenger automobiles in the Garage.  Notwithstanding anything to the contrary set forth in this Lease, in no event shall Landlord grant rights for, or otherwise permit, the parking of such number of vehicles in the Garage such that all Parking Permits purchased by Tenant may not be used to passenger automobiles in the Garage at any time during any day, and Landlord shall not “over-sell” parking privileges in the Garage such that the holder of any Parking Permit purchased pursuant to this Section 34 may not drive his/her vehicle out of the Garage within a reasonable time after entering such vehicle.  The Garage shall be operated with personnel comparable in number to that which staff parking garages in Comparable Buildings and with sufficient personnel in order that anyone who parks a vehicle in the Garage may exit the Garage within a reasonable time after entering his/her vehicle.  Except as specifically set forth in Section 34.B. hereof, the charge for all such Parking Permits for Tenant’s use pursuant to the provisions of this Lease for both reserved parking spaces and unreserved parking spaces, as applicable, shall be the prevailing market rate charged  in Comparable Buildings for the respective type of parking space.  Landlord shall have the right to valet park vehicles in the Garage; provided, however, the vehicles of personnel who work in the Premises, hold monthly parking spaces and are identified by Tenant to Landlord in writing shall not be valet parked if they are identified as such by a means which Landlord shall establish prior to the Lease Commencement Date.  Landlord shall have no right to valet park the vehicles of personnel working in the Premises without the prior consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.  Tenant and its employees shall observe reasonable precautions in the use of the Garage and shall at all times abide by all reasonable rules and regulations governing the use of the Garage promulgated by   Landlord or the operator of the Garage (the “Garage Operator”), which rules and regulations shall be consistent with rules and regulations that are adopted by landlords and parking garage operators for parking garages in Comparable Buildings.  The Garage will remain open on Monday through Friday (excluding Holidays) and during the Building Hours.  At all times when the Garage is closed, monthly permit holders shall be afforded access to the Garage by means of a magnetic card, which shall not be the same access key card given to such permit holder for access to the Building.  Landlord does not assume any responsibility for any damage or loss to any automobile or personal property in or about the Garage, except to the extent otherwise provided under Section 14.C above.  In the event that Tenant purchases less than the number of Parking Permits set forth above, at any time, then Tenant shall thereafter have the right to purchase such Parking Permits or any portion thereof, upon at least sixty (60) days prior notice to Landlord.  At any time during the Term, Tenant may decrease the number of Parking Permits purchased by it.  Tenant shall have the right to access such Garage at all times by means of an electronic access gate operated by electronic access cards, which Landlord shall activate to permit access to the Garage for each Parking Permit purchased by Tenant.  Landlord reserves the right to reasonably modify the manner in which the Garage is accessed during the Term.

(2)                                  Landlord shall maintain a specific section within the Garage located near elevator banks on the main floor of the Garage for visitor parking to serve tenants of the Building.  Subject to the terms of this Section, Tenant’s customers and visitors shall have the right to use available spaces in the Garage for the purpose of parking their vehicles therein while visiting the Premises.  Tenant’s customers and visitors shall pay the then current hourly parking fees established by Landlord and/or the Garage Operator, for the privilege of using the Garage, which hourly parking fees shall not exceed the prevailing market rate for hourly parking in Comparable Buildings; provided, however, that if Tenant elects to establish a parking validation program and if Tenant’s clients and visitors follow reasonable and customary procedures established therefor by Landlord and/or the Garage Operator, which shall include obtaining a validation stamp from Tenant on such customer’s parking ticket, which procedures may be subject to change from time to time, then (i) Tenant’s customers and visitors will receive a discount of the then current hourly parking fees payable by visitors to the Building in such amount as is agreed to by Tenant and Landlord (or Landlord’s garage operator), which discount shall be no less than such discounts generally provided to significant-sized tenants by landlords for visitor parking in Comparable Buildings.

(3)                                  Landlord’s granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee.  All motor vehicles which are the subject of Parking Permits issued by Landlord pursuant to this Lease (including all contents thereof) shall be in the Garage at the sole risk of their owners, except to the extent otherwise provided in Section 14.C above, and Landlord is not responsible for the protection and security of such vehicles.

(4)                                  Subject to the terms of Section 13, in its use of the Garage, Tenant will follow all reasonable rules and regulations enacted by Landlord, provided Landlord delivers to Tenant at least thirty (30) days prior notice, and which are generally applicable to all vehicle parkers with respect to the Garage.

B.                                     Rates.  Subject to the terms of this Section 34 and Section 13 above, Landlord reserves the right for itself or the Garage Operator to establish rates and fees for the use of the Garage and to establish and modify or amend, on a reasonable basis, rules and regulations governing the use of such parking areas.  The charge for such Parking Permits shall not exceed the following rates: (i) during the first year of the Term, the monthly charge for non-reserved Parking Permits shall be Eighty-Five Dollars ($85.00), (ii) during the second year of the Term, the monthly charge for non-reserved Parking Permits shall be Eighty-Seven and 55/100 Dollars ($87.55), (iii) during the third year of the Term, the monthly charge for non-reserved Parking Permits shall be Ninety and 18/100 Dollars ($90.18), (iv) in no event shall the monthly charge for non-reserved Parking Permits during the period beginning on the first day of the fourth year of the Term and ending on the last day of the tenth year of the Term, exceed One Hundred and Fifty Dollars ($150.00), and (v) after the last day of the third year of the Term, the monthly charge for Parking Permits shall not be more than the lower of (A) the prevailing rate charged for parking spaces in Comparable Buildings or (B) the monthly charge imposed on any other tenant in the Building for Parking Permits.  Landlord shall make available to Tenant five (5) parking spaces on a reserved basis, and the monthly charge for such reserved spaces shall not exceed two hundred percent (200%) of the monthly charge payable by Tenant for Parking Permits during the corresponding period.  Landlord shall have the right to revoke a user’s parking privileges in the event such user on three (3) occasions fails after notice of such failure to abide by the reasonable rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using the Garage for purposes other than for parking registered vehicles.  The storage or repair of vehicles in the Garage shall be prohibited.

C.                                     No Transfers.  Tenant shall not assign, sublet or transfer any of its right to use Parking Permits without Landlord’s prior consent except in connection with any subletting or assignment permitted pursuant to the provisions of Section 23 hereof.  Any other attempted assignment, sublet, or transfer shall be void.

35.                               STORAGE SPACE.

Landlord agrees to make available to Tenant storage space in the Building containing approximately one thousand (1,000) usable square feet.  Such storage space shall be made available by Landlord to Tenant on the Lease Commencement Date and no rent shall be payable by Tenant to Landlord for the same for the period beginning on the date the same is delivered by Landlord to Tenant through the Rent Commencement Date.  The annual gross rent for the storage space leased by Tenant shall be Fifteen Dollars ($15.00) per usable square foot in such space for the one-year period beginning on the Rent Commencement Date.  Such monthly gross rent for storage space leased by Tenant shall be increased by three percent (3%) on each anniversary of the Rent Commencement Date.  Tenant shall not be required to pay any portion of Operating Expenses or Real Estate Tax Expenses attributable to the storage space leased by it.  In no event shall Tenant’s Share be increased as a result of Tenant’s lease of storage space in the Building.  Landlord shall notify Tenant of the availability of storage space in the Building as and when it becomes available.  All storage space leased by Tenant shall be built out by Landlord, at Landlord’s cost, to contain only the following: the storage space shall consist of cinder block walls, if located in the Garage, and the storage space shall have a steel, locked door and shall contain reasonable lighting, a reasonable number of electrical outlets and an exhaust fan for ventilation.  Tenant shall have the right at any time to cancel its lease of all or any portion of storage space leased by it on not less than thirty (30) days prior notice to Landlord.

36.                               HAZARDOUS MATERIALS.

A.                                   Definition.  As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any Laws, including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

B.                                     General Prohibition.  Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the “Property”) by Tenant or Tenant’s Invitees other than (i) reasonable quantities of customary office products, and (ii) reasonable quantities of fuel, lubricant and other materials customarily used in connection with the maintenance and operation of the equipment permitted to be installed by Tenant, which equipment shall include without limitation, the Generator Equipment (as defined in Section 9.E above) and supplemental HVAC equipment; provided that the same are stored, used and disposed of in accordance with all applicable laws and governmental regulations.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to contest any claims or notices regarding the

introduction of Hazardous Materials by Tenant or Tenant’s Invitees to the Property in violation of the terms of this Lease.   Tenant shall indemnify, defend and hold Landlord, Landlord’s managing agent and all Mortgagees harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, attorneys’, consultants’, and experts’ fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant’s Invitees.

C.                                     Notice.  In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing such Hazardous Materials introduced by Tenant or Tenant’s Invitees.  Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto.  Tenant promptly shall notify Landlord in writing of any of the following after obtaining actual knowledge thereof: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof caused by Tenant or Tenant’s Invitees; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials against Tenant with respect to Hazardous Materials introduced to the Property in violation of the terms of this Lease by Tenant or Tenant’s Invitees; (iii) any claim made by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials introduced to the Property in violation of the terms of this Lease by Tenant or Tenant’s Invitees; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith, which Hazardous Materials were introduced to the Property in violation of the terms of this Lease by Tenant or Tenant’s Invitees.  Tenant also shall supply to Landlord within five (5) business days after Tenant first receives the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the introduction of Hazardous Materials to the Property in violation of the terms of this Lease by Tenant or Tenant’s Invitees.

D.                                    Landlord’s Obligations:  In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, then, subject to Tenant’s obligations under Subsection 36.C above, Landlord shall be responsible for removing such Hazardous Materials.  Landlord shall promptly notify Tenant in writing of any of the following after obtaining actual knowledge thereof:  (i) any spill, release, discharge or disposal of any Hazardous Materials in, on or under the Property or Complex or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted pursuant to any laws respecting Hazardous Materials on the Property or Complex; (iii) any claim made by any person against Landlord or the Property or the Complex or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on, under or about, or removed from the Property, the Complex or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith.  Landlord shall also supply to Tenant, within five (5) business days after Landlord first receives same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to existence of Hazardous Materials on the Property, the Complex or a portion thereof.

E.                                      Survival.  The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease.

37.                               STANDARD FOR CONDUCT AND CONSENT.

Regardless of any reference to the words “sole” or “absolute” in this Lease (except for (i) Alterations to the exterior of the Building, (ii) Alterations to the structure of the Building, except for Tenant’s reinforcement of floors or the roof of the Building in connection with the systems installed in the Premises or to serve the Premises), and (iii) Alterations that will have a material adverse effect on the Building systems, whereupon each such case Landlord’s duty is to act in good faith and in compliance with this Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed.  Unless another time frame is expressly provided in this Lease, then within ten (10) days after the requesting party’s receipt of the other party’s request for consent to any matter relative to this Lease and/or Tenant’s use or occupancy of the Premises, the non-requesting party shall deliver to the requesting party notice of the non-requesting party’s approval or disapproval of the same.  Any notice of disapproval shall set forth with reasonable particularity the reasons for the non-requesting party’s disapproval of the subject matter.  Except as specified in any notice of disapproval timely and properly delivered by the non-requesting party in accordance with the foregoing, the subject matter shall be deemed approved by the non-requesting party.  The non-requesting party’s failure to reply to the requesting party’s request for approval of the subject matter within the above-referenced ten (10) day period shall be deemed the non-requesting party’s approval thereof.  Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith.

38.                               RECORDATION.

Tenant reserves the right to record a memorandum of this Lease in any public records without the prior approval of Landlord, except as to the content of such memorandum, as to which such approval shall not be unreasonably withheld, conditioned or delayed.  In the event that Tenant records a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39.                               SIGNS.

A.                                   Building Signage:  Landlord will, at Landlord’s cost, (i) install and maintain in the main lobby of the Building, directory signs, consistent with the first class character of the Building and shall provide Tenant with Tenant’s Share of lines on such directory, (ii) list Tenant’s name and the names of Tenant’s subtenants and their respective employees designated by Tenant, on the lines specified in the immediately preceding clause (i), and (iii) provide Building standard signage on the suite entry doors of the Premises.  All signs permitted to be installed by Tenant shall be designed and installed in accordance with all applicable Laws and shall not be subject to the prior approval of Landlord, except with respect to matters which affect reinforcement of the structure of the Building, and Landlord’s approval of such structural reinforcement shall not be unreasonably withheld, conditioned or delayed.  Except as otherwise provided in this Section 39, no other sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior of the Premises or the Building or on exterior windows and exterior doors (and on any of the doors and windows of the Premises which abut any of the Common Areas in the case of multi-tenanted floors on which Tenant leases any portion of the Premises), without the prior approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion.  If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense or to require Tenant to do the same.  Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however, that (1) no sign shall obstruct or block any windows or doors of the Premises, (2) no sign shall be placed on the exterior of the Building, other than (i) on the parapet above first floor retail space in the Building, (ii) above the window line of the highest floor of the Building, with only one sign permitted on each side of the top floor of the Building, (iii) a plaque installed at the main entrance of the Building to identify Nixon & Vanderhye, P.C., and (iv) directional signage placed on the exterior of the Building for ESI, Inc., and (3) no sign which is placed in or on the exterior of the Building or any portion of the Complex shall identify any Specialized Human Resources Consulting Firm (as defined in Section 48 below).

B.                                     Approved Exterior Signage and Approved Lobby Sign:  Notwithstanding the foregoing, Tenant shall have (i) the exclusive right to place signage on the exterior of the Building above the window line of the top floor of the Building, (ii) the right to install one sign on the West side of the Building  above the window line of the top floor of the Building, in the location shown on Exhibit J-1 attached hereto and made a part hereof, and to install one sign on the North side of the Building above the window line of the top floor of the Building, in the location shown on Exhibit J-2 attached hereto and made a part hereof (collectively, the “Approved Exterior Signage”), and (ii) the right to install one sign in the main lobby of the Building in the location and of a size shown on Exhibit J-3 attached hereto and made a part hereof (the “Approved Lobby Sign”).  The Approved Exterior Signage shall contain Tenant’s name and/or corporate logo.  The Approved Lobby Sign shall contain Tenant’s name and/or corporate logo.  Tenant shall submit to Landlord Tenant’s plans and specifications for the Approved Lobby Sign, which plans and specifications (including, but not limited to, the materials, design, color and method of fabrication thereof) shall be subject to Landlord’s prior approval, which approval which shall not be unreasonably withheld, conditioned or delayed.  Landlord shall have no right to limit or approve the Approved Exterior Signage except with respect to local requirements for structural reinforcement of the Building to accommodate such signage and the design of the same, for which Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall be responsible for the installation, maintenance, repair and replacement of such Approved Exterior Signage and shall bear all costs thereof.  At all times during the Term that the Approved Exterior Signage is displayed on the Building, Tenant shall ensure that the Approved Exterior Signage complies with all applicable laws and governmental regulations and shall maintain such Approved Exterior Signage in compliance with the requirements of this Lease.

C.                 Landlord’s Removal of Approved Lobby Signage:  Landlord shall have the right, at its sole expense, to remove the Approved Lobby Signage at any time during which the Premises contains less than fifty-seven thousand (57,000) rentable square feet, provided that signage of comparable size is placed in the location in which the Approved Lobby Signage is located pursuant to a right granted by Landlord in a lease for space in the Building with a bona fide unaffiliated third party for space greater in size than the then-current size of the Premises.

D.                                    Landlord’s Required Reduction of Approved Exterior Signage:

(a)                                  Landlord shall have the right, at its expense, to remove the Approved Exterior Signage at any time during which the Premises contains less than fifty-seven thousand (57,000) rentable square feet, provided that, within two (2) years after such removal, signage is placed on the exterior of the Building above the window line of the top floor of the Building pursuant to a right granted by Landlord under a lease executed with a bona fide unaffiliated third party for space in the Building, which space is larger in size than the then-current Premises.  In the event Landlord  removes Approved Exterior Signage and the signage described above for an affiliated third party is not placed on the exterior of the Building above the window line of the top floor of the Building within two (2) years after the date of such removal, then Landlord shall, within sixty (60) days after Tenant’s delivery of notice to Landlord and at Landlord’s sole expense, reinstall Approved Exterior Signage.

(b)                                 Landlord shall have the right, at its expense, to reduce the size of the Approved Exterior Signage to Tenant’s Allocation of Exterior Signage Area (as defined below), at any time during which the Premises shall contain less than eighty seven thousand five hundred (87,500) rentable square feet, provided that, within two (2) years after such election by Landlord, signage is placed on the exterior of the Building above the window line of the top floor of the Building, pursuant to a lease executed by Landlord with a bona fide unaffiliated third party for space in the Building, which space is larger in size than the then-current Premises.  In the event Landlord shall so elect, Landlord shall be responsible, at its sole cost, to remove the Approved Exterior Signage required to be removed in order that the remaining Approved Exterior Signage is in conformance with the limitation to Tenant’s Allocation of Exterior Signage Rights.  Notwithstanding the foregoing, in the event Landlord elects to reduce the size of the Approved Exterior Signage in accordance with the foregoing, and the existing Approved Exterior Signage is comprised of more than one sign, then Tenant shall designate those sign(s) comprising the Approved Exterior Signage which shall remain on the exterior of the Building in conformance with the foregoing.  Notwithstanding anything to the contrary set forth in this Section 39; (x) if Landlord elects to reduce the size of the Approved Exterior Signage in accordance with the foregoing, then, Tenant shall have the right to install the Approved Exterior Signage removed by Landlord with other Approved Exterior Signage in conformance with the terms of this Section 39, including the limitations of the same to Tenant’s Allocation of Exterior Signage Rights, and (y) if Landlord elects to reduce the size of the Approved Exterior Signage in accordance with the foregoing, and signage of the above-referenced unaffiliated third party is not placed on the exterior of the Building above the window line of the top floor of the Building within two (2) years after the date upon which the subject Approved Exterior Signage is removed, then Landlord shall, within sixty (60) days after Tenant’s delivery of notice to Landlord and at Landlord’s sole expense, reinstall all Approved Exterior Signage.  The term “Tenant’s Allocation of Exterior Signage Rights” as used herein shall mean the maximum size of signs permitted to be installed on the exterior of the Building, multiplied by a fraction, the numerator of which shall be the number of rentable square feet in the Premises, and the denominator of which shall be the sum of the number of rentable square feet in the Premises and the number of rentable square feet in the space leased by the subject bona fide independent third party pursuant to its lease with Landlord.  Notwithstanding the foregoing, Tenant shall have the first choice of that side of the Building on which it shall place the Approved Exterior Signage it is permitted to place on the exterior of the Building.  In no event shall Landlord place or permit more than one (1) sign above the window line of the top floor any side of the Building.

40.                               EXERCISE FACILITY.

From and after the Lease Commencement Date, Landlord shall provide an exercise center and a locker room facility, located in the Building (the “Exercise Facility”), which shall (a) contain an aggregate of approximately one thousand three hundred (1,300) rentable square feet, (b) be operated and maintained in a high quality condition and otherwise in a manner consistent with the maintenance and operation of exercise facilities in Comparable Buildings, and (c) shall be operated and maintained for the exclusive use of office tenants of the Building, including Tenant and its employees; provided, however, that (i) Landlord shall not be required to provide an attendant for the Exercise Facility, (ii) Landlord assumes no liability for such use, and (iii) the use of the Exercise Facility shall be limited to those parties who physically occupy space in the Building and shall not be available for use by any person who occupies so-called “virtual space,” i.e., utilizes a portion of the services or facilities at the Premises without having a physical office therein which is used on a regular basis (a “Virtual User”).  Admission to the Exercise Facility will be obtained through the use of the Building security system.  Subject to the terms of Section 13 above, use of the Exercise Facility and the hours of operation thereof will be subject to such reasonable rules and regulations that Landlord may promulgate, and amend, from time to time, which rules and regulations shall be consistent with those for exercise facilities operated in Comparable Buildings.  It is understood that no person shall be entitled to use the Exercise Facility until such person has signed a waiver in reasonable form consistent with terms generally adopted by landlords for exercise facilities operated in Comparable Buildings.  Landlord shall not charge any fees for use of the Exercise Facility.  The Exercise Facility shall contain separate men’s and women’s locker rooms, each containing no less than two (2) shower stalls (as well as sinks and toilets), which will be kept operational, clean and tidy by Landlord throughout each day of the week, and in a manner consistent with the operation of exercise facilities in Comparable Buildings.  Cleaning will be extended to weekends and Holidays if permitted use warrants same.  Subject to the terms of Section 1.BB above, all reasonable out-of-pocket expenses of operating the Exercise Facility (including, but not limited to, equipment leases but excluding any rental payments for the premises occupied by the Exercise Facility), other than costs of the initial construction and the initial equipment installed therein, shall be includable in Operating Expenses (it being agree that all equipment installed in the Exercise Facility shall be leased and not purchased by Landlord). All electronic fitness equipment in the Exercise Facility shall be replaced once every five (5) years.  Landlord reserves the right, at its sole cost which shall not be included in Operating Expenses, to change the location of the Exercise Facility within the Building at any time and from time to time, provided (1) the size of the exercise facility shall not be reduced, (2) Landlord provides Tenant with at least thirty (30) days prior notice of such relocation and (3) Landlord promptly commences and diligently pursues to completion such relocation, such that the Exercise Facility shall not be out of operation for more than ten (10) days as the result of any such relocation thereof by Landlord.  The Exercise Facility shall contain substantially the same equipment as is described on Exhibit K attached hereto and made a part hereof or such equipment as Landlord, in its reasonable discretion, determines is as good or better than such equipment with respect to function and quality.

41.                               EXPANSION SPACE OPTIONS.

A.                                   Expansion Space.  Tenant shall have two (2) “Expansion Space Options”, as follows:

(i)                                     Tenant shall have a one-time option to lease from Landlord certain space on the eighth (8th) floor of the Building (“Expansion Space #1”), comprising not less than five thousand (5,000) rentable square feet and not more than seven thousand five hundred (7,500) rentable square feet, at a location contiguous to the Initial Eighth Floor Space (except as provided below), as such Expansion Space #1 is reasonably designated by Landlord, which space (A) shall have a demising wall which connects the corridor wall in the Common Areas of the floor on which Expansion Space #1 is located to a mullion in a straight line, except for a deviation of not to exceed ten feet (10’) and (B) shall result in the remainder of the space located on the floor on which Expansion Space #1 is located and which is not then leased by Tenant being in marketable condition; provided, however, that in the event that Tenant does not lease all or any portion of the Initial Eighth Floor Space and Tenant does not lease all space on the Seventh (7th) floor of the Building, then Expansion Space #1 shall be all space on the seventh (7th) floor of the Building which is not leased by Tenant (even if such Expansion Space #1 is less than five thousand (5,000) rentable square feet) or, if at such time no rentable square footage is available for Expansion Space #1 on the seventh (7th) floor of the Building, then Landlord shall reasonably designate space on the eighth (8th) floor of the Building as Expansion Space #1 in accordance with the foregoing criteria.  Expansion Space #1, if and when so leased by Tenant, shall become part of the Premises and shall be subject to the terms and conditions of this Lease, except as set forth in this Section 41; and

(ii)           Tenant shall have a one-time option to lease from Landlord certain space on the eighth (8th) floor of the Building (“Expansion Space #2”), comprising not less than five thousand (5,000) rentable square feet and not more than seven thousand five hundred (7,500) rentable square feet on the eighth (8th) floor of the Building, which Expansion Space #2 shall be contiguous (except as provided below) to Tenant’s portion of the Premises then located on the eighth (8th) floor of the Building, which Expansion Space #2 shall be in a location reasonably designated by Landlord, which space (A) shall have a demising wall which connects the corridor wall in the Common Areas of the floor on which Expansion Space #2 is located to a mullion in a straight line, except for a deviation of not to exceed ten feet (10’), and (B) shall result in the remainder of the space located on the floor on which Expansion Space #2 is located and which is not then leased by Tenant being in marketable condition; provided, however, that in the event that Tenant does not lease all or any portion of the Initial Eighth Floor Space, then Expansion Space #2 shall be all space on the seventh (7th) floor of the Building which is not leased by Tenant (even if such Expansion Space #2 is less than five thousand (5,000) rentable square feet), or, if at such time no rentable square footage is available for Expansion Space #2 on the seventh (7th) floor of the Building, then Landlord shall reasonably designate space on the eighth (8th) floor of the Building as Expansion Space #2 in accordance with the foregoing criteria.  Notwithstanding the foregoing, in the event that Tenant exercises its option to lease both Expansion Space #1 and Expansion Space #2, Tenant acknowledges that the aggregate number of square feet of rentable space in Expansion Space #1 and Expansion Space #2 shall not exceed the number of square feet of rentable space on the eighth (8th) floor of the Building which is not then already leased to Tenant pursuant to this Lease.

B.                                     Terms and Conditions Applicable to Expansion Space #1 and Expansion Space #2.

(i)                                     Provided that Tenant provides notice to Landlord in accordance with the terms of Section 41.C. hereof, Landlord shall deliver possession of the Expansion Space to Tenant, in its then “as-is” condition except that the Expansion Space shall be in good condition, reasonable wear and tear excepted, in compliance with all applicable Laws existing at the time the subject Expansion Space was improved, improved at least to the extent of the Landlord’s Work required to be performed by Landlord with respect to the Premises, broom-clean and free of all removable shelving, personal property and trash, on a date upon which Landlord shall deliver the subject Expansion Space to Tenant (the “Expansion Space Commencement Date”) which, as to Expansion Space #1, is identified in a notice delivered by Landlord to Tenant by the last day of the forty-sixth (46th) full calendar month of the Term, and which designated date is not later than the last day of the seventy-fifth (75th) full calendar month of the Term and not earlier than the first (1st) day of the sixty-first (61st) full calendar month of the Term, and, as to Expansion Space #2, is identified in a notice delivered by Landlord to Tenant by the last day of the seventieth (70th) full calendar month of the Term, and which designated date is not later than the last day of the ninety-ninth (99th) full calendar month of the Term, and not earlier than the first day of the eighty-fifth (85th) full calendar month of the Term.  Such notice delivered by Landlord to Tenant shall specify Landlord’s estimate of the Prevailing Market Rent for the subject Expansion Space for the period beginning on the Expansion Space Commencement Date for the subject Expansion Space and ending on the last day of the Term.  In the event Landlord fails to timely and properly deliver notice with respect to the Expansion Space in accordance with the foregoing, then the Expansion Space Rent Abatement Period for the subject Expansion Space shall be extended by the period, as to Expansion Space #1, beginning on the first day of the forty-seventh (47th) full calendar month of the Term and ending upon the date on which Landlord timely and properly delivers such notice to Tenant, and, as to Expansion Space #2, beginning on the first day of the seventy-first (71st) full calendar month of the Term and ending upon the date on which Landlord timely and properly delivers such notice to Tenant.

(ii)                                  The Term as to the Expansion Space, in question, leased by Tenant pursuant to this Section 41 shall commence on the Expansion Space Commencement Date as to the Expansion Space in question.  Tenant shall have no obligation to pay Rent for the subject Expansion Space with respect to the sixty-one (61) day period (such 61 day period with respect to an Expansion Space is herein referred to as “Expansion Space Rent Abatement Period”) beginning on the Expansion Space Commencement Date for the same, it being agreed that such Rent shall be abated.  The Term as to each Expansion Space in question leased by Tenant hereunder shall continue for the remainder of the Term.

(iii)                               The Base Rent for each such Expansion Space shall be equal to the Prevailing Market Rent (as defined in Section 45 hereof) for such Expansion Space for the period beginning on the Expansion Space Commencement Date for the same and ending on the last day of the then-current Term, which Prevailing Market Rent shall be determined in accordance with subsection 45(5) hereof.

(iv)                              All construction and improvements to be performed with respect to the Expansion Space in question shall be performed by Tenant, at its expense, in accordance with plans which shall be subject to the terms of this Lease, including, but not limited to, Sections 8 and 10 hereof (such work being referred to herein as the “Expansion Space Work”).   Notwithstanding the foregoing, Landlord shall be responsible for the construction and installation of work necessary to separately demise the subject Expansion Space from adjacent rentable area and from Common Areas, and all Common Areas reasonably required.  Such work shall be performed by Landlord in first-class condition and in accordance with all applicable Laws and all terms of this Lease.

(v)                                 From and after the applicable Expansion Space Commencement Date, such Expansion Space shall be included in the term “Premises” as used in this Lease, and subject to abatement during the applicable Expansion Space Rent Abatement Period, Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses shall be increased proportionately. Such adjustments to Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses, as they relate to the subject Expansion Space, and the fact that the “base year” for purposes of calculating the amount of the same will not correspond to the “base year” for new transactions for comparable space in Comparable Buildings, shall be taken into consideration in establishing the Prevailing Market Rent for the subject Expansion Space, determined in accordance with the terms of Subsection 45(2) below.

D.                                    Notice; Exercise.  Tenant shall give to Landlord notice of Tenant’s exercise of its option to so lease the Expansion Space  which (i) as to Expansion Space #1, shall be given by the later to occur of the date which occurs one (1) year prior to the date identified as the Expansion Space Commencement Date for Expansion Space #1 in the corresponding notice delivered by Landlord pursuant to Section 41.B(i) above, and (2) the date which occurs ten (10) months after the date upon which Tenant receives Landlord’s corresponding notice for Expansion Space #1 delivered in accordance with Subsection 41.B(1) above; and (ii) as to Expansion Space #2, shall be given by the later to occur of (1) the date which occurs one (1) year prior to the date identified as the Expansion Space Commencement Date for Expansion Space #2 in the corresponding notice delivered by Landlord to Tenant in accordance with Subsection 41.B (i) above, and (2) the date which occurs ten (10) months after the date upon which Tenant receives Landlord’s corresponding notice for Expansion Space #2 delivered in accordance with Subsection 41.B(i) above.  If Tenant does not timely give any such notice to Landlord, then Landlord shall be free to offer to lease and to lease such Expansion Space #1 or Expansion Space #2, as the case may be, to others and Tenant’s Expansion Space Option for Expansion Space #1 or Expansion Space #2, as the case may be, shall be void and of no force or effect for the remainder of the Term of this Lease and Landlord may lease said Expansion Space #1 or Expansion Space #2, as the case may be, to others under such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Tenant’s delivery of each of the aforesaid notices to Landlord and that, if any such notice is not so delivered in the time aforesaid, Landlord will rely to its detriment on Tenant’s failure to give such notice).  Notwithstanding anything to the contrary contained in this Lease, (x) Tenant’s failure to exercise any Expansion Space Option pursuant to this Section 41 shall not affect its right to exercise any subsequent Expansion Space Option, and (y) Tenant may only exercise the Expansion Space Option for Expansion Space #2 if Tenant has either waived or failed to timely exercise its right to terminate this Lease effective as of the last day of the seventh (7th) Lease Year pursuant to Section 49 below, and Tenant has either waived or failed to timely exercise its right to terminate this Lease with respect to a portion of the Premises effective as of the last day of the seventh (7th) Lease Year pursuant to Section 50 below.  If a Material Default exists at the time Tenant delivers to Landlord notice of Tenant’s exercise of an Expansion Space Option, then Landlord may elect to invalidate Tenant’s exercise of the subject Expansion Space Option by delivering notice to Tenant within five (5) business days after Landlord’s receipt of Tenant’s notice of exercise.  If such invalidation notice (i) is timely and properly delivered by Landlord to Tenant in accordance with the terms of this Lease, (ii) describes the subject Material Default in reasonable detail, and (iii) states that Landlord has elected pursuant to that notice and the terms of this Section 41, to invalidate Tenant’s exercise of the subject Expansion Space Option, then Tenant’s notice of exercise of the subject Expansion Space Option shall be invalid; provided, however, such invalidation shall not prevent Tenant from later exercising an Expansion Space Option through the last day permitted for the same under this Section 41.  If Landlord does not timely and properly deliver any such notice of invalidation to Tenant during the existence of a Material Default, then Tenant’s prior exercise of the subject Expansion Space Option shall remain valid and in effect.  It is agreed that time shall be of the essence in Landlord’s delivery of an invalidation notice to Tenant in accordance with this Section 41, and if any such notice is not so timely and properly delivered within the period specified above, Tenant will rely to its detriment on Landlord’s failure to give such notice.

E.                                      Execution of Lease Amendment.  Within thirty (30) days after the date Tenant gives notice to Landlord of the exercise of any of Tenant’s such options hereunder, Landlord and Tenant shall execute an amendment to this Lease setting forth the terms set forth in this Section 41 as to the Expansion Space in question.  Notwithstanding the failure of either party to execute the above-referenced amendment within the above-referenced thirty (30) day period, both parties shall be bound by Tenant’s exercise of the subject option.

42.                               [Intentionally omitted.]

43.                               ACCESS KEYS.

Landlord agrees, at its cost, to provide Tenant with four (4) access control key cards for each 1,000 rentable square feet comprising the Premises.  Such access control keys shall be provided as of the Lease Commencement Date, or such later date as Tenant may request.  Additional access controlled key cards shall be provided by Landlord to Tenant upon Tenant’s request, and the cost of the same shall be reimbursed by Tenant to Landlord as Additional Rent hereunder, at Landlord’s reasonable cost therefore.

44.                               LANDLORD REPRESENTATIONS.

Landlord hereby represents, warrants and covenants to and with Tenant that, as of the date of Landlord’s execution of this Lease: (i) Landlord has the full right, power and authority to enter into this Lease and to perform each and all of the terms, provisions, covenants, agreements, matters and things herein provided to be performed by Landlord and to execute and deliver all documents provided herein to be executed and delivered by Landlord; (ii) this Lease does not, nor will the performance by Landlord of its obligations hereunder, contravene any provision of any existing law, covenant, indenture or agreement binding upon Landlord or upon the Building, the Land or, to the best of Landlord’s knowledge, the Complex; (iii) the signatories of this Lease on behalf of Landlord are authorized to sign this Lease on Landlord’s behalf; (iv) there is no litigation pending, or to the best of Landlord’s actual knowledge, threatened pertaining to Landlord, the Building, the Land or the Complex; (v) to the best of Landlord’s knowledge, as of the date of this Lease, there are no suits, judgments or notices relating to any violation of the health, pollution control, building, fire or zoning laws or regulations relating to the use and maintenance of the Building, the Land, or the Complex; (vi) the Building, the Land and the Complex will, as of the Lease Commencement Date, comply with all applicable laws, orders, rules and regulations (including the provisions of the ADA); and (vii) to the best of Landlord’s knowledge, except as may be set forth in that certain environmental report dated April 4, 2001 and prepared by ATC Associates, Inc. (the “Report”) no Hazardous Materials exist in, on or under the Building or on the Land or the Complex, and, to the best of Landlord’s knowledge, no Hazardous Materials, including, without limitation, those identified in the Report, exist in, on or under the Building, the Land or the Complex in violation of any applicable laws; (viii) no document recorded against the Property conflicts with any of the terms of this Lease;  (ix) all applicable Laws permit the use and occupancy of the Premises by Tenant as permitted in this Lease;  (x) Landlord is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of Landlord’s formation and the Laws of the jurisdiction in which the Building is located; and (xi) all action required to authorize Landlord and the signatory to this Lease on behalf of the Landlord has been duly taken, including, without limitation, the procurement of all approvals required from the holder of any Mortgage and Ground Lease affecting the Building or the Land.  Landlord shall indemnify, protect, defend and hold harmless Tenant and its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees from, against, for and in respect of, any and all claims, damages, losses, obligations, liabilities, actions or causes of actions, penalties and costs and expenses suffered, sustained, incurred or required to be paid (including, without limitation, reasonable attorney’s fees) because of, or arising out of, a breach of the foregoing representations and warranties by Landlord.  The obligations of Landlord under this Section 44 shall survive the expiration or earlier termination of this Lease.

45.                               OPTIONS TO EXTEND.

Landlord hereby grants to Tenant, two (2) options (the “Renewal Options”), each to extend the Term for a five (5) year period (the “Renewal Terms”) after the expiration of the initial Lease Term, or after the expiration of the initial Renewal Term, as the case may be.  If exercised, and if the conditions applicable thereto have been satisfied, the Renewal Term shall commence immediately following the end of the initial Term or the initial Renewal Term, as the case may be.  The Renewal Options herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(1)  Tenant may exercise a Renewal Option with respect to all or a portion of the then-current Premises so along as the same contains at least two (2) full contiguous floors in the Building.  Each Renewal Option shall be exercisable only by notice given by Tenant to Landlord not later than nineteen (19) months prior to the expiration of the initial Term or the initial Renewal Term, as the case may be.

(2)  All terms and conditions of this Lease shall be applicable during each Renewal Term, including, but not limited to, those set forth in Section 5 hereof except that the amount of Rent charged for each of the Renewal Terms shall be equal to ninety-five percent (95%) of the “Prevailing Market Rent” (as hereafter defined) for the portion of the Premises for which Tenant has exercised the subject Renewal Term.

(3)  If Tenant’s notice is not given timely, then Tenant’s subject Renewal Option, and any subsequent Renewal Option, shall be of no further force or effect (it being agreed that time shall be of the essence in Tenant’s delivery of such notice of exercise of its Renewal Options to Landlord and that, if such notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Tenant’s  failure to give such notice). If a Material Default exists at the time Tenant delivers to Landlord notice of Tenant’s exercise of a Renewal Option, then Landlord may elect to invalidate Tenant’s exercise of the subject Renewal Option by delivering notice to Tenant within five (5) business days after receipt of Tenant’s notice of exercise.  If such invalidation notice (i) is timely and properly delivered by Landlord to Tenant in accordance with the terms of this Lease, (ii) describes the subject Material Default in reasonable detail, and (iii) states that Landlord has elected pursuant to that notice and the terms of this Section 45, to invalidate Tenant’s exercise of the subject Renewal Option, then Tenant’s notice of exercise of the subject Renewal Option shall be invalid; provided, however, such invalidation shall not prevent Tenant from later exercising any Renewal Option through the last day permitted for the same under this Section 45.  If Landlord fails to timely and properly deliver notice of invalidation with respect to a prior exercise by Tenant of a Renewal Option, then Tenant’s prior exercise of such Renewal Option shall remain valid and in effect.  It is agreed that time shall be of the essence in Landlord’s delivery of an invalidation notice to Tenant in accordance with the foregoing, and if any such notice is not so timely and properly delivered within the period specified above, Tenant will rely to its detriment on Landlord’s failure to give such notice.

(4)  The term “Prevailing Market Rent” for purposes of this Lease shall mean what a willing, comparable, new, non-expansion, non-renewal, non-equity tenant would pay, and a willing landlord of a comparable building located within the Ballston, Virginia submarket would accept, at arm’s length, for a comparable amount of office space for a comparable period of time, in either case giving appropriate consideration to:  (i) the age, condition and location of the Building; (ii) the annual rental rates per rentable square foot; (iii) the standard of measurement by which the rentable square footage is measured; (iv) the ratio of rentable square feet to usable square feet; (v) the type of escalation clauses (including, without limitation, type, base year and stop); (vi) the extent of building services; (vii) the extent of liability under the escalation clauses (e.g. whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (viii) abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term; (ix) brokerage commissions, if any, which would be payable by Landlord in a comparable transaction; (x) length of the lease term; (xi) size and location of space being leased; (xii) building standard work letter and/or tenant improvement allowances, if any; (xiii) other economic concessions, if any; (xiv) Tenant’s creditworthiness; and (xv) other general applicable conditions of tenancy for a comparable new transaction, so that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give to any comparable prospective tenant and so that Landlord will make the same economic payments and concessions that Landlord would otherwise make in a comparable new transaction.  If, for example, after applying the criteria set forth above, comparable leases provide a new tenant with comparable space at Thirty Dollars ($30.00) per rentable square foot, with a Ten Dollars ($10.00) operating expense allowance, three (3) months at no rent to construct improvements, four (4) months free rent, Fifty Dollars ($50.00) per rentable square foot tenant improvement allowance, a “lease takeover” obligation in the amount of One Hundred Thousand Dollars ($100,000.00), a brokerage commission of Fifty Thousand Dollars ($50,000.00), and certain other generally applicable economic terms, the Prevailing Market Rent shall not be Thirty Dollars ($30.00) per rentable square foot only, but shall be the equivalent of Thirty Dollars ($30.00) per rentable square foot, a Ten Dollar ($10.00) operating expense allowance, three (3) months at no rent to construct improvements or three (3) months additional free rent in lieu of such construction period, an additional four (4) months free rent, Fifty Dollars ($50.00) per rentable square foot tenant improvement allowance or payment in lieu of such allowance, One Hundred Thousand Dollars ($100,000.00) cash payment in lieu of a lease takeover, Fifty Thousand Dollars ($50,000.00) cash payment in lieu of a brokerage commission (or, if a broker is retained by Tenant with respect to the subject space, a cash payment equal to the difference between Fifty Thousand Dollars ($50,000.00) and the commissions payable to Tenant’s broker), and the other generally applicable economic terms; provided, however, that in no event shall the foregoing example be deemed to state or imply any obligation on the part of Landlord to make any cash payment to Tenant or to provide any of the types of concessions set forth in such example.

(5)  Determination.  Landlord shall estimate the Prevailing Market Rent by using its good faith judgment.  Landlord shall provide Tenant with notice of Landlord’s estimate within ten (10) days after Tenant provides notice to Landlord exercising Tenant’s corresponding option right which requires a calculation of the Prevailing Market Rent.  Tenant shall have ten (10) days (the “Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental rate within which to accept such rental rate.  In the event Tenant fails to accept, prior to the expiration of the Tenant’s Review Period, in writing such rental rate proposed by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt in good-faith to agree upon such Prevailing Market Rent.  If Landlord and Tenant fail to reach agreement by that date which occurs ten (10) days following Tenant’s Review Period (the “Outside Agreement Date”), then such determination shall be submitted to arbitration in accordance with the terms set forth below.  Within ten (10) days after the Outside Agreement Date, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent for the subject space.  If either party shall fail to select a Broker as aforesaid, the subject Prevailing Market Rent shall be determined by the Broker selected by the other party.  Each Broker shall thereupon independently make his determination of the subject Prevailing Market Rent within twenty (20) days after the appointment of the second Broker.  If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred two percent (102%) of the lower of them, then the subject Prevailing Market Rent shall be deemed to be the average of the two values.  If the higher of such two values is more than one hundred two percent (102%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered.  The third Broker shall independently make his determination of the subject Prevailing Market Rent within twenty (20) days after his appointment.  The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the subject Prevailing Market Rent.  For the purposes of this Section 45(5), “Broker” means a real estate broker licensed in the Commonwealth of Virginia, who has been regularly engaged in such capacity in the business of commercial office leasing in Arlington, Virginia for at least ten (10) years immediately preceding his/her appointment hereunder.  Except as otherwise provided below, each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.  Notwithstanding anything to the contrary set forth in this Lease, Tenant may elect to invalidate its exercise of the subject option/right for which arbitration was engaged under this Section 45(5), by delivering notice to Landlord within thirty (30) days following Tenant’s receipt of the notice of determination by the arbitrators.  In the event Tenant so elects, then Tenant (i) shall reimburse Landlord for all reasonable fees, costs and expenses incurred by Landlord for its Broker in connection with the subject arbitration and (ii) reimburse Landlord for all reasonable fees, costs and expenses incurred by Landlord for the third (3rd) broker in connection with the subject arbitration, within thirty (30) days following Landlord’s demand therefor and if Landlord has not already paid such costs, Tenant shall pay all costs of the third (3rd) broker directly.

46.                               ROOF RIGHTS.

A.                                   Subject to the terms of this Section 46, Tenant shall have the right to install, without the payment of any additional rent or licensing fees, and maintain at a location on the roof of the Building chosen by Tenant and approved by Landlord (the “Satellite Area”) certain telecommunications and related equipment, together with the cables extending from such telecommunications and related equipment to the Premises (collectively, the “Telecommunications and Related Equipment”).  The location, size, weight, height and all other features and specifications of such Telecommunications and Related Equipment and the manner of the initial installment of the same shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld conditioned or delayed.  Notwithstanding the foregoing, Tenant shall not be entitled to install any such Telecommunications and Related Equipment (i) which occupies an area of more than approximately one hundred (100) square feet on the roof of the Building, (ii) if such installation would materially adversely affect (or in a manner that would adversely affect) any warranty with respect to the roof of the Building, (iii) if such installation would adversely affect (or in a manner that would materially adversely affect) the structure or any of the building systems of the Building, or if such installation would require (or in a manner that would require) any structural alteration to the Building, or (iv) if such installation would violate (or in a manner that would violate) any applicable federal, state or local law, rule or regulation.  Tenant shall obtain and maintain at Tenant’s expense, and submit to Landlord copies of, all permits and approvals relating to such Telecommunications and Related Equipment and such installation and maintenance (including, without limitation, any permit required if a crane is necessary to place such Telecommunications and Related Equipment on the roof), and shall pay all taxes and fees related thereto.  Such Telecommunications and Related Equipment shall be installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  In the event Tenant shall require penetration of the roof membrane of the Building in connection with the installation of any Telecommunication and Related Equipment, then Tenant shall use Landlord’s roof contractor for work with respect to such penetration of the roof membrane, and Landlord shall cause such contractor to charge an amount to Tenant for the performance of such work which is equal to the amount which would be payable for such work on an arm’s-length, competitive basis for the performance of such work in the Washington, D.C. metropolitan area, failing which Landlord shall be responsible for the payment of all amounts charged to Tenant by such contractor for the subject work to the extent in excess of such arm’s-length, competitive amount for performance of the subject work.  Tenant shall obtain Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, to the manner and time in which such installation work is to be done.  Tenant shall screen the Telecommunications and Related Equipment from view from the grounds adjacent to the Building in a manner and with materials acceptable to Landlord in its reasonable discretion.  The Telecommunications and Related Equipment shall not be for any purpose other than communication related to the operation of Tenant’s business and the business of other permitted occupants of the Premises (and not for commercial resale purposes).  All plans and specifications concerning such installation shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed and Tenant shall reimburse Landlord’s reasonable expenses incurred to third parties in such review.  All repairs and installations required after the initial installation of the Telecommunications and Related Equipment also shall be subject to Landlord’s prior approval, which shall not be withheld, conditioned or delayed.

B.                                     Except in the circumstance of an emergency, Tenant shall deliver to Landlord notice prior to Tenant’s access to the Telecommunications and Related Equipment.  Any such access by Tenant shall be subject to reasonable rules and regulations established from time to time by Landlord in accordance with the terms of Section 13 above

C.                                     At all times during the Term, Tenant shall (i) maintain the Telecommunications and Related Equipment in clean, good and safe condition, and (ii) comply with all requirements of laws, ordinances, rules and regulations of all public authorities with respect to the Telecommunications and Related Equipment.  Tenant shall not install or operate the Telecommunications and Related Equipment in a manner that will interfere with the operation of any other antenna installed on the roof of the Building prior to the installation of the Telecommunications and Related Equipment, and Tenant shall use commercially reasonable efforts to avoid interference with other antennae installed on the roof of the Building [after the initial installation of the Telecommunications and Related Equipment], provided that such commercially reasonable efforts shall not require that Tenant be prevented from using the Telecommunications and Related Equipment for their intended purpose.  Tenant shall be responsible, at its sole cost, for repairs to the Building made necessary by reason of the refurbishing, installation, maintenance, operation or removal of the Telecommunications and Related Equipment or any replacements thereof.  At the expiration or earlier termination of the Term, Tenant shall remove the Telecommunications and Related Equipment from the Building.

D.                                    It is expressly understood that by granting Tenant rights under this Section 46, Landlord makes no representation as to the legality of such Telecommunications and Related Equipment or its installation.  In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of such Telecommunications and Related Equipment, Tenant shall remove or relocate such Telecommunications and Related Equipment at Tenant’s sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

E.                                      Subject to the terms of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys’ fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from any act or omission by Tenant or Tenant’s employees, agents, assignees, subtenants, contractors, clients, guests, licensees, customers or invitees with respect to the installation, use, operation, maintenance, repair or disassembly of such Telecommunications and Related Equipment and related equipment.

F.                                      The Telecommunications and Related Equipment may be used by Tenant and other permitted occupants of the Premises only in the conduct of their customary business.

G.                                     Tenant shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the Telecommunications and Related Equipment.  Landlord shall have no liability on account of any damage to or interference with the operation of the Telecommunications and Related Equipment except for physical damage caused by Landlord or any of its employees, agents or contractors, and Landlord expressly makes no representations or warranties with respect to the capacity for such Telecommunications and Related Equipment placed on the roof of the Building to receive or transmit signals.  The operation of the Telecommunications and Related Equipment shall be at Tenant’s sole and absolute risk.

47.                               RIGHT OF FIRST REFUSAL AND FIRST RIGHT OF AVAILABILITY.

A.                                   Right of First Refusal.  Subject to the terms of this Section 47A, Tenant shall have a right of first refusal to lease any space located on the eighth (8th) floor of the Building which is or becomes available for lease

A.1                             Procedure for Offer.  Landlord shall deliver notice to Tenant (the “First Refusal Notice”) from time to time of each bona-fide offer Landlord is willing to accept from an independent third party for all or any of the portion of the space on the eighth (8th) floor of the Building which is not then included in the Premises (the portion of the space on the eighth (8th) floor of the Building which is the subject of any such bona-fide offer is hereinafter referred to as the “First Refusal Space”). The First Refusal Notice shall describe the First Refusal Space (including, without limitation, Landlord’s determination of the rentable and usable square footage thereof) and shall set forth the terms of the subject bona fide offer which Landlord is willing to accept, which terms shall include the material terms for the subject transaction, including economic terms based on full service rental rates, operating expenses, allocations, free rent and no rent periods, costs reimbursable by Landlord, discounts, improvement allowances, other allowances and other inducements proposed for the subject First Refusal Space.  Tenant shall have the right to lease the space described in the First Refusal Notice upon the terms set forth in such notice; provided, however, at Tenant’s option, if at least two (2) years remain in the Term (as the same then exists, including any Renewal Period with respect to which Tenant has exercised its Renewal Option, even if said Renewal Period has not yet commenced), then the term for the subject First Refusal Space shall be coterminous with the Term. In the event Tenant elects to have the term for the subject First Refusal Space be coterminous with the Term, then the free rent and no rent periods, improvement allowances, other allowances and other inducements reflected in the subject First Refusal Notice shall be pro-rated based on the length of the term of the lease proposed for the First Refusal Space in the subject First Refusal Notice relative to the period beginning on the date upon which Landlord proposes to deliver the subject First Refusal Space as set out in the subject First Refusal Notice and the last day of the Term.

A.2                             Procedure for Acceptance.  If Tenant desires to exercise its right of first refusal to lease the space described in a First Refusal Notice, Tenant shall deliver to Landlord its notice of exercise within fifteen (15) days of Tenant’s receipt of the First Refusal Notice.  If Tenant timely exercises its right of first refusal as set forth herein, Landlord and Tenant shall, within ten (10) days after Landlord’s receipt of Tenant’s notice of exercise, execute an amendment to this Lease covering the space described in the subject First Refusal Notice.  If Tenant does not notify Landlord within the above-referenced fifteen (15) day period of Tenant’s election to lease the space described in the subject First Refusal Notice, then Landlord shall be free to lease the subject space to any independent third party which will deliver to Landlord a corresponding bona fide offer for the subject First Refusal Space at a net effective rent which is no more favorable than by a margin of five percent (5%) of the net effective rent which is contained in the applicable First Refusal Notice.  If Landlord wishes to offer the subject space on terms more favorable to the prospective tenant, than those contained in the applicable First Refusal Notice, by a margin of five percent (5%) or greater, then Landlord must first make such offer to Tenant by delivering another First Refusal Notice to Tenant setting forth such more favorable net effective rent, and Tenant shall have ten (10) business days from Tenant’s receipt of such First Refusal Notice to elect to lease the First Refusal Space upon the terms set forth in such First Refusal Notice.  If Tenant does not so timely elect to lease the space described in such First Refusal Notice, Landlord shall again be free to lease the subject space to any independent third party upon the terms set forth in the last First Refusal Notice delivered to Tenant.

Notwithstanding anything to the contrary set forth in this Section 47. A .2, if Landlord does not lease the space described in a First Refusal Notice within one hundred eighty (180) days after Tenant’s receipt of such First Refusal Notice, Landlord must again offer the subject space to Tenant in accordance with the right of first refusal granted to Tenant in this Section  47.A.2.  If a Material Default exists at the time Tenant delivers to Landlord notice of Tenant’s exercise of a right of first refusal set forth in this Section 47.A, then Landlord may elect to invalidate Tenant’s exercise of the subject right of first refusal by delivering notice (a “Invalidation Notice”) to Tenant within five (5) business days after receipt of Tenant’s notice of exercise.  If such Invalidation Notice (i) is timely and properly delivered by Landlord to Tenant in accordance to the terms of this Lease, (ii) describes the subject Material Default in reasonable detail, and (iii) states that Landlord has elected pursuant to that Invalidation Notice and the terms of this Section 47.A, to invalidate Tenant’s exercise of the subject right of first refusal under this Section 47.A, then Tenant’s notice of exercise of the subject right of first refusal shall be invalid; provided, however, such invalidation shall not prevent Tenant from later exercising any right of first refusal under this Section 47.A through the last day permitted for the same under this Section 47.A.  If Landlord fails to timely and properly deliver an Invalidation Notice in accordance with the foregoing with respect to the prior exercise by Tenant of a right of first refusal under this Section 47.A, then the earlier exercise by Tenant of its subject right of first refusal shall remain valid and in effect.  It is agreed that time shall be of the essence in Landlord’s delivery of an Invalidation Notice to Tenant in accordance with the foregoing, and if any such notice is not so timely and properly delivered within the period specified above, Tenant will rely to its detriment on Landlord’s failure to give such notice.

B.                                     First Right of Availability.  Tenant shall be entitled to request from Landlord from time to time a report (an “Availability Report”) with respect to the availability of space on the third (3rd), fourth (4th), seventh (7th), eighth (8th) and ninth (9th) floors of the Building, and the date as of which each such space will be available.  Space shall be “available” only to the extent it is not subject to expansion, extension, first offer, first refusal or any other rights of other tenants in the Building which do not contradict Tenant’s expansion options/rights under this Lease.  Landlord shall provide Tenant such report within ten (10) business days after Tenant delivers its request to Landlord.  Tenant shall have the option, exercisable by notice delivered to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s notice of available space in the Building, to add any such available space to the Premises as it first becomes available.  Any such available space shall be leased to Tenant at the Prevailing Market Rent for the same for a term coterminous with the balance of the then-current term of this Lease provided that two (2) years remain in the Term (as the same then exists, including any Renewal Period with respect to which Tenant has exercised its Renewal Option, even if said Renewal Period is not commenced) (or such shorter time period as may be necessary to prevent any conflict with another tenant’s rights to such space or to prevent a conflict with Tenant’s expansion options under Lease, if they have not expired). Notwithstanding anything to the contrary set forth in this Section 47.B.2, Tenant may not exercise during the fifth (5th) Lease Year or the sixth (6th) Lease Year its option to add available space to the Premises pursuant to this Section 47.B. unless Tenant has either waived or failed to timely exercise its right to terminate this Lease effective as of the last day of the seventh (7th) day Lease Year pursuant to Section 49 below, unless Tenant has either waived or failed to timely exercise its right to terminate this Lease with respect to a portion of the Premises effective as of the last day of the seventh (7th) Lease Year pursuant to Section 50 below.  Nothing contained herein shall reduce the amount of space subject to the expansion options granted to Tenant under this Lease.  If a Material Default exists at the time Tenant delivers to Landlord notice of Tenant’s exercise of an option/right set forth in this Section 47.B, then Landlord may elect to invalidate Tenant’s exercise of the subject option/right by delivering notice to Tenant within five (5) business days after receipt of Tenant’s notice of exercise.  If such Invalidation Notice (i) is timely and properly delivered by Landlord to Tenant in accordance with the terms of this Lease, (ii) describes the subject Material Default in reasonable detail, and (iii) states that Landlord has elected pursuant to that notice and the terms of this Section 47.B, to invalidate Tenant’s exercise of the subject option/right under this Section 47.B, then Tenant’s notice of exercise of the subject option/right shall be invalid; provided, however, such invalidation shall not prevent Tenant from later exercising any option/right under this Section 47.B through the last day permitted for the same under this Section 47.B.  It is agreed that time shall be of the essence in Landlord’s delivery of an invalidation notice to Tenant in accordance with the foregoing, and if any such notice is not so timely and properly delivered within the period specified above, Tenant will rely to its detriment on Landlord’s failure to give such notice.

C.                                     Nothing set forth in this Section shall be construed to give Tenant a superior right to lease any First Refusal Space or Available Space or any other space in the Building that is leased to another tenant and that is subject to any written option on the part of such other tenant to renew or extend the term thereof, so long as the subject space was previously offered to Tenant in accordance with the terms of this Section 47.  Landlord may proceed with negotiations with prospective tenants other than Tenant with respect to all of the First Refusal Space or Available Space in question, provided that Landlord may only enter into leases with respect to any such First Refusal Space or Available Space upon complying with all of the terms and conditions as set forth in this Section 47.

D.                                    Within thirty (30) days after Tenant gives notice to Landlord of the exercise of an option hereunder, Landlord and Tenant shall execute an amendment to this Lease setting forth the terms for as to the subject First Refusal Space or Available Space, as the case may be.  Notwithstanding the failure of either party to execute the above-referenced amendment within the above-referenced thirty (30) day period, both parties shall be bound by Tenant’s exercise of its right to lease the First Refusal Space or Available Space, as the case may be.

48.                               RESTRICTION OF USE BY CERTAIN SPECIALIZED HUMAN RESOURCES CONSULTING FIRMS OR HUMAN CAPITAL CONSULTING FIRMS.

Landlord hereby agrees that, so long as the Premises shall contain at least fifty-seven thousand (57,000) rentable square feet, it will not lease to, or knowingly permit occupancy of, any space in the Building to, or consent to any sublease or other agreement for use of space in the Building or assignment of a lease for space in the Building to any companies/firms listed on Exhibit N attached hereto and made a part hereof, as said Exhibit N may be modified by Tenant, from time to time, to add human resources consulting firms or human capital consulting firms specializing in benefits, healthcare, and human resource technology (a “Specialized Human Resources Consulting Firm or Human Capital Consulting Firm”) and in the case of any such modification, the restrictions set forth in this Section 48 shall apply to any such additional Specialized Human Resources Consulting Firm or Human Capital Consulting Firm beginning on the day after the date of Landlord’s receipt of such modified list; provided, however, that with respect to a proposed assignment of, or any sublease under, those certain leases for space in the Building between Landlord and (i) Nixon & Vanderhye, P.C. (the “Nixon Lease”) and (ii) ESI, Inc. (the “ESI Lease”) to any Specialized Human Resources Consulting Firm or Human Capital Consulting Firm, Landlord, subject to the following terms of this Section 48, shall be deemed to have fulfilled its obligations under this Section 48 if Landlord initially refuses to consent to any such assignment or sublease by written notice to the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable (the “Refusal Notice”), but later consents to same if the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable, contends that Landlord’s denial or withholding of its consent is unreasonable or discriminatory and Landlord concludes, in good faith and on the advice of counsel, that such contention of the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable, is not without any merit whatsoever; further provided, that in lieu of Landlord’s exercise of its right to approve a proposed sublease or proposed assignment pursuant to the Nixon Lease or the ESI Lease pursuant to this Section 48, if Landlord has the right, under the Nixon Lease or under the ESI Lease, as applicable, (A) in the case of a proposed sublease, to sublease the space which is the subject of the proposed sublease or terminate the Nixon Lease or ESI Lease, as applicable, with respect to such proposed sublet space, or (B) in the case of a proposed assignment, to take an assignment of, or terminate, the Nixon Lease or the ESI Lease, as applicable (any such right of Landlord with respect to the sublease by Landlord of any such space or the termination by Landlord of the Nixon Lease or the ESI Lease with respect to any such space being hereinafter referred to as the “Landlord’s Recapture Right”), then Tenant shall have the right to, in the case of a proposed sublease, sublease (or Lease the subject space from Landlord, as the case may be) the proposed sublet space upon the same terms and conditions as were set forth in the proposed sublease, and in the case of a proposed assignment of the Nixon Lease or the ESI Lease, Tenant shall have the right to accept such assignment of the Nixon Lease or the ESI Lease, as applicable (or lease the same from Landlord, as the case may be) upon the same terms and conditions as were proposed with respect to a third party.

Simultaneously with Landlord’s issuance of the Refusal Notice to the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable, Landlord shall notify Tenant of the proposed assignment or sublease to which the Refusal Notice pertains and shall advise Tenant in such notice whether or not Landlord has a Landlord’s Recapture Right with respect to such proposed assignment or sublease, and, if Landlord does have such a Landlord’s Recapture Right with respect to same, Landlord shall include in such notice to Tenant the terms and conditions set forth in the proposed sublease and the terms and conditions upon which the assignment of the Nixon Lease or the ESI Lease was proposed with respect to a third party, as applicable (such notice from Landlord to Tenant being hereinafter referred to as a “Landlord’s Section 48 Notice”).  Within five (5) business days following Tenant’s receipt of a Landlord’s Section 48 Notice, Tenant shall advise Landlord in writing (a “Tenant’s Section 48 Response”) as to which of the following options Tenant selects in the event that the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable, contends that Landlord’s denial or withholding of its consent, as set forth in the Refusal Notice, is unreasonable or discriminatory and that Landlord has concluded, in good faith and on the advice of counsel, that such contention of the tenant under the Nixon Lease or the tenant under the ESI Lease, as applicable, is not without any merit whatsoever:

(a)                                  if Landlord has advised Tenant in the Landlord’s Section 48 Notice that Landlord does not have a Landlord’s Recapture Right with respect to the proposed assignment of, or sublease under, the Nixon Lease or the ESI Lease, as applicable, then Tenant shall, at its sole option, in Tenant’s Section 48 Response, either (i) waive the provisions of this Section 48 which would prohibit such proposed assignment or sublease solely with respect to such proposed assignment or sublease, in which case Landlord shall not be obligated to disapprove or withhold its consent to such proposed assignment or sublease and shall not be entitled to the indemnification from Tenant provided for in this Section 48 with respect to such assignment or sublease, or (ii) advise Landlord that Tenant does not waive the provisions of this Section 48 with respect to such proposed assignment or sublease in Tenant’s Section 48 Response, solely with respect to such proposed assignment or sublease, in which case the indemnification provided for in this Section 48 shall apply if Landlord disapproves or withholds its consent to such proposed assignment or sublease; and

(b)                                 in the event that Landlord advises Tenant in Landlord’s Section 48 Notice that Landlord does have a Landlord’s Recapture Right with respect to the proposed assignment or sublease, Tenant shall, at its sole option, in Tenant’s Section 48 Response either (i) elect to accept a sublease upon the same terms and conditions as were set forth in the proposed sublease, as identified in the Landlord’s Section 48 Notice, or accept an assignment of the Nixon Lease or the ESI Lease, as applicable (or lease the same from Landlord, as the case may be) upon the same terms and conditions as were proposed with respect to a third party, and (ii) decline to enter into such sublease or accept such assignment, and if Tenant elects the option provided for in the immediately preceding clause (ii) of this clause (b), then Tenant shall simultaneously advise Landlord in Tenant’s Section 48 Response whether Tenant does or does not waive the provisions of this Section 48 with respect to such proposed assignment or sublease, solely with respect thereto, and if Tenant does not so waive the provisions of this Section 48 with respect to such proposed assignment or sublease, then the indemnification provided for in this Section 48 shall apply if Landlord disapproves or withholds its consent to such proposed assignment or sublease.

In the event that clause (a) above is applicable and Tenant does not make either of the elections required therein, then Tenant shall be deemed to have elected to not waive the provisions of this Section 48 with respect to the proposed sublease or assignment, in which case the indemnification provisions of this Section 48 shall apply.  In the event that clause (b) of this paragraph is applicable and Tenant does not make any of the elections set forth therein, then Tenant shall be deemed to have (x) elected not to exercise the right to sublease the proposed sublet space, or to accept an assignment of the Nixon Lease or the ESI Lease or to lease the subject space directly from Landlord (as the case may be) upon the terms and conditions set forth in an offer from a third party and (y) elected not to waive the provisions of this Section 48 with respect to the proposed sublease or assignment, in which case the indemnification provisions of this Section 48 shall apply.

In the event that (1)(x) Landlord does not have a Landlord’s Recapture Right with respect to a proposed assignment of, or sublease under, the Nixon Lease or the ESI Lease, as applicable, or (y)(i) Landlord does have a Landlord’s Recapture Right with respect to such proposed assignment of, or sublease under, the Nixon Lease or the ESI Lease, as applicable, and (ii) Tenant does not exercise its right as set forth in this Section 48 to sublease or lease the proposed sublease space upon the same terms and conditions as were set forth in the proposed sublease, or, in the case of a proposed assignment of the Nixon Lease or the ESI Lease, as applicable, does not accept such assignment of the Nixon Lease of the ESI Lease, as applicable, or lease the subject space from Landlord, as the case may be, upon the same terms and conditions as were proposed with respect to a third party, and, (2) in the case of any of the circumstances described in clause (x) or clause (y) of this sentence, Landlord disapproves or withholds its consent to the proposed assignment of, or sublease under, the Nixon Lease or the ESI Lease, as applicable; then, in such event, Tenant shall indemnify, defend and hold Landlord harmless in the event of any claim, action, suit or demand against Landlord, or any claims, liability, damages, costs or expenses (including, but not limited to, court costs and reasonable attorneys’ fees, but excluding any consequential damages) incurred by Landlord, as a result of any claim by the tenant under the Nixon Lease or the tenant under the ESI Lease to the extent based in whole or in part upon the restrictions on leasing set forth in this Section 48; provided, however, that in the event that Tenant notifies Landlord in a Tenant’s Section 48 Response, within the five (5) business day period following Tenant’s receipt of a Landlord’s Section 48 Notice, as set forth in the second paragraph of this Section 48, that Tenant has waived the provisions of this Section 48 which prohibit such proposed assignment or sublease solely with respect to such proposed assignment or sublease, then Landlord shall not be obligated to disapprove or withhold its consent to such proposed assignment or sublease and shall not be entitled to the indemnification from Tenant provided for in this Section 48 with respect to such assignment or sublease.  Landlord’s covenant as set forth in this Section 48 shall cease and terminate and be of no further force or effect if Tenant assigns this Lease except pursuant to Section 23.F. hereof. Landlord hereby represents and warrants to Tenant that as of the date of its execution of this Lease, it has not entered into any lease with a tenant which would violate the terms and provisions of this Section 48.

Landlord covenants and agrees, that, within fifteen (15) days following the date of this Lease, Landlord shall issue to the tenant under the Nixon Lease and the tenant under the ESI Lease letters advising each of said tenants that pursuant to a provision in each such tenant’s lease which is comparable to Section 30.C. of this Lease, Landlord has granted an exclusive right to Tenant to conduct in the Building the business of a human resources consulting firm or human capital consulting firm specializing in benefits, healthcare, and human resource technology.  Within five (5) business days following Landlord’s receipt of documentary evidence that both of such letters have been delivered, Landlord shall deliver to Tenant a written certification that such delivery has occurred, which certification shall be accompanied by a copy of the form of letter that was issued to the tenant under the Nixon Lease and the tenant under the ESI Lease.

49.                               TERMINATION OPTION.

Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, exercisable at Tenant’s sole option, to terminate this Lease, said right of Tenant to be exercisable by giving notice thereof (the “Termination Notice”) to Landlord, which Termination Notice shall set forth a date of termination (the “Termination Date”) which is specified to be the last day of the seventh (7th) Lease Year or the last day of the ninth (9th) Lease Year, and which notice shall be given, if at all, not later than eighteen (18) months prior to the Termination Date specified in the Termination Notice.  In the event that Tenant exercises its termination option hereunder, this Lease shall continue in full force and effect until the Termination Date, whereupon Tenant shall surrender possession of the Premises (including, but not limited to, any space leased by Tenant pursuant to Sections 41 and 47 hereof) in accordance with the provisions of this Lease, this Lease shall terminate with respect to the Premises (including, but not limited to, any space leased by Tenant pursuant to Sections 41 and 47 hereof) as if the Termination Date were the Lease Expiration Date set forth herein, and all Rent shall be prorated as of the Termination Date, and neither party shall have any obligations hereunder accruing after the Termination Date.  In the event Tenant exercises its termination option hereunder, then, on the date which occurs sixty (60) days prior to the Termination Date, Tenant shall pay to Landlord an amount equal to the sum of (a) the then unamortized sum (i.e., amortized over the initial twelve (12) year Term of this Lease, at the rate of eight percent (8%) per annum) of (i) the Tenant Allowance (as such term is defined in Exhibit C excluding any increase in the amount of same pursuant to the terms of Exhibit C or the terms of this Lease and any tenant allowance with respect to Expansion Space or Available Space, if any, paid by Landlord to Tenant, (ii) all reasonable brokerage commissions paid by Landlord with respect to this Lease and any amendments hereto and (iii) all reasonable attorneys’ fees paid by Landlord in connection with the preparation and negotiation of this Lease and any amendments hereto (which attorneys’ fees shall not exceed Twenty-Five Thousand Dollars ($25,000.00) with respect to the initial Lease); together with (b) the amount of six (6) times the amount of the Monthly Base Rent for the seventh Lease Year if the Termination Date is the last day of the seventh (7th) Lease Year, or the amount of three (3) times the amount of the Monthly Base Rent for the ninth (9th) Lease Year if the Termination Date is the last day of the ninth (9th) Lease Year (the items set forth in clauses (a) and (b) of this Section 49 being hereinafter collectively referred to as the “Termination Expenses”).  The Termination Expenses payable by Tenant to Landlord pursuant to the immediately preceding sentence shall be in addition to the Rent coming due between the date of the Termination Notice and the Termination Date.

50.                               CONTRACTION OPTION.

Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, exercisable at Tenant’s sole option, to terminate this Lease, effective as of the last day of the seventh (7th) Lease Year or the last day of the ninth (9th) Lease Year, with respect to up to two (2) floors in the Premises (such space with respect to which Tenant elects to terminate this Lease is hereinafter referred to as the “Contraction Space”).  Tenant may exercise such right by delivering notice thereof (the “Contraction Notice”) to Landlord, which Contraction Notice shall set forth a date of termination (the “Contraction Date”) which is specified to be the last day the seventh (7th) Lease Year or the last day of the ninth (9th) Lease Year, and which notice shall be given, if at all, not later than sixteen (16) months prior to the Contraction

Date specified in the Contraction Notice.  The Contraction Space shall (i) be located on the upper-most floors of the Building on which the Premises is located or on the lower-most floors of the Building on which the Premises is located, (ii) be contiguous space and (iii) with respect to any portion of the Contraction Space located on a floor upon which Tenant shall retain space as part of the Premises following the Contraction Date, the portion of the Premises which is not part of the Contraction Space located on such floor shall be in a location that is reasonably marketable following the deduction of the Contraction Space.  In the event that Tenant exercises its contraction option under this Section 50, (A) this Lease shall continue in full force and effect with respect to the Contraction Space until the Contraction Date, whereupon Tenant shall surrender possession of the Contraction Space in accordance with the provisions of this Lease, (B) this Lease shall terminate with respect to only the Contraction Space as if the Contraction Date were, as to the Contraction Space, the Lease Expiration Date set forth herein, and (C) all Rent pursuant to Section 5 hereof with respect to the Contraction Space shall be prorated as of the Contraction Date, and neither party shall have any obligations hereunder accruing after the Contraction Date with respect to the Contraction Space.  In the event Tenant exercises its contraction option under this Section 50, then Tenant shall pay to Landlord on the date which occurs sixty (60) days prior to the Contraction Date, the following amounts:

(I).                                 with respect to the Premises initially demised under this Lease (the “Initial Premises”), but not any Expansion Space, First Refusal Space or Available Space which is leased by Tenant (hereinafter collectively referred to as “Future Leased Space”), an amount equal to the sum of (a) the then unamortized sum (i.e., amortized over the initial twelve (12) year Term of this Lease, at the rate of eight percent (8%) per annum) of the Pro Rata Portion (as hereinafter defined) of (i) the Tenant Allowance (as defined in Exhibit C) as to the Initial Premises paid by Landlord to Tenant, (ii) all reasonable brokerage commissions paid by Landlord with respect to this Lease and any amendments hereto which relate to the Initial Premises, excluding amendments which relate to Future Leased Space, and (iii) all reasonable attorneys’ fees paid by Landlord in connection with the preparation and negotiation of this Lease (which attorneys’ fees shall not exceed Twenty-Five Thousand Dollars ($25,000.00)) with respect to this Lease); and

(II).                             with respect to all Future Leased Space, an amount equal to the sum of (a) the then unamortized sum [i.e., amortized over the term of this Lease with respect to the particular portion of the Future Leased Space at issue, at the rate of eight percent (8%) per annum] of the Pro Rata Portion (as hereinafter defined) of (i) any tenant allowance with respect to such Future Leased Space paid by Landlord to Tenant, (ii) all reasonable brokerage commissions paid by Landlord with respect to such Future Leased Space, and (iii) all reasonable attorneys’ fees paid by Landlord in connection with the preparation and negotiation of any amendment to this Lease with respect to such Future Leased Space;

together with (b) (i) the amount of two (2) times the amount of the Monthly Base Rent for the seventh (7th) Lease Year) allocable to the Contraction Space in the event the Contraction Date is the last day of the seventh (7th) Lease Year, or (ii) the amount of the Monthly Base Rent for one month for the ninth (9th) Lease Year allocable to the Contraction Space if the Contraction Date is the last day of the ninth (9th) Lease Year and (c) (i) in the event that the Contraction Date is the last day of the seventh (7th) Lease

Year, an amount which is equal to 60/144ths of the Tenant’s Current Leases Termination Amount (as defined in Section 52 hereof), or (ii) in the event that the Contraction Date is the last day of the ninth (9th) Lease Year, an amount which is equal to 36/144ths of the Tenant’s Current Leases Termination Amount (the items set forth in clauses (a), (b) and (c) of this Section 50 being hereinafter collectively referred to as the “Contraction Expenses”).  As used in this Section 50, the term “Pro Rata Portion” shall mean with respect to the Initial Premises, a fraction, the numerator of which is the rentable square footage of the Contraction Space which is included in the Initial Premises and the denominator of which is the rentable square footage comprising the Premises as of the Lease Commencement Date or, should a remeasurement of such Initial Premises occur pursuant to Section 1.B. hereof, then as of the date that the remeasured rentable square footage of the Initial Premises is finally determined, and, with respect to any Future Leased Space, a fraction, the numerator of which is the rentable square footage of the Contraction Space which is included in the Future Leased Space and the denominator of which is the rentable square footage comprising the portion of the Future Leased Space as to which such Pro Rata Portion is applicable.  The Contraction Expenses payable by Tenant to Landlord pursuant to the immediately preceding sentence shall be in addition to the Rent coming due between the date of the Contraction Notice and the Contraction Date.  In the event Tenant exercises its option to contract the Premises under this Section 50 with respect to a portion of the Premises located on a floor of the Building upon which Tenant will retain space as part of the Premises located on such floor following the Contraction Date, then Tenant shall be responsible to construct Common Areas on the subject floor to a reasonable standard, at Tenant’s sole expense.

51.                               RESTRICTION OF USE BY GSA.

Tenant hereby agrees that it shall not, at any time during the Term, assign this Lease to, or sublease or license the use of any portion of the Premises to, the United States General Services Administration (“GSA”) or any agency or entity on whose behalf GSA negotiates or executes leases or any federal agency which has independent leasing authority (each of the foregoing being referred to in this Lease as a “GSA Tenant”).

52.                               PAYMENT OF TENANT’S TERMINATION FEE UNDER TENANT’S CURRENT LEASES.

Landlord acknowledges that Tenant in connection with the exercise by Tenant of its rights to terminate Tenant’s Current Leases in accordance with their terms, has an obligation to pay, pursuant to Tenant’s Current Leases, as defined in Section 2.F.(4) hereof, a termination fee of Three Million One Hundred Sixty-Three Thousand Three Hundred Seventy-Eight and 88/100 Dollars ($3,163,378.88) (the “Tenant’s Current Leases Termination Amount”).  Notwithstanding anything to the contrary contained in this Lease, Landlord shall pay to Tenant on or before said January 10, 2005, the Tenant’s Current Leases Termination Amount.  Tenant covenants and agrees that, following Tenant’s receipt of said payment from Landlord, Tenant shall pay the Tenant’s Current Leases Termination Amount to the landlord under Tenant’s Current Leases not later than the time required under Tenant’s Current Leases, and, following such payment by Tenant pursuant to Tenant’s Current Leases, Tenant shall, on or before February 10, 2005, deliver to Landlord evidence of such payment, either in the form of a receipt, a copy of Tenant’s check therefor or a copy of the confirmation of the wire transfer therefor, as the case may be.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease under seal as of the day and year first above written.

WITNESS:		LANDLORD:

ARLINGTON OFFICE, L.L.C.,
a Delaware limited liability company

		By:		JBG/Company Manager, L.L.C.,
a Delaware limited liability company
Its Managing Member

By:	/s/ Sharon M. Oliver		By:	/s/ Brian P. Coulter	[SEAL]
Name:	Sharon M. Oliver			Brian P. Coulter
Managing Member

WITNESS:		TENANT:

WATSON WYATT & COMPANY,
a Delaware corporation

By:	/s/ Michael Brendes	By:		/s/ Carl D.. Mautz	[SEAL]
Name:	Michael Brendes			Carl D.. Mautz
Vice President and Chief Financial Officer

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